UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
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VOLCANO CORPORATION
(Name of Registrant as Specified In Its Charter)
N/A
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VOLCANO CORPORATION
3661 Valley Centre Drive, Suite 200
San Diego, CA 92130
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 15, 2013
Dear Stockholder:
You are cordially invited to attend the 2013 annual meeting of stockholders of Volcano Corporation, a Delaware corporation (or Volcano, the Company, us or we). The meeting will be held on Wednesday, May 15, 2013, at 8:00 a.m. local time at the offices of the Company, 3661 Valley Centre Drive, Suite 200, San Diego, CA 92130, for the following purposes:
1. To elect the three directors named in the accompanying proxy statement to hold office until the 2016 annual meeting of stockholders.
2. To ratify, on an advisory basis, the appointment of Dr. Siddhartha Kadia to our Board of Directors to fill a vacancy in Class II, to hold office until the 2014 annual meeting of stockholders.
3. To approve our Amended and Restated 2005 Equity Compensation Plan, as set forth in the accompanying proxy statement.

4.
To approve, pursuant to NASDAQ Stock Market Rule 5635, the potential issuance of our common stock upon the exercise of warrants issued by us in connection with our recent sale of 1.75% Convertible Senior Notes due 2017.

5.	To ratify the selection by the Audit Committee of the Board of Directors of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.
6. To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the accompanying proxy statement.
7. To conduct any other business properly brought before the meeting.
These items of business are more fully described in the proxy statement accompanying this notice.
The record date for the annual meeting is March 28, 2013. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.
Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders To Be Held on May 15, 2013.
The proxy statement and our annual report to stockholders
can be accessed electronically at http://www.volcanocorp.com.
By Order of the Board of Directors,
Sincerely,

Darin M. Lippoldt
Executive Vice President, General Counsel, Chief Compliance Officer and Secretary
San Diego, California
April ---, 2013
You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote your shares. If you received a proxy card or voting instruction card by mail, you may submit your proxy card or voting instruction card by completing, signing, dating and mailing your proxy card or voting instruction card in the envelope provided or vote over the telephone or the internet as instructed in these materials. Any stockholder attending the meeting may vote in person, even if you have already returned a proxy card or voting instruction card or voted via telephone or internet. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

VOLCANO CORPORATION
3661 Valley Centre Drive, Suite 200
San Diego, CA 92130

PROXY STATEMENT
FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS
To be held on May 15, 2013
INFORMATION CONCERNING SOLICITATION AND VOTING
Our Board of Directors is soliciting proxies for our 2013 annual meeting of stockholders to be held on Wednesday, May 15, 2013, at 8:00 a.m. local time at the offices of the Company, 3661 Valley Centre Drive, Suite 200, San Diego, CA 92130.
We intend to mail the proxy materials, including this proxy statement, proxy card or voting instruction card and our annual report to stockholders, on or about April ---, 2013 to all stockholders of record entitled to vote at the annual meeting on March 28, 2013. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.
QUESTIONS AND ANSWERS
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on March 28, 2013 are entitled to vote at the annual meeting. On this record date, there were 54,483,558 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If, on March 28, 2013, your shares were registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or you may vote by proxy. Whether or not you plan to attend the meeting, the Company urges you to vote your shares. If you received a proxy card or voting instruction card by mail, you may submit your proxy card or voting instruction card by completing, signing, dating and mailing your proxy card or voting instruction card in the envelope provided.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If, on March 28, 2013, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of the close of business on March 28, 2013.
Why did I receive a full set of proxy materials in the mail instead of a Notice?
We are providing to each of our stockholders of record and our beneficial owners paper copies of the proxy materials instead of a Notice for this year's Annual Meeting. If you are a beneficial owner and would like to reduce the environmental impact and the costs incurred by us in mailing proxy materials, you may elect to receive all future proxy materials electronically via email or the Internet, by following the applicable procedure below:
Beneficial Owners-If your shares are held in street name, you can choose to receive our future proxy materials electronically by visiting http://www.proxyvote.com. Your choice to receive proxy materials electronically will remain in effect until you instruct us otherwise, by following the instructions contained in your Notice and visiting http://www.proxyvote.com, sending an electronic mail message to sendmaterial@proxyvote.com or calling 1-800-579-1639.

What am I voting on?
There are six matters scheduled for a vote:
Proposal 1-Election of the three directors named in this proxy statement to hold office until the 2016 annual meeting of stockholders.
Proposal 2-Ratification, on an advisory basis, of the appointment of Dr. Siddhartha Kadia to our Board of Directors to fill a vacancy in Class II, to hold office until the 2014 annual meeting of stockholders.
Proposal 3-Approval of our Amended and Restated 2005 Equity Compensation Plan, as set forth in the accompanying proxy statement.
Proposal 4-Approval, pursuant to NASDAQ Stock Market Rule 5635, of the potential issuance of our common stock upon the exercise of warrants issued by us in connection with our recent sale of 1.75% Convertible Senior Notes due 2017.
Proposal 5-Ratification of the selection by the Audit Committee of the Board of Directors of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.
Proposal 6-Approval, on an advisory (nonbinding) basis, of the compensation of our named executive officers, as disclosed in this proxy statement.
In addition, you are entitled to vote on any other matters that are properly brought before the annual meeting.
How do I vote?
Proposal 1-You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify.
Proposals 2, 3, 4, 5 and 6-You may vote “For” or “Against” or abstain from voting.
The procedures for voting are fairly simple:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote in person at the annual meeting or you may vote by proxy using the proxy card. Whether or not you plan to attend the meeting, the Company urges you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•
In Person. To vote in person, come to the annual meeting and the Company will give you a ballot when you arrive. Even if you plan to attend the annual meeting, we urge you to vote by proxy prior to the annual meeting to ensure your vote is counted. Driving directions to the Annual Meeting are available at www.volcanocorp.com.

•
By Proxy Card or Voting Instruction Card. If you are a stockholder of record and you received printed proxy materials, you may submit your proxy by mail by completing, signing and dating your proxy card or, for shares held beneficially in street name, by following the voting instructions included by your stockbroker, trustee or nominee, and mailing the proxy card or voting instruction card promptly in the enclosed envelope. If you provide specific voting instructions to the Company before the annual meeting, your shares will be voted as you have instructed.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instructions form to ensure that your vote is counted. The broker, bank or other agent holding your shares may allow you to deliver your voting instructions by telephone or over the Internet. If your voting instructions do not include telephone or Internet instructions, please complete and return your voting instructions form promptly by mail. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

What if I return a proxy card but do not make specific choices?
If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of the three nominees for director named in this proxy, “For” ratification, on an advisory basis, of the appointment of Dr. Siddhartha Kadia to our Board of Directors to fill a vacancy in Class II, to hold office until the 2014 annual meeting of stockholders, “For” the approval of our Amended and Restated 2005 Equity Compensation Plan, “For” the approval, pursuant to NASDAQ Stock Market Rule 5635, of the potential issuance of our common stock upon the exercise of warrants issued by us in connection with our recent sale of 1.75% Convertible Senior Notes due 2017, “For” the ratification of the Audit Committee's selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013 and “For” the approval of the compensation of our named executive officers as disclosed in this proxy statement. If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Who is paying for this proxy solicitation?
Volcano will pay for the entire cost of soliciting proxies. In addition to mailed proxy materials, our directors and employees (who will receive no compensation in addition to their regular salaries) may also solicit proxies in person, by telephone or by other means of communication. Volcano may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one set of proxy materials in the mail?
If you receive more than one set of proxy materials and proxy card, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each proxy card to ensure that all of your shares are voted. If you would like to modify your instructions so that you receive one proxy card for each account or name, please contact your broker, bank or other agent.
Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card or voting instruction card with a later date.

•	You may send a timely written notice that you are revoking your proxy to our Secretary at 3661 Valley Centre Drive, Suite 200, San Diego, CA 92130.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.
Your most current proxy card is the one that is counted. If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank, including, if permitted by such broker or bank, submitting another proxy by telephone or Internet after you have already provided an earlier proxy.
When are stockholder proposals due for next year's annual meeting?
Our stockholders may submit proposals on matters appropriate for stockholder action at meetings of our stockholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For such proposals to be included in our proxy materials relating to our 2014 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and your proposal must be submitted in writing by November 16, 2013, to our Secretary at 3661 Valley Centre Drive, Suite 200, San Diego, CA 92130. However, if our 2014 annual meeting of stockholders is not held between April 15, 2014 and July 14, 2014, then the deadline will be a reasonable time prior to the time we begin to print and mail our proxy materials.
Subject to further requirements described in our Bylaws, if you wish to submit a proposal that is not to be included in next year's proxy materials or nominate a director, you must notify our Secretary, in writing, no sooner than November 16, 2013 (120 days prior to the anniversary date of the preceding year's annual meeting of stockholders) and no later than the close of business on February 14, 2014 (90 days prior to the anniversary date of the preceding year's annual meeting of stockholders); provided, however, that if the 2014 annual meeting of stockholders is not held between April 15, 2014 and July 14, 2014, to be timely, notice by the stockholder must be delivered not later than the last to occur of the close of business on (1) the 90th day prior to the 2014 annual meeting of stockholders or (2) the tenth day following the day on which public announcement of the date of the 2014 annual meeting of stockholders is first made. You should review our Bylaws, which contain additional requirements regarding advance notice of stockholder proposals and director nominations. The chairman of the 2014 annual meeting of stockholders may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withheld” votes with respect to Proposal 1, “For” and “Against” votes with respect to Proposals 2, 3, 4, 5 and 6, abstentions and broker non-votes. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the annual meeting. Abstentions and broker non-votes have no effect and will not be counted towards the vote total for any proposal.
What are “broker non-votes”?
Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, which may govern brokers or nominees holding shares of our stock, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals and elections of directors, even if not contested.
How many votes are needed to approve each proposal?
Proposal 1-Election of directors. Each director shall be elected by the vote of a majority of the votes cast with respect to the director. A majority of the votes cast means that the number of shares voted “For” a director exceeds the number of votes cast “Withheld” for that director. Abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on its outcome.
Proposal 2 - Advisory vote to ratify appointment of Dr. Kadia. This advisory proposal will be approved if a majority of the votes cast are in favor of the proposal. As a result, abstentions and broker non-votes will have no effect on the vote outcome.
Proposal 3-Approval of our Amended and Restated 2005 Equity Compensation Plan. This proposal must be approved by a majority of the votes cast. As a result, abstentions and broker non-votes will have no effect on the vote outcome.
Proposal 4-Approval of the potential issuance of common stock upon the exercise of warrants. This proposal must be approved by a majority of the votes cast. As a result, abstentions and broker non-votes will have no effect on the vote outcome.
Proposal 5-Ratification of independent registered public accounting firm. This proposal must be approved by a majority of the votes cast. As a result, abstentions and broker non-votes will have no effect on the vote outcome.
Proposal 6-Advisory vote on executive compensation. This advisory proposal will be approved if a majority votes cast are voted in favor of the proposal. As a result, abstentions and broker non-votes will have no effect on the vote outcome.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the meeting in person or represented by proxy. On the record date, there were 54,483,558 shares outstanding and entitled to vote.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. If there is no quorum, the chairman of the meeting or holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

What proxy materials are available on the internet?
The proxy statement, Form 10-K and annual report to stockholders are available at www.volcanocorp.com.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1
ELECTION OF DIRECTORS
Our Board of Directors is divided into three classes. Each class has a three-year term. Vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director's successor is elected and qualified. There are no family relationships, of first cousin or closer, among our directors and executive officers by blood, marriage or adoption.
Mr. Onopchenko resigned from the Board of Directors on March 29, 2013 to become our Executive Vice President, Strategy, Business Development and Integration.   On the same date,  the Board of Directors, upon the recommendation of the Governance and Compliance Committee, appointed Siddhartha Kadia, Ph.D. to the Board of Directors to fill the vacancy created by Mr. Onopchenko's resignation, approved an increase to the number of directors in Class II to three members and a reduction of the number of directors in Class I to three members.
Therefore, our Board of Directors presently has nine members and there are no vacancies. There are currently three directors in Class I, the class of directors whose term of office expires at the 2013 annual meeting of stockholders, each of whom is standing for reelection- Kieran T. Gallahue, Alexis V. Lukianov and Eric J. Topol, M.D. Each of Mr. Gallahue, Mr. Lukianov and Dr. Topol is currently a member of our Board of Directors. If elected at the annual meeting, each of these nominees would serve until the 2016 annual meeting and until his successor is elected and has qualified, or, if sooner, until the director's death, resignation or removal. Pursuant to our Stockholder Communication Policy, all nominees or directors standing for election at an annual meeting of stockholders are expected to attend such annual meeting to provide stockholders with an opportunity to address the respective nominees or directors in person. All of our then-current directors, R. Scott Huennekens, Kieran T. Gallahue, Lesley H. Howe, Alexis V. Lukianov, Ronald A. Matricaria, Roy T. Tanaka, John Onopchenko, Eric J. Topol, M.D. and Leslie V. Norwalk, attended the 2012 annual meeting of stockholders.
Directors are elected by a majority of the votes cast by the holders of outstanding shares of our stock entitled to vote on the election of directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by the Company. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee named herein will be unable to serve.
The following is a brief biography of each nominee and each director whose term will continue after the 2013 annual meeting of stockholders and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Corporate Governance and Compliance Committee to recommend that person to continue to serve on the Board of Directors, as of the date of this proxy statement.
Class I Director Nominees for Election for a Three-Year Term Expiring at the 2016 Annual Meeting of Stockholders
Kieran T. Gallahue
Kieran T. Gallahue, age 49, has served as a member of our Board of Directors since July 2007. Since February 2011, Mr. Gallahue has served as Chairman and Chief Executive Officer of CareFusion Corporation, a publicly-traded, leading global medical technology company. From January 2008 to February 2011, Mr. Gallahue served as Chief Executive Officer and a director of ResMed Inc., a publicly-traded developer, manufacturer and marketer of products for the treatment of sleep-disordered breathing and other respiratory disorders. From September 2004 to February 2011, Mr. Gallahue also served as President (ResMed Global) of ResMed Inc. From January 2003 to September 2004, Mr. Gallahue served as President and Chief Operating Officer (ResMed Americas) of ResMed Inc. From 1997 to 2003, Mr. Gallahue served in various capacities with Nanogen, Inc., a DNA research and medical diagnostics company, including as President, Chief Financial Officer and Vice President of Strategic Marketing. Prior to 1997, he held a variety of sales, marketing and financial roles at Instrumentation Laboratory, Procter & Gamble and the General Electric Company. In concluding that Mr. Gallahue should be nominated for re-election to serve as a director, the Corporate Governance and Compliance Committee considered Mr. Gallahue's academic qualifications as well as his strong foundation, rich operational and industry experience and, in particular, his extensive executive leadership positions with CareFusion, ResMed and Nanogen, all of which are particularly important as the Company continues to expand its business and operations. Mr. Gallahue holds a B.S. from Rutgers University and an M.B.A. from Harvard Business School.
Alexis V. Lukianov

Alexis V. Lukianov, age 57, has served as a member of our Board of Directors since December 2007. Since July 1999, Mr. Lukianov has served NuVasive, Inc. as its President, Chief Executive Officer and a director and, since February 2004, Mr. Lukianov has served as Chairman of the Board of Directors and Chief Executive Officer of NuVasive, Inc. NuVasive, Inc. is a publicly-traded medical device company focused on the design, development and marketing of products for the surgical treatment of spine disorders. From April 1996 to April 1997, Mr. Lukianov was a founder of, and served as Chairman of the Board of Directors and Chief Executive Officer of, BackCare Group, Inc., a spine physician practice management company. From January 1990 to October 1995, Mr. Lukianov held a variety of senior executive positions, including President, with Medtronic Sofamor Danek, Inc., a developer and manufacturer of medical devices to treat disorders of the cranium and spine and a subsidiary of Medtronic, Inc., a publicly-traded medical technology company. Mr. Lukianov also serves on the boards of BIOCOM, Medical Device Manufacturers Association and Ophthonix, Inc., a privately-held company focused on vision correction technology. In concluding that Mr. Lukianov should be nominated for re-election to serve as a director, the Corporate Governance and Compliance Committee considered Mr. Lukianov's thirty years of experience with medical device companies, including his current role as Chairman of the Board of Directors and Chief Executive Officer of a publicly-traded medical device company, to be an invaluable asset to the Board of Directors as the Company continues to expand its business and operations.
Eric J. Topol, M.D.
Eric J. Topol, M.D., age 58, has served as a member of our Board of Directors since October 2011. Since January 2007, Dr. Topol has served as the Director of the Scripps Translational Science Institute, a National Institutes of Health funded program of the Clinical and Translational Science Award Consortium. He is Professor of Genomics at the Scripps Research Institute, the Chief Academic Officer of Scripps Health and a senior consulting cardiologist at Scripps Clinic. Prior to Scripps, Dr. Topol served on the faculty of Case Western as a professor in genetics, chaired the Department of Cardiovascular Medicine at Cleveland Clinic for 15 years and founded the Cleveland Clinic Lerner College of Medicine. Dr. Topol formerly served on the Scientific Advisory Board of Cardionet, Inc., and currently serves on the board of directors of DexCom, Inc., a wireless health technology company, and Sotera Wireless, Inc., a privately held company. In concluding that Dr. Topol should be nominated for re-election to serve as a director, the Corporate Governance and Compliance Committee considered that, as a practicing cardiologist and academic and thought leader in cardiology, Dr. Topol is uniquely situated to provide the Board of Directors with guidance on our technology, clinical and market development and that these attributives will allow him to continue to make an effective contribution to the Board of Directors. Dr. Topol holds a B.A. from the University of Virginia and an M.D. from the University of Rochester.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” EACH NAMED NOMINEE.
Class II Directors Continuing in Office Until the 2014 Annual Meeting of Stockholders
Siddhartha Kadia, Ph.D.
Siddhartha Kadia, age 43, has served as a member of our Board of Directors since March 2013. Since April 2011, Dr, Kadia has served as President of Life Technologies Greater China, a subsidiary of Life Technologies Corporation, a publicly-traded global biotechnology company. From April 2010 to April 2011 Dr. Kadia served as the President of Life Technologies Japan Ltd., and prior to that, served in other roles within Life Technologies, including Chief Operating Officer of Life Technologies Japan Ltd, a position he held from June 2009 to March 2010, and as Chief Marketing Officer, a position he held from July 2008 to June 2009. From July 2005 to July 2008, he served in numerous roles at Invitrogen Corporation, a publicly-traded biotechnology company that was merged with Applied Biosystems Inc. in 2008 to form Life Technologies, including most recently as Corporate Vice President, Global Marketing and eBusiness, a position he served in from June 2007 until July 2008. Before joining Invitrogen Corporation in 2005, Dr. Kadia served as an Engagement Manager and Senior Associate at McKinsey & Company and, prior to McKinsey, was a post doctoral fellow at Johns Hopkins University School of Medicine. Dr. Siddhartha grew up in India and has lived and worked in the US, Europe, Japan and China. The Corporate Governance and Compliance Committee believes that Dr. Kadia's experiences, particularly his general management experience in the life sciences, his education, and his international management experience, especially in Asia and in developing countries, position him to make an effective contribution to the Board of Directors. Dr. Siddhartha holds a Ph.D. in Biomedical Engineering from Johns Hopkins University, a Master's in Biomedical Engineering from Rutgers University and a B.E. in Electronics and Telecommunications from Gujarat University in India.
Leslie V. Norwalk
Leslie V. Norwalk, age 47, has served as a member of our Board of Directors since October 2011. Since 2007, she has served as Strategic Counsel to Epstein Becker & Green, P.C., a law firm, and two consulting agencies: EBG Advisors and National Health Advisors. She also is a principal in Norwalk & Associates, a law firm. Ms. Norwalk serves as an advisor to three private equity firms-Warburg Pincus, Ferrer Freeman & Company and Enhanced Equity Fund-and sits on the boards of directors of multiple private entities. Ms. Norwalk served the George W. Bush Administration as the Acting Administrator for the Centers for Medicare & Medicaid Services (CMS), where she managed the day-to-day operations of Medicare, Medicaid, State Child Health Insurance Programs, the survey and certification of health care facilities and other federal health care initiatives. For four years prior to that, she was the agency's Deputy Administrator, responsible for the implementation of the hundreds of changes made under the Medicare Modernization Act, including the Medicare Prescription Drug Benefit. Prior to serving the Bush Administration, she practiced law in the Washington, D.C. office of Epstein Becker & Green, P.C., where she advised clients on a variety of health policy matters. She also served in the first Bush Administration in the White House Office of Presidential Personnel and the Office of the U.S. Trade Representative. The Corporate Governance and Compliance Committee believes that Ms. Norwalk's experiences, particularly in key roles at CMS, and her deep knowledge of healthcare policy and compliance position her to make an effective contribution to the Board of Directors. Ms. Norwalk earned a J.D. degree from the George Mason University School of Law and a bachelor's degree in economics and international relations from Wellesley College.
Roy T. Tanaka
Roy T. Tanaka, age 65, has served as a member of our Board of Directors since April 2009. From 2004 through 2008, Mr. Tanaka served as the Worldwide President of Biosense Webster, Inc. for Johnson & Johnson. Mr. Tanaka joined Johnson & Johnson as the U.S. President of Biosense Webster, Inc. in 1997. From 1992 to 1997, he served in a variety of senior management positions at Sorin Biomedical, Inc., including President and Chief Executive Officer. From 1989 to 1992, Mr. Tanaka served in vice president roles with Shiley, a division of Pfizer, Inc. Mr. Tanaka was formerly a director of Tomotherapy, Inc., a publicly traded medical device company. The Corporate Governance and Compliance Committee believes that Mr. Tanaka's aforementioned professional and management experience within the life sciences industry, as well as his academic qualifications and his former service as a director of a publicly traded medical device company position him to make an effective contribution to the Board of Directors. Mr. Tanaka received a B.S. in Mechanical Engineering from Purdue University and an M.B.A. from Illinois Benedictine College.
Class III Directors Continuing in Office Until the 2015 Annual Meeting of Stockholders
R. Scott Huennekens
R. Scott Huennekens, age 48, has served as our President and Chief Executive Officer and as a member of our Board of Directors since April 2002. From January 2000 to March 2002, Mr. Huennekens served as the President and Chief Executive Officer of Digirad Corporation, a medical imaging company. The Corporate Governance and Compliance Committee believes that Mr. Huennekens' management role at the Company over the past eleven years, educational background, proven leadership abilities and operational and industry experience position him to make an effective contribution to the Board of Directors. Mr. Huennekens holds a B.S. in Business Administration from the University of Southern California and an M.B.A. from Harvard Business School.
Lesley H. Howe
Lesley H. Howe, age 68, has served as a member of our Board of Directors since October 2005. From December 2001 until May 2007, he served as Chief Executive Officer at Consumer Networks LLC, an Internet marketing and promotions company. Mr. Howe currently serves on the boards of directors of Jamba, Inc., an owner and operator of fresh juice and smoothie retail stores, and NuVasive, Inc., a medical technology company. He previously served on the board of directors of P.F. Chang's China Bistro, Inc. From July 1967 to September 1997, Mr. Howe held several positions at KPMG LLP, an international auditing and accounting firm, and served as Area Managing Partner/Managing Partner of their Los Angeles office from May 1994 to September 1997. The Corporate Governance and Compliance Committee believes that Mr. Howe's eclectic professional background and extensive experience serving as a director on the boards of many prominent companies position him to make an effective contribution to the Board of Directors. Mr. Howe's financial background, in terms of both his academic qualifications and his experience at KPMG LLP, is especially valuable in his position as the chairman of the Audit Committee and qualifies him as an “audit committee financial expert.” Mr. Howe holds a B.S. in Accounting from the University of Arkansas and is a certified public accountant (inactive).
Ronald A. Matricaria
Ronald A. Matricaria, age 70, has served as a member of our Board of Directors since October 2005 and as our lead independent director and Chairman of the Board of Directors since January 1, 2009. He has over 35 years of medical device and pharmaceutical experience at St. Jude Medical, Inc. and Eli Lilly and Company, Inc. From April 1993 to May 1999, he served as President and Chief Executive Officer of St. Jude Medical, Inc. and served as Chairman of the Board of Directors from January 1995 to December 2002. Prior to joining St. Jude Medical, Mr. Matricaria spent 23 years with Eli Lilly and Company, Inc. His last position was Executive Vice President of the Pharmaceutical Division of Eli Lilly and Company and President of its North American operations. He also served as President of Eli Lilly International Corporation, as well as President of its Medical Device Division. Mr. Matricaria currently serves on the boards of Life Technologies Corporation, a life sciences company, and Phoenix Children's Hospital. He previously served as Chairman of the Board of Directors for Kinetic Concepts, Inc, a medical technology company. The Corporate Governance and Compliance Committee believes that Mr. Matricaria's aforementioned leadership and extensive healthcare industry and board experience, as well as his educational background, position him to make an effective contribution to the Board of Directors. Mr. Matricaria holds a bachelor's degree in pharmacy from the Massachusetts College of Pharmacy and was awarded an honorary Doctor of Science degree in pharmacy, as well as an honorary PharmD degree, in recognition of his contributions to the practice of pharmacy.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF DIRECTOR
According to our bylaws, vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy in a class, including a vacancy created by a director's resignation, shall serve for the remainder of the full term of that class and until the director's successor is elected and qualified. On March 29 2013, the Board of Directors appointed Siddhartha Kadia, Ph.D. to the Board of Directors to fill the vacancy created by Mr. Onopchenko's resignation.
Because our Bylaws require that each of the three classes of directors be as near to equal in size as possible, the Board was unable to appoint Dr. Kadia to the class of the directors that is up for election at our 2013 annual meeting of stockholders. Dr. Kadia was appointed to fill a vacancy in Class II, to hold office until the 2014 annual meeting of stockholders, until his successor is duly elected and qualified, or, if sooner, until his death, resignation or removal. However, the Corporate Governance and Compliance Committee and the full Board believe that, in keeping with our commitment to good corporate governance practices, it is appropriate for the appointment of Dr. Kadia to be ratified by the stockholders in an advisory manner at the first opportunity. Therefore the Board of Directors adopted a resolution to have our stockholders vote, on an advisory basis, to ratify the appointments of Dr. Kadia to the Board of Directors. If less than a majority of the votes cast at the 2013 annual meeting of stockholders with respect to this proposal 2 approve the ratification, the Chairman of the Board will request that Dr. Kadia submit his resignation from the Board of Directors for consideration. In that situation, the Corporate Governance and Compliance Committee has been tasked with considering such resignation and making a recommendation to the whole Board of Directors as to whether to accept or reject such resignation. If the Board of Directors accepts such resignation, Dr. Kadia would no longer be a member of our Board of Directors and the Board of Directors may appoint a replacement to fill the vacancy or decrease the number of directors to eliminate the vacancy. If the Board of Directors rejects such resignation, we will publically disclose that decision and the rationale behind it.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” PROPOSAL 2.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Role of the Board of Directors in Risk Oversight
One of the Board's key functions is informed oversight of the Company's risk management processes. The Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole, as well as through various Board of Directors committees that address risks inherent in their respective areas of oversight. The Company has incorporated an enterprise risk management program, which the Board of Directors, along with the Corporate Governance and Compliance Committee, reviews as part of its annual strategic and annual planning processes. As part of its oversight function, the Corporate Governance and Compliance Committee reviews with the appropriate officers of the Company the processes by which the Company identifies, assesses, monitors and responds to key enterprise operational and financial risks, as well as appropriate mitigation strategies. In particular, the Board of Directors is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. The Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including the process by which risk assessment and management is undertaken. The Corporate Governance and Compliance Committee also monitors compliance with legal and regulatory requirements and monitors the effectiveness of our corporate governance guidelines and Code of Business Conduct and Ethics. The Compensation Committee assesses and monitors whether our compensation policies and programs have the potential to encourage excessive risk-taking.
Independence of the Board of Directors and its Committees
As required under The NASDAQ Stock Market LLC (“NASDAQ”) listing standards, a majority of the members of a listed company's board of directors must qualify as “independent,” as determined by the board of directors. Our Board of Directors consults with our counsel to ensure that the Board's determination is consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in the applicable listing standards of NASDAQ.
After review of all relevant transactions or relationships between each member of our Board of Directors, or any of his or her family members, and the Company, our senior management and our independent registered public accounting firm, the Board of Directors has affirmatively determined that the following eight directors are independent directors within the meaning of the applicable NASDAQ listing standards: Mr. Gallahue, Mr. Howe, Mr. Lukianov, Mr. Matricaria, Ms. Norwalk, Dr. Kadia, Mr. Tanaka and Dr. Topol. In making this determination, the Board of Directors found that none of these directors had a material or other disqualifying relationship with the Company. Mr. Huennekens, our President and Chief Executive Officer, is not an independent director by virtue of his employment with the Company. All of the committees of our Board of Directors are comprised entirely of directors determined by the Board of Directors to be independent within the meaning of the applicable NASDAQ listing standards.
Information Regarding the Board of Directors and its Committees
The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance and Compliance Committee. During 2012, the Board of Directors also had a 162(m) Committee, which was disbanded in February 2013. Each of these committees has a written charter approved by our Board of Directors. The following table provides membership and meeting information for each director who served on our standing Board of Directors committees during fiscal year 2012:

	Audit	Compensation	Corporate Governance and Compliance	162(m)
Non-Employee Directors
Michael J. Coyle (1)	X			X
Kieran T. Gallahue (2)			X	X
Lesley H. Howe	X*			X
Alexis V. Lukianov (3)		X		X
Ronald A. Matricaria (4)	X			X
Leslie V. Norwalk			X	X
John Onopchenko (5)	X	X*	X	X*
Roy T. Tanaka (6)	X	X	X*	X
Eric J. Topol		X		X
Employee Director
R. Scott Huennekens
Total meetings in fiscal year 2011	7	5	4	1

*	Committee Chairperson

(1)	Mr. Coyle resigned from the Board of Directors and its committees effective August 1, 2012.

(2)	Mr. Gallahue was appointed as Chair of the Corporate Governance and Compliance Committee in May, 2012, replacing Mr. Tanaka.

(3)	Mr. Lukianov was appointed as Chair of the Compensation Committee in February 2013.

(4)	Mr. Matricaria discontinued service on the Audit Committee in May, 2012.

(5)
Mr. Onopchenko was appointed to the Audit Committee in August, 2012. Mr. Onopchenko resigned from the Compensation Committee in February 2013 and resigned from the Board of Directors and the other committees of the Board of Directors on March 29, 2013.

(6)	Mr. Tanaka was appointed to the Audit Committee in May, 2012. He discontinued service on the Corporate Governance and Compliance Committee in May, 2012.
Dr. Kadia was not a member of our Board of Directors or any of the committees of the Board of Directors in 2012. In March 2013, he was appointed to serve as a member of the Corporate Governance and Compliance Committee.
Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.
Audit Committee
The Audit Committee of our Board of Directors monitors and oversees our corporate accounting and financial reporting processes and audits of our financial statements. For this purpose, the Audit Committee performs several functions. In particular, the Audit Committee has the full power and authority to:

•
discuss and review our financial statements with management and our independent registered public accounting firm and review and discuss with management the disclosures made under the caption “Management's Discussion and Analysis of Financial Condition and Results of Operations” and recommend whether the audited financial statements should be included in the Company's Form 10-K and our annual report to stockholders;

•
review and discuss with management and our independent registered public accounting firm, the financial disclosures and information included in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q;

•	review and discuss with management Current Reports on Form 8-K relating to financial and accounting matters, or other matters as requested by the Board of Directors;

•	in consultation with management and the independent registered public accounting firm, consider the integrity of our financial reporting processes and controls;

•	review with management and the independent registered public accounting firm any material financial reporting issues and judgments;

•	discuss with management and the independent registered public accounting firm any disagreements that may arise between them regarding financial reporting;

•	review and approve any “non-GAAP” financial disclosures (including but not limited to pro forma financial disclosures) prior to their release by the Company;

•	review and discuss with management any off-balance sheet financing arrangements to which the Company is a party;

•
discuss with the independent registered public accounting firm any material correcting adjustments that have been identified by the independent registered public accounting firm and made to our consolidated financial statements to conform them to U.S. GAAP;

•
review with management and the independent registered public accounting firm, as appropriate, earnings press releases, as well as the substance of financial information and earnings guidance provided to analysts and ratings agencies;

•	select, appoint, determine funding for and oversee the independent registered public accounting firm for the Company;

•	determine, in advance, whether to engage our independent registered public accounting firm to provide any non-audit services and pre-approve such engagements;

•
review and discuss with the independent registered public accounting firm its independence from the Company and actively engage the auditors in a dialogue with respect to any disclosed relationship or services that may impact their objectivity and independence;

•
receive periodic reports from the independent registered public accounting firm relating to critical accounting policies and practices, alternative treatments under GAAP, communications between the independent registered public accounting firm and management and reports of the effectiveness of the Company's internal controls and other reports;

•	prior to the audit, review the independent registered public accounting firm's audit plan;

•	evaluate the performance of the independent registered public accounting firm and, if so determined by the Audit Committee, replace the independent registered public accounting firm;

•	review and evaluate the lead partner of the independent registered public accounting firm's team;

•
meet with the independent registered public accounting firm following the annual audit to review any problems or difficulties encountered in connection with the audit, the adequacy of internal accounting controls, the financial and accounting personnel and to discuss any significant changes to the Company's auditing or accounting principles and other matters;

•	oversee the Company's internal audit function;

•
review with the independent registered public accounting firm, as appropriate, communications between the audit team and the firm's national office with respect to accounting or auditing issues presented by the engagement;

•
establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by employees of the Company or any of its subsidiaries of concerns regarding questionable accounting or auditing matters; and

•
perform any other activities consistent with the Audit Committee's charter, our Certificate of Incorporation (as such may be amended or amended and restated from time to time), our Bylaws and governing law, as the Audit Committee or the Board of Directors deems necessary or appropriate.

Three directors currently comprise the Audit Committee: Mr. Howe, [  ] and Mr. Tanaka. Mr. Howe serves as chairperson of the Audit Committee. The Audit Committee met seven times during the 2012 fiscal year and acted by unanimous written consent seven times during 2012. The Audit Committee has adopted a written charter that is available to stockholders in the “Investor Relations-Governance” section of our website at http://www.volcanocorp.com. Our Board of Directors has determined that all members of our Audit Committee meet the independence requirements of Rule 10A-3 of the Exchange Act and NASDAQ listing standards with respect to audit committee members. Our Board of Directors has also determined that Mr. Howe qualifies as an “audit committee financial expert” within the meaning of SEC regulations and NASDAQ listing standards. In making this determination, our Board of Directors considered the nature and scope of experience Mr. Howe has had with reporting companies as a certified public accountant and his employment in the audit and accounting sector with KPMG LLP.

Audit Committee Report(1)
For fiscal year 2012, the Audit Committee of the Board of Directors reviewed the quality and integrity of our consolidated financial statements, our process and procedures for compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accounting firm, the performance of our independent registered public accounting firm and other significant financial matters.
The Audit Committee has reviewed and discussed with management and KPMG LLP, our independent registered public accounting firm for the 2012 fiscal year, our audited consolidated financial statements for the fiscal year ended December 31, 2012. The Audit Committee has discussed with KPMG LLP, during the 2012 fiscal year, the matters required to be discussed by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.
The Audit Committee has received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP's communications with the Audit Committee concerning independence and has discussed with KPMG LLP its independence from the Company. Based on the foregoing, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and be filed with the SEC.
Respectfully submitted,
The Audit Committee of the Board of Directors
Lesley H. Howe, Chair
John Onopchenko(2)
Roy T. Tanaka

(1)
The material in this report (which is comprised of the three paragraphs preceding the names of each member of the Audit Committee) is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that the Company specifically incorporates this report by reference in any such filing.

(2)	Mr. Onopchenko resigned from the Audit Committee as of March 29, 2013.
Compensation Committee
The Compensation Committee of our Board of Directors evaluates and approves the compensation plans, policies and programs of the Company that pertain to all employees, officers and members of the Board of Directors. The Compensation Committee also reviews and approves decisions with respect to our executive compensation. Among other things, the Compensation Committee:

•	makes decisions with respect to the compensation of members of the Board of Directors;

•
with respect to the Company's officers who are subject to Section 16 of the Exchange Act, reviews and approves the compensation levels (including equity grants) and performance goals relevant to the compensation of these officers and evaluates the officers' performance in light of those goals and objectives;

•	reviews and approves a compensation strategy to be applied by the Chief Executive Officer in determining base salary and incentives for all other employees of the Company;

•	reviews and approves equity compensation grants, including stock options, stock appreciation rights, phantom stock and restricted stock, for directors and non-officer employees of the Company;

•	produces an annual report on executive compensation for inclusion in our proxy statement (and Annual Report on Form 10-K, as appropriate), in accordance with applicable rules and regulations; and

•	performs such other responsibilities as may be delegated by the Board of Directors.
Three directors currently comprise the Compensation Committee: Mr. Lukianov, Mr. Tanaka and Dr. Topol. Mr. Lukianov serves as chair of the Compensation Committee. During 2012 and until February 2013, Mr. Onopchenko served as chair of the Compensation Committee. Mr. Onopchenko resigned from the Committee in February 2013 as he was engaged in discussions with the Company to become our Executive Vice President, Strategy, Business Development and Integration. Although Mr. Onopchenko had not accepted the executive officer position with the Company as of February 2013, Mr. Onopchenko and the entire Board of Directors believed it to be in the stockholders' best interest if he resigned from the Compensation Committee at that time. The Compensation Committee met five times during the 2012 fiscal year and acted by unanimous written consent five times during 2012. All members of our Compensation Committee are independent (as independence is currently defined in

Rule 5605(a)(2) of the NASDAQ listing standards), are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and are “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. The Compensation Committee has adopted a written charter that is available to stockholders in the “Investor Relations-Governance” section of our website at http://www.volcanocorp.com.
For more information regarding the processes and procedures of the Compensation Committee, please see “Executive Compensation-Compensation Discussion and Analysis” below.
Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation Committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.
Compensation Committee Report(1)
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement and incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2012. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement.
Respectfully submitted,
The Compensation Committee of the Board of Directors
Alexis V. Lukianov, Chair
Roy T. Tanaka
Eric J. Topol, M.D.

(1)
The material in this report (which is comprised of the paragraph preceding the names of each member of the Compensation Committee) is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that the Company specifically incorporates this report by reference in any such filing.

162(m) Committee
During 2012, we also had a 162(m) Committee which was responsible for, among other things:

•
evaluating and approving the compensation of our Chief Executive Officer, Section 16 officers and directors, to the extent the compensation of any such individual is, or is reasonably likely to become, subject to the provisions of Section 162(m) of the Code, Rule 16b-3 under the Exchange Act, the independence standards established by other applicable laws and the rules of NASDAQ and the SEC;

•
making decisions with respect to corporate goals and objectives relevant to our Chief Executive Officer's compensation, periodically evaluating our Chief Executive Officer's performance and approving his compensation level based on such evaluations;

•
reviewing and approving a compensation strategy to be applied by our Chief Executive Officer in determining base salary and incentives for all officers and employees of the Company other than the executive officers, to the extent necessary or desirable;

•	reviewing and approving equity compensation grants for employees and/or directors, to the extent necessary or desirable; and

•	performing such other responsibilities as may be delegated by the Board of Directors.
All of the non-employee directors served on the 162(m) Committee during 2012. All members of the 162(m) Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The 162(m) Committee met one time during the 2012 fiscal year and acted by unanimous written consent one time during 2012.
The 162(m) committee was disbanded in February 2013, when we revised the charter of the Compensation Committee of the Board of Directors to give the committee authority to approve compensation of our Chief Executive Officer, other executive officers and directors.

Corporate Governance and Compliance Committee
The Corporate Governance and Compliance Committee of our Board of Directors is responsible for, among other things:

•
identifying the requisite skills and characteristics to be found in individuals qualified to serve as members of the Board of Directors and utilizing such criteria in the committee's recommendation of new director candidates;

•	conducting meetings with potential candidates being considered to serve as members of the Board of Directors;

•	overseeing the evaluation of the Board of Directors and management;

•	recommending for selection by the Board of Directors, director nominees;

•	recommending for selection by the Board of Directors, directors for each committee of the Board of Directors;

•	overseeing the corporate governance of the Company; and

•	overseeing the Company's compliance efforts with respect to legal and regulatory requirements and relevant Company policies and procedures.
Three directors currently comprise the Corporate Governance and Compliance Committee: Mr. Gallahue, Dr. Kadia and Ms. Norwalk. Mr. Gallahue serves as chairperson of the Corporate Governance and Compliance Committee. All members of the Corporate Governance and Compliance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Corporate Governance and Compliance Committee met four times during the 2012 fiscal year and acted by unanimous written consent four times during 2012. The Corporate Governance and Compliance Committee has adopted a written charter that is available to stockholders in the “Investor Relations-Governance” section of our website at http://www.volcanocorp.com.
The Corporate Governance and Compliance Committee is responsible for the recruitment of new Board of Directors members. With respect to the qualifications of potential members of the Board of Directors, the Corporate Governance and Compliance Committee identifies the requisite skills and characteristics to be found in individuals qualified to serve as members of the Board of Directors and utilizes such criteria in the Corporate Governance and Compliance Committee's selection of new director candidates. The Corporate Governance and Compliance Committee also considers the desire for the Board of Directors to consist of individuals from varied educational and professional experiences and backgrounds who, collectively, provide meaningful counsel to management. The Corporate Governance and Compliance Committee conducts any appropriate and necessary inquiries into the background and qualifications of possible candidates, considers our policy regarding the criteria for nomination to the Board of Directors and actively recruits qualified individuals to ensure our compliance with all legal and regulatory requirements applicable to the corporate governance of the Company. The Corporate Governance and Compliance Committee then uses its network of contacts to identify potential candidates, for which purpose it may, if it deems appropriate, engage a professional search firm. To date, we have not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. The Corporate Governance and Compliance Committee meets to discuss and consider such candidates' qualifications. The Corporate Governance and Compliance Committee conducts meetings with potential candidates being considered to serve as members of the Board of Directors and informs such candidates of the obligations and responsibilities of serving on the Board of Directors and each committee of the Board of Directors and confirms the willingness of such candidates to accept such obligations and responsibilities. The Corporate Governance and Compliance Committee selects, or recommends for the Board's selection, director nominees for the Board of Directors and directors for each committee of the Board of Directors.
In particular, with respect to diversity, the Corporate Governance and Compliance Committee seeks a diverse group of individuals who have a complementary mix of backgrounds and skills necessary to provide meaningful oversight of our activities. The Corporate Governance and Compliance Committee believes that the Board of Directors should have a rich diversity of experience and thinking, bringing together individuals with senior management experience, a broad understanding of international operations, expertise in the medical device industry and an impeccable reputation for honesty and integrity. The Corporate Governance and Compliance Committee seeks directors who have experience in the global life sciences manufacturing and medical devices industries in general, but also looks for individuals who have experience with the operational issues that we face in our dealings with domestic and international product development, collaborations with third parties and manufacturing and sales. To aid in the evaluation of our operations and financial model, the Corporate Governance and Compliance Committee seeks directors with strong financial backgrounds and experience in dealing with issues facing public companies. We also face unique challenges as we implement our strategy to grow our business, develop new products, product enhancements and features and sell our products directly and through third party distributors. To this end, the Corporate Governance and Compliance Committee seeks directors with demonstrated success in creating and implementing strategies to significantly grow a company. The Corporate Governance and Compliance Committee annually reviews our changing requirements and the Board's composition in light of these changing requirements.

The Corporate Governance and Compliance Committee will consider, but not necessarily recommend to the Board of Directors, director candidates recommended by stockholders. The Corporate Governance and Compliance Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Corporate Governance and Compliance Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation by certified mail only, care of the Secretary, at the following address: Volcano Corporation, 3661 Valley Centre Drive, Suite 200, San Diego, CA 92130. Recommendations must be delivered no sooner than 120 days and no later than 90 days prior to the anniversary date of the preceding year's annual meeting of stockholders. However, in the event that the date of the 2014 annual meeting is more than 30 days before or more than 60 days after the anniversary date of the 2013 annual meeting of stockholders, such recommendation will be timely if it is delivered not later than the last to occur of the close of business on (a) the 90th day prior to the 2014 annual meeting (but no earlier than the 120th day prior) or (b) the tenth day following the day on which we first make a public announcement of the date of the 2014 annual meeting. Subject to the requirements set forth in our bylaws, submissions must include the full name, age, business address and residence address of the proposed nominee, the principal occupation or employment of the proposed nominee, a description of any and all arrangements or understandings between the stockholder and the proposed nominee and complete contact information with regard to the stockholder. To date, the Corporate Governance and Compliance Committee has not received a recommended director nominee from a stockholder or stockholders holding more than 5% of our voting stock.
Board of Directors Leadership Structure
In November 2008 and February 2009, the other independent members of the Board of Directors appointed Mr. Matricaria as the Lead Independent Director and Chairman of the Board of Directors, each effective as of January 1, 2009. As the Lead Independent Director, Mr. Matricaria presides over executive sessions of the Board of Directors and works with our Chief Executive Officer and the other members of the Board of Directors to establish the agenda for executive sessions of the independent directors. Accordingly, the Board Chairman has substantial ability to shape the work of the Board of Directors. We believe that separation of the positions of Board Chairman and Chief Executive Officer reinforces the independence of the Board of Directors in its oversight of the business and affairs of the Company. In addition, we believe that having an independent Board Chairman creates an environment that is more conducive to objective evaluation and oversight of management's performance, increasing management accountability and improving the ability of the Board of Directors to monitor whether management's actions are in the best interests of the Company and our stockholders. As a result, we believe that having an independent Board Chairman can enhance the effectiveness of the Board of Directors as a whole.
Meetings of the Board of Directors
Our Board of Directors met five times and acted by unanimous written consent five times during 2012. All directors attended 75% or more of the aggregate of the meetings of the Board of Directors and of the committees on which each director served, held during the period for which each individual was a director or committee member, respectively. In 2012, our independent directors met five times in regularly scheduled executive sessions at which only independent directors were present. Mr. Matricaria presided over the executive sessions.
Stockholder Communications with the Board of Directors
Our Board of Directors has adopted a formal process by which stockholders may communicate with the Board of Directors or any of its directors. Stockholders who wish to communicate with the Board of Directors or an individual director concerning the Company may do so by sending written communications addressed to the Board of Directors or an individual director, care of: Volcano Corporation at 3661 Valley Centre Drive, Suite 200, San Diego, CA 92130, Attention: Secretary. The envelope should indicate that it contains a stockholder communication. Each such communication will be forwarded to the director or directors to whom the communication was addressed.
Code of Business Conduct and Ethics
We have adopted the Volcano Corporation Code of Business Conduct and Ethics applicable to all of our officers, directors, employees and consultants, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. The Code of Business Conduct and Ethics is available in the “Investor Relations-Governance” section of our website at http://www.volcanocorp.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code of Business Conduct and Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website, or as otherwise required by applicable law, rules or regulations.

PROPOSAL 3
APPROVAL OF AMENDED AND RESTATED 2005 EQUITY COMPENSATION PLAN
On February 20, 2013, our Board of Directors approved amendments to the Volcano Corporation Amended and Restated 2005 Equity Compensation Plan (the “2005 Plan”) and the incorporation of such amendments into a new Amended and Restated 2005 Equity Compensation Plan (the “2005 Amended Plan”) subject to approval by our stockholders at the 2013 annual meeting. The 2005 Plan was originally adopted by the Board of Directors on October 12, 2005 and was originally approved by the stockholders on October 27, 2005. It was amended by our Board of Directors in April 2007, April 2009, February 2011 and March 2011 as approved by our stockholders in June 2007, July 2009 and May 2011. The 2005 Amended Plan contains the following material changes from the 2005 Plan:

1.
an increase in the number of shares of common stock that may be issued under the 2005 Amended Plan of 5,360,000 shares for a total number shares of common stock reserved for issuance under the 2005 Amended Plan of an aggregate of 21,572,558 shares;

2.	a corresponding increase in the number of shares that may be issued as “incentive stock options” to an aggregate of 21,572,558 shares;

3.
for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, (i) reapproval of the existing award limits for purposes of compliance with Section 162(m), and (ii) reapproval of existing performance criteria upon which performance goals may be based with respect to performance awards under the 2005 Amended Plan;

4.
clarification that the prohibition on repricing stock options and stock appreciation rights without prior stockholder approval that applies to “underwater” awards - that is, any outstanding stock option or stock appreciation right with an exercise price greater than the current fair market value of our common stock on the date of exchange - also applies to prohibit the cancellation of such awards in exchange for cash or other stock awards under the 2005 Amended Plan;

5.	extension of the term of the 2005 Amended Plan through 2023; and

6.	other clarifying changes for ease of administration and conformity with applicable law.
If this Proposal 3 is approved by our stockholders, the 2005 Amended Plan will become effective upon the date of the 2013 annual meeting. In the event that our stockholders do not approve this Proposal 3, the 2005 Amended Plan will not become effective and the 2005 Plan will continue in its current form.
Approval of the 2005 Amended Plan by our stockholders will also constitute reapproval of terms and conditions set forth therein that will permit us to grant stock options and performance awards under the 2005 Amended Plan that may qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code. Section 162(m) of the Code denies a deduction to any publicly held corporation and its affiliates for certain compensation paid to “covered employees” in a taxable year to the extent that compensation to a covered employee exceeds $1 million. However, some kinds of compensation, including qualified “performance-based compensation,” are not subject to this deduction limitation. We believe it is in the best interests of the Company and our stockholders to preserve the ability to grant “performance-based compensation” under Section 162(m) of the Code. For the grant of awards under a plan to qualify as “performance-based compensation” under Section 162(m) of the Code, among other things, the plan must (i) describe the employees eligible to receive such awards, (ii) provide a per-person limit on the number of shares subject to stock options and performance stock awards, and the amount of cash that may be subject to performance cash awards, granted to any employee under the plan in any year, and (iii) include one or more pre-established business criteria upon which the performance goals for performance awards may be granted (or become vested or exercisable). These terms must be approved by the stockholders and, accordingly, our stockholders are requested to approve the 2005 Amended Plan, which includes terms regarding eligibility for awards, per-person limits on awards and the business criteria for performance awards granted under the 2005 Amended Plan (as described in the summary below).
In this Proposal 3, stockholders are requested to approve the 2005 Amended Plan. The affirmative vote of the holders of a majority of the votes cast at the 2013 annual meeting of stockholders will be required to approve the adoption of the 2005 Amended Plan. Abstentions and broker non-votes are counted toward a quorum, but are not counted for any purpose in determining whether this matter has been approved.
Description of the Amended and Restated 2005 Equity Compensation Plan

The material features of the 2005 Amended Plan are outlined below. This summary is qualified in its entirety by reference to the complete text of the 2005 Amended Plan. Stockholders are urged to read the actual text of the 2005 Amended Plan in its entirety, which is appended to this proxy statement as Appendix A.
Purpose
The 2005 Amended Plan is critical to our ongoing effort to build stockholder value through attracting, retaining and motivating employees, directors and consultants. In recent years, we have encountered significant competition for high caliber talent and we believe we must be prepared to offer equity compensation packages that fall at the median of the packages offered by our peer group and larger competitors. Therefore, we are seeking to amend our equity plan to provide for the shares necessary so that we can ensure that we have the most qualified, motivated employees possible to help us grow our business.
Traditionally, stock options have been the primary focus of our equity program. The potential value of stock options is realized only if our share price increases, and so stock options provide a strong incentive for individuals to work to grow our business and build stockholder value and are most attractive to individuals who share our entrepreneurial spirit. We continue to believe that stock options are a vital part of our equity program. However, we recognize that we must responsibly manage the growth of our equity compensation programs, and therefore in the past few years we have been granting some full value awards to our employees, which generally require fewer shares per award to maintain the same economic potential for the award recipients.
Successor and Continuation of Prior Plans
The 2005 Amended Plan is the successor and continuation of the 2000 Long Term Incentive Plan. We stopped granting stock awards under the 2000 Long Term Incentive Plan on October 27, 2005, the original effective date of the 2005 Plan.
Shares Available for Awards
If this Proposal 3 is approved, the total number of shares of our common stock reserved for issuance under the 2005 Amended Plan will be 21,572,558 shares. After forecasting our anticipated growth rate for the next few years, we believe that this number of shares under the 2005 Amended Plan will be sufficient for at least four years of equity grant activity under our current compensation program. This reserve will provide us with a predictable amount of equity for attracting, retaining and motivating employees as we continue to grow. We are a relatively young company that is growing rapidly and we believe this number of shares is critical to build and retain the world-class pool of talent necessary to create substantial stockholder value.
Under the 2005 Amended Plan, the number of shares of stock available for issuance will be reduced by (a) one (1) share for each share of stock issued pursuant to an option or a stock appreciation right; (b) for awards granted prior to the date of the 2009 annual meeting, one (1) share for each share of common stock issued pursuant to a restricted stock award, restricted stock unit award, performance stock award or other stock award; (iii) for awards granted on or after the date of the 2009 annual meeting and prior to the date of the 2011 annual meeting, one and sixty three hundredths (1.63) shares for each share of common stock issued pursuant to a restricted stock award, restricted stock unit award, performance stock award or other stock award; and (iv) for awards granted on or after the date of the 2011 meeting, two and twelve hundredths (2.12) shares for each share of common stock issued pursuant to a restricted stock award, restricted stock unit award, performance stock award or other stock award.
If shares of common stock issued pursuant to a stock award are forfeited back to or repurchased by the Company because of the failure to meet a vesting condition, or if a stock award is settled in cash, then the shares of common stock not issued under such stock award, or forfeited to or repurchased by the Company, will revert to and again become available for issuance under the 2005 Amended Plan. Such returning shares will increase the number of shares available for issuance under the 2005 Amended Plan by (i) one (1) share if they were issued pursuant to an option or stock appreciation right, by (ii) one and sixty three hundredths (1.63) shares for each share of common stock issued pursuant to a restricted stock award, restricted stock unit award, performance stock award or other stock award granted on or after the date of the 2009 meeting and prior to the date of the 2011 annual meeting; and (iv) for awards granted on or after the date of the 2011 meeting, two and twelve hundredths (2.12) shares for each share of common stock issued pursuant to a restricted stock award, restricted stock unit award, performance stock award or other stock award.
If any shares subject to a stock award are not delivered to a participant because the stock award is net exercised or because an appreciation distribution in respect of a stock appreciation right is paid in shares of common stock, the number of shares subject to the exercised or purchased portion of the stock award that are not delivered to the participant will not remain available for issuance under the 2005 Amended Plan. Also, any shares reacquired by us to satisfy a tax withholding obligation or as consideration for the exercise or purchase of a stock award (that is, the tender of previously owned shares) will not again become available for issuance.

Awards & Eligibility
Under the 2005 Amended Plan, we may grant stock options, stock appreciation rights, restricted stock, restricted stock units, other stock-related awards and performance awards that may be settled in cash, stock or other property.
As of March 1, 2013, all of our approximately 1,600 employees, directors and consultants are eligible to participate in the 2005 Amended Plan. However, incentive stock options may only be granted to our employees (including officers) and employees of our affiliates. Our employees (including officers), consultants and directors, and employees (including officers) and consultants of our affiliates, are eligible to receive all other types of awards under the 2005 Amended Plan.
Administration
Our Board of Directors or a duly authorized committee of the Board of Directors administers the 2005 Amended Plan. Our Board of Directors has delegated administration of the 2005 Amended Plan to our Compensation Committee. Subject to the terms of the 2005 Amended Plan, the Board of Directors and/or the Compensation Committee will determine award recipients, the numbers and types of stock awards to be granted and the terms and conditions of the stock awards, including the period of their exercisability and vesting and the exercise or purchase price.
Repricing
The 2005 Amended Plan expressly provides that we will not have the authority to reduce the exercise price of any outstanding stock options or stock appreciation rights or to cancel any outstanding stock options and stock appreciation rights that have an exercise price or strike price greater than the then current fair market value of the common stock in exchange for cash or the grant of other stock awards without the approval of the stockholders within 12 months prior to such event.
Stock Options
Stock options will be granted pursuant to stock option agreements. Generally, the exercise price for an option cannot be less than 100% of the fair market value of the common stock subject to the option on the date of grant. Options granted under the 2005 Amended Plan will vest at the rate specified in the option agreement.
In general, the term of stock options granted under the 2005 Amended Plan may not exceed seven years. Unless the terms of an optionholder's stock option agreement provide for earlier or later termination, if an optionholder's service relationship with us, or any affiliate of ours, ceases due to disability or death, the optionholder, or his or her beneficiary, may exercise any vested options for up to 12 months after the date the service relationship ends. If an optionholder's service relationship with us, or any affiliate of ours, ceases for any reason other than disability, death or cause, the optionholder may exercise any vested options for up to three months after the date the service relationship ends, unless the terms of the stock option agreement provide for a longer or shorter period to exercise the option. Under the 2005 Amended Plan, the stock option term may be extended in the event that sale of shares acquired upon exercise of the stock option following termination of service would be prohibited by the terms of our insider trading policy. In no event may a stock option be exercised after its original expiration date. If an optionholder's service relationship with us terminates for cause, unless otherwise explicitly provided under the terms of the optionholder's stock option agreement or other written agreement with us, the option will generally terminate immediately upon the date of such termination and may not be exercised after the date of termination of service.
Acceptable forms of consideration for the purchase of our common stock issued under the 2005 Amended Plan may include cash, payment pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board, common stock previously owned by the optionholder, payment through a net exercise feature or other approved forms of legal consideration.
Generally, an optionholder may not transfer a stock option other than by will, the laws of descent and distribution or a domestic relations order. However, to the extent permitted under the terms of the applicable stock option agreement, an optionholder may designate a beneficiary who may exercise the option following the optionholder's death.
Limitations
The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to incentive stock options that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. The options or portions of options that exceed this limit are treated as nonstatutory stock options. In addition, subject to stockholder approval of this Proposal 3, the maximum number of shares that may be issued pursuant to the exercise of incentive stock options under the 2005 Amended Plan is 21,572,558 shares. No incentive stock option may be granted to any person who, at the time of the grant, owns, or is deemed to own, stock possessing more than 10% of our total combined voting power, or that of any affiliate, unless the following conditions are satisfied:

•	the option exercise price must be at least 110% of the fair market value of the stock subject to the option on the date of grant; and

•	the term of any incentive stock option award must not exceed five years from the date of grant.
In addition, no participant may be granted options, stock appreciation rights and other stock awards whose value is determined by reference to an increase over an exercise or strike price of at least 100% of the fair market value on the date the stock award is granted under the 2005 Amended Plan covering more than 1,000,000 shares of our common stock in any calendar year.
Restricted Stock Awards
Restricted stock awards will be granted pursuant to restricted stock award agreements. A restricted stock award may be granted in consideration for the recipient's services performed for us or an affiliate of ours. Shares of our common stock acquired under a restricted stock award may be subject to forfeiture in accordance with the vesting schedule determined at the time of grant. Rights to acquire shares of our common stock under a restricted stock award may be transferred only upon such terms and conditions as are set forth in the restricted stock award agreement.
Restricted Stock Unit Awards
Restricted stock unit awards will be granted pursuant to restricted stock unit award agreements. Restricted stock unit awards will generally be settled by delivery of shares of our common stock, by cash or by a combination of cash and stock. Dividend equivalents may be credited in respect of shares of our common stock covered by a restricted stock unit award. Restricted stock unit awards may be subject to vesting in accordance with a vesting schedule determined at grant. Except as otherwise provided in the applicable restricted stock unit award agreement, restricted stock units that have not vested will be forfeited upon the participant's termination of continuous service for any reason.
Stock Appreciation Rights
Stock appreciation rights will be granted through a stock appreciation rights agreement. Each stock appreciation right is denominated in common stock share equivalents. The strike price of each stock appreciation right will in no event be less than 100% of the fair market value of the stock subject to the stock appreciation right at the time of grant. Stock appreciation rights will be subject to a vesting schedule determined at grant and will generally be settled in shares of our common stock, in cash or in a combination of the two. Unless the terms of a participant's stock appreciation rights agreement provide for earlier or later termination, if a participant's service relationship with us, or any affiliate of ours, ceases due to disability or death, the participant, or his or her beneficiary, may exercise any vested stock appreciation right for up to 12 months after the date the service relationship ends. If a stock appreciation right recipient's relationship with us, or any affiliate of ours, ceases for any reason other than disability, death or cause, the recipient may generally exercise any vested stock appreciation right up to three months from cessation of service. If a stock appreciation right recipient's service relationship with us terminates for cause, the stock appreciation right will generally terminate immediately upon the date of such termination of service.
Performance Awards
The 2005 Amended Plan provides for the grant of performance stock awards and performance cash awards. Performance awards may be granted, vest or be exercised based upon the attainment during a specified period of specified performance goals. The length of any performance period, the performance goals to be achieved and the measure of whether and to what degree such performance goals have been attained will generally be determined by our Compensation Committee or other qualified subcommittee of the Board of Directors. Performance goals will generally be established not later than 90 days into a performance period. As soon as administratively practicable following the end of the performance period, our Compensation Committee (or other qualified subcommittee of the Board of Directors) will certify in writing whether the performance goals have been satisfied. The maximum performance award that may be granted to any individual in a calendar year is 1,600,000 shares of our common stock with respect to performance stock awards and $1,000,000 with respect to performance cash awards.
Performance goals under the 2005 Amended Plan may be based on one or more of the following performance criteria: (i) earnings (including earnings per share and net earnings); (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) total stockholder return; (v) return on equity or average stockholder's equity; (vi) return on assets, investment or capital employed; (vii) stock price; (viii) margin (including gross margin); (ix) income (before or after taxes); (x) operating income; (xi) operating income after taxes; (xii) pre-tax profit; (xiii) operating cash flow; (xiv) sales or revenue targets; (xv) increases in revenue or product revenue; (xvi) expenses and cost reduction goals; (xvii) improvement in or attainment of working capital levels; (xviii) economic value added (or an equivalent metric); (xix) market share; (xx) cash flow; (xxi) cash flow per share; (xxii) share price performance; (xxiii) debt reduction;

(xxiv) implementation or completion of projects or processes; (xxv) customer satisfaction; (xxvi) stockholders' equity; (xxvii) capital expenditures; (xxviii) debt levels; (xxix) operating profit or net operating profit; (xxx) workforce diversity; (xxxi) growth of net income or operating income; (xxxii) billings; (xxxiii) growth in assets or unit volume; (xxxiv) market penetration goals; (xxxv) geographic business expansion goals; (xxxvi) achievement of specified acquisitions or divestitures; and (xxxvii) to the extent that an award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board of Directors.
Performance-based awards may be structured so that performance criteria may be measured, if determined by the Compensation Committee (or other qualified subcommittee of the Board of Directors) at the time an award is granted, as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles; (6) to take into consideration the effects of any acquisitions, licensing transactions, divestitures or joint ventures; (7) to exclude the effect of any change in the outstanding shares of common stock of Volcano by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (8) to exclude the effects of stock based compensation, deferred compensation and/or the award of bonuses; and (9) to exclude the effect of any other unusual, non-recurring gain or loss or other extraordinary item such as litigation expenses and material corporate transactions such as mergers, acquisitions and divestitures that were not incorporated into Volcano's annual operating plan.
Other Stock Awards
Other forms of stock awards valued in whole or in part with reference to our common stock may be granted either alone or in addition to other stock awards under the 2005 Amended Plan. Other forms of stock awards may be subject to vesting in accordance with a vesting schedule determined at time of grant.
Changes to Capital Structure
In the event of certain capitalization adjustments, the Board of Directors will appropriately adjust: (i) the class(es) and maximum number of securities subject to the 2005 Amended Plan, (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of incentive stock options, (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Section 162(m) limits and (iv) the class(es) and number of securities and price per share of stock subject to outstanding stock awards.
Corporate Transactions
In the event of certain significant corporate transactions, the Board of Directors has the discretion to take one or more of the following actions with respect to outstanding stock awards:

•	arrange for assumption, continuation or substitution of a stock award by a surviving or acquiring entity (or its parent company);

•
arrange for the assignment of any reacquisition or repurchase rights applicable to any shares of common stock of the Company issued pursuant to a stock award to the surviving or acquiring corporation (or its parent company);

•	accelerate the vesting and exercisability of a stock award followed by the termination of the stock award;

•	arrange for the lapse of any reacquisition or repurchase rights applicable to any shares of common stock of the Company issued pursuant to a stock award;

•	cancel or arrange for the cancellation of a stock award, to the extent not vested or not exercised, in exchange for appropriate cash consideration; and

•
arrange for the surrender of a stock award in exchange for a payment equal to the excess of (a) the value of the property the holder of the stock award would have received upon the exercise of the stock award, over (b) any exercise price payable by such holder in connection with such exercise.

The Board of Directors need not take the same action for each stock award.
Change in Control

If a change in control occurs, and unless otherwise determined by the Board of Directors prior to or in connection with such transaction, the Company will provide each participant holding an outstanding award with written notice of such change in control, and as of immediately prior to the effective time of the change in control, all such outstanding stock awards will automatically accelerate and become fully vested (and any repurchase rights thereon will immediately lapse in full) and exercisable (as applicable).
In addition, with respect to stock awards granted prior to the date of the 2009 annual meeting, if, upon a change in control, we are not the surviving corporation or survive only as a subsidiary of another corporation, each participant holding such an outstanding award will have the right to elect, within 30 days after receiving notice of the pending transaction (or such longer period as needed under applicable law), one of the following two methods of treating all of his or her award: (1) all such awards that are (x) options or stock appreciation rights and that are not exercised prior to the closing of the transaction will be assumed by, or replaced with comparable options or stock appreciation rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation) in a manner that complies with Code Section 409A and (y) restricted stock awards and restricted stock units will be converted into comparable full-value stock awards of the surviving corporation (or a parent or subsidiary of the surviving corporation); or (2) each such award will be surrendered in exchange for a payment, immediately prior to the effective date of the transaction, in cash or shares of stock (as elected by the participant), that is equal to the fair market value of the shares underlying such award, less any exercise or strike price. To the extent the Board of Directors determines that it is commercially unreasonable ( e.g. , due to cost or limitations under applicable laws) to provide for such an election, the participant will instead receive a cash payment in the amount calculated pursuant to alternative (2) above at the effective time of the transaction as his or her sole entitlement under this paragraph.
Plan Amendments & Termination
We may amend or terminate the 2005 Amended Plan at any time, although no amendment or termination of the plan may adversely affect any rights under awards already granted to a participant unless agreed to by the affected participant. We will obtain stockholder approval of any further amendment to the 2005 Amended Plan as required by applicable law or listing requirements. The 2005 Amended Plan is set to expire on February 20, 2023.
U.S. Federal Income Tax Consequences
The information set forth below is a summary only and does not purport to be complete. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any recipient may depend on his or her particular situation, each recipient should consult the recipient's tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award. The 2005 Amended Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income, as well as the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of our tax reporting obligations.
Nonstatutory Stock Options
Generally, there is no taxation upon the grant of a nonstatutory stock option if the option is granted with an exercise price equal to the fair market value of the underlying stock on the grant date. On exercise, an optionholder will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the stock over the exercise price. If the optionholder is employed by us or one of our affiliates, that income will be subject to withholding tax. The optionholder's tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and the optionholder's capital gain holding period for those shares will begin on that date. We will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the optionholder.

Incentive Stock Options
The 2005 Amended Plan provides for the grant of stock options that qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, an optionholder generally is not subject to ordinary income tax upon the grant or exercise of an incentive stock option. If the optionholder holds a share received on exercise of an incentive stock option for more than two years from the date the option was granted and more than one year from the date the option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder's tax basis in that share will be a long-term capital gain or loss.
If, however, an optionholder disposes of a share acquired on exercise of an incentive stock option before the end of the required holding period, which is referred to as a disqualifying disposition, the optionholder generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date the incentive stock option was exercised over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the option, the amount of ordinary income recognized by the optionholder will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be a short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.
For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an incentive stock option exceeds the exercise price of that option generally will be an adjustment included in the optionholder's alternative minimum taxable income for the year in which the option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an incentive stock option is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.
We are not allowed an income tax deduction with respect to the grant or exercise of an incentive stock option or the disposition of a share acquired on exercise of an incentive stock option after the required holding period. If there is a disqualifying disposition of a share, however, we are allowed a deduction in an amount equal to the ordinary income includible in income by the optionholder.
Restricted Stock Awards
Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days after his or her receipt of the stock award, to recognize ordinary income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient in exchange for the stock. The recipient's basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested. We will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.
Stock Appreciation Rights
No taxable income is realized upon the receipt of a stock appreciation right. Upon exercise of the stock appreciation right, the fair market value of the net shares (or cash in lieu of shares) received is recognized as ordinary income to the participant in the year of such exercise. Generally, with respect to employees, we are required to withhold from the payment made on exercise of the stock appreciation right or from regular wages or supplemental wage payments an amount based on the ordinary income recognized. We will generally be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant.
Restricted Stock Units
Generally, no taxable income is recognized upon receipt of a restricted stock unit award. The participant will recognize ordinary income in the year in which the shares subject to that unit are actually issued to the participant in an amount equal to the fair market value of the shares on the date of issuance. Generally, we will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time the shares are issued.
Section 162 Limitations
Compensation of persons who are “covered employees” of the Company is subject to the tax deduction limits of Section 162(m) of the Code. Awards that qualify as “performance-based compensation” are exempt from Section 162(m), thereby permitting us to claim the full federal tax deduction otherwise allowed for such compensation. The 2005 Amended Plan is intended to enable us to grant awards that will be exempt from the deduction limits of Section 162(m). Under Section 162(m), compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation if (i) such awards are approved by a compensation committee composed solely of “outside directors,” (ii) the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, (iii) the per-employee limitation is approved by the stockholders and (iv) the exercise or strike price of the award is no less than the fair market value of the stock on the date of grant. Compensation attributable to restricted stock, restricted stock units, performance awards and other stock-based awards will qualify as performance-based compensation, provided that (a) the award is approved by a compensation committee composed solely of “outside directors,” (b) the award is granted, becomes vested or is settled, as applicable, only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, (c) a committee of outside directors certifies in writing prior to the granting (or vesting or settlement) of the award that the performance goal has been satisfied and (d) prior to the granting (or vesting or settlement) of the award, the stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based and the maximum amount, or formula used to calculate the amount, payable upon attainment of the performance goal).
2005 Equity Compensation Plan Benefits
Awards under the 2005 Amended Plan are discretionary. Accordingly, total awards that may be granted for the fiscal year ending December 31, 2013 under the 2005 Amended Plan are not determinable until the completion of the fiscal year. We have made certain grants to our employees and to certain executive officers, as discussed below under “Compensation Discussion and Analysis - Long-Term Incentive Compensation” and we expect to make additional grants to the balance of our executive officers later this year as well as to our non-employee directors under our Director Compensation Policy described below under “Compensation of Directors.” However, we cannot currently determine the total amount of benefits or number of shares subject to equity awards that may be granted in the future to executive officers, directors and employees under the 2005 Amended Plan.
Therefore, the following table sets forth information about awards granted under the 2005 Plan during the year ended December 31, 2012 to our named executive officers, all current executive officers as a group (seven people), all current non-employee directors as a group (eight people) and all current non-officer employees and consultants (including all current officers who are not executive officers) as a group (approximately 160 people). On March 28, 2013, the last reported sales price of our common stock on NASDAQ was $22.26.
2005 EQUITY COMPENSATION PLAN

Name	Weighted Average Exercise Price of Stock Option Awards ($)	Number of Shares Subject to Stock Option Awards	Number of Shares Subject to Restricted Stock Units
R. Scott Huennekens	28.73	62,677	69,178
President and Chief Executive Officer

John T. Dahldorf	28.73	17,738	19,578
Chief Financial Officer

Michel E. Lussier	28.73	9,519	10,506
Group President, Clinical Affairs

Jorge J. Quinoy	28.73	10,879	12,007
President, U.S. & APLAC CommercialSales

David Sheehan	28.73	19,039	21,013
Chief Operating Officer

Executive Officers (seven people)	28.73	134,538	148,492

Non-Employee Director Group (eight people)	28.49	45,512	17,544

Non-Officer Employees and consultants Group (approximately 160 people)	28.71	213,839	267,035

EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information with respect to all of Volcano's equity compensation plans in effect as of December 31, 2012:

Plan Category	Number of securities to be issued upon exercise of outstanding options, restricted stock units and rights (a)	Weighted-average exercise price of outstanding options (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	4,514,502	$17.82	3,396,468
Equity compensation plans not approved by security holders	—	—	—
Total	4,514,502	$17.82	3,396,468

(1)
Available for the grant of future rights under Volcano's 2005 Equity Compensation Plan and 2007 Employee Stock Purchase Plan (“ESPP”) as of December 31, 2012. The number of shares reserved under the ESPP will increase on January 1 of each year from 2014 to 2017 by an amount equal to the lesser of (a) 1.5% of the total number of our shares outstanding on December 31 of the preceding calendar year or (b) 600,000 shares, unless otherwise determined by our Board of Directors. In October 2012, our Board of Directors voted not to increase the reserved number of shares under the ESPP for 2013 pursuant to the automatic increase provision.

The following table shows, for each of the named executive officers and the various groups indicated, the number of stock options and restricted stock units underlying shares of our common stock that have been granted (even if not currently outstanding) under the 2005 Plan since its approval by the stockholders in 2005 and through March 28, 2012.

Name and position	Number of shares subject to stock awards
R. Scott Huennekens	1,021,265
President and Chief Executive Officer

John T. Dahldorf	362,152
Chief Financial Officer

Michel E. Lussier	229,442
Group President, Clinical Affairs

Jorge J. Quinoy	315,939
President, U.S. & APLAC CommercialSales

David Sheehan	410,124
Chief Operating Officer

All current Non-Employee Directors as a Group (eight people)	454,553

All Current and Former Employees as a Group	8,238,865

Each Nominee for Director as a Group (3 People)	160,859

Each Associate of any Director, Executive Officer or Nominee	—

Each Other Current 5% Holder or Future 5% Recipient	—
We are committed to effectively managing our equity compensation share reserve while minimizing stockholder dilution. For this reason, we carefully manage both our gross burn rate and net burn rate. Gross burn rate reflects equity awards granted during the fiscal year divided by the number of shares outstanding. Net burn rate reflects equity awards granted during the fiscal year less equity awards cancelled and returned to the plan (net equity grants), divided by the number of shares outstanding. We endeavor to ensure that our burn rate approximates the average rate for our peer group companies generally, and that our burn rates are within the limits recommended by independent shareholder advisory groups, such as Institutional Shareholder Services, or ISS. While there are several methodologies to arrive at burn rates, using current ISS methodology, our burn rates for 2011 and 2012 individually and our three-year average burn rates for 2011 and 2012 were each well within the guidelines recommended by ISS and below the median level of our peer group companies. Detailed information about equity awards issued in fiscal 2012 as well as other relevant information is set forth below.
Information for Burn Rate Calculations
The following table provides detailed information regarding the activity related to our equity plans (except our 2007 Employee Stock Purchase Plan) for fiscal 2012.

2012
Stock Options Granted (1)	393,889
Restricted Stock Units Granted (2)	433,071
Stock Options Cancelled	(145,421)
Restricted Stock Units Cancelled	(42,237)
Weighted-Average Common Stock Outstanding for dilutived	55,195,000
Common Stock Outstanding at Fiscal Year End	53,944,000

(1)	Granted under the 2005 Plan.
(2)	Granted under the 2005 Plan.
Information as of March 28, 2013
The following table provides certain additional information regarding our equity plans (except our 2007 Employee Stock Purchase Plan):

As of March 28, 2013
Total Stock Options Outstanding	3,945,416
Total Restricted Stock Unit Awards Outstanding	1,013,101
Total Common Stock Outstanding	54,483,558
Weighted-Average Exercise Price of Stock Options Outstanding	$19.27
Weighted-Average Remaining Duration of Stock Options Outstanding (years)	3.64
Total Shares Available for Grant under the 2005 Plan	1,801,364

THE BOARD OF DIRECTORS UNANIMOUSLY
RECOMMENDS A VOTE “FOR” PROPOSAL 3.

PROPOSAL 4
APPROVAL OF THE POTENTIAL ISSUANCE OF COMMON STOCK UPON THE EXERCISE OF WARRANTS

Background
Issuance of Convertible Notes
On December 10, 2012, we issued $460,000,000 aggregate principal amount of 1.75% Convertible Senior Notes due 2017 (the “Notes”) pursuant to an Indenture, dated as of September 20, 2010 (the “Base Indenture”) between us and Wells Fargo Bank, N.A., as trustee, as supplemented by the Second Supplemental Indenture, dated as of December 10, 2012 (the “Second Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). We issued the Notes in an underwritten public offering (the “Offering”) pursuant to our effective Registration Statement on Form S-3 (Registration No. 333-169341), including the prospectus supplement to the Registration Statement that we filed with the SEC on December 5, 2012. Interest on the Notes will accrue from December 10, 2012 and will be payable semiannually in arrears on June 1 and December 1 of each year, beginning June 1, 2013, at a rate of 1.75% per year. The Notes are our general unsecured obligations and will rank senior in right of payment to all of our existing and future unsecured indebtedness that is expressly subordinated in right of payment to the Notes; equal in right of payment with all of our existing and future unsecured liabilities that are not so subordinated; effectively subordinated to any of our secured indebtedness that we incur to the extent of the value of the assets securing such indebtedness; and structurally subordinated to all existing and future liabilities incurred by our subsidiaries. The Notes will mature on December 1, 2017 unless earlier converted or repurchased.
Holders may convert their Notes at their option prior to the close of business on the business day immediately preceding August 7, 2017 only under the following circumstances: (1) during any fiscal quarter commencing after March 31, 2013 (and only during such fiscal quarter), if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day; (2) during the five business day period after any ten consecutive trading day period (the “Measurement Period”) in which, for each trading day of such Measurement Period, the trading price per $1,000 principal amount of Notes on such trading day was less than 98% of the product of the last reported sale price of our common stock on such trading day and the applicable conversion rate on such trading day; or (3) upon the occurrence of specified distributions and corporate events. On or after August 7, 2017, until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their Notes at the applicable conversion rate at any time, irrespective of the foregoing circumstances.
The conversion rate for the Notes initially equals 30.4612 shares of common stock per $1,000 principal amount of Notes (equivalent to a conversion price of approximately $32.83 per share of common stock), subject to adjustment. Upon conversion, holders will receive up to the principal amount of the converted Notes in cash and any excess conversion value in shares of our common stock. The amount of cash and the number of shares of our common stock, if any, will be based on daily settlement amounts over an 80 trading day observation period. In addition, upon a Make-Whole Fundamental Change (as defined in the Indenture), we will, under certain circumstances, increase the applicable conversion rate for a holder that elects to convert its Notes in connection with such Make-Whole Fundamental Change. If we undergo a Fundamental Change (as defined in the Indenture), holders may require us to repurchase their Notes in whole or in part for cash at a price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date.
The preceding description is a summary of certain principal terms of the Notes. While we believe that the summary above describes the material terms of the Notes necessary for you to make a voting decision for the purposes of Proposal 4, it may not contain all of the information that is important to you and is qualified in its entirety by reference to the Base Indenture and the Second Supplemental Indenture, which are included as exhibits to our Current Reports on Form 8-K filed with the SEC on September 20, 2010 and December 10, 2012, respectively. We encourage you to read the Indenture in its entirety. For more information about accessing this and other information that we file with the SEC, please see the section titled “Documents Incorporated by Reference” below.
Convertible Note Hedge Transactions and Warrant Transactions
In connection with the issuance of Notes, we entered into convertible note hedge transactions (the “Convertible Note Hedge Transactions”) with JP Morgan Chase Bank, National Association, London Branch and Goldman, Sachs & Co. (the “Option Counterparties”), each an underwriter or affiliate of an underwriter in the Offering. The Convertible Note Hedge Transactions cover, subject to customary anti-dilution adjustments, 14,012,152 shares of our common stock, have a strike price that initially corresponds to the initial conversion prices of the Notes and are expected to reduce the potential dilution with respect to our common stock upon future conversion of the Notes.

We also entered into separate warrant transactions (the “Warrant Transactions”) with the Option Counterparties, pursuant to which we sold to the Option Counterparties warrants (the “Warrants”) relating to 14,012,152 shares of our common stock. The Warrants have an initial strike price of $37.59 (subject to adjustment). The Warrants will be exercisable and expire beginning on March 15, 2018 and we have the right to settle the Warrants in cash or on a net share basis.
Initially, the Warrants are exercisable for 14,012,152 shares of our common stock (subject to adjustments in connection with stock splits or similar changes to our capitalization), which represented approximately 25.98% of our outstanding shares of common stock as of December 4, 2012, the date of the pricing of the Offering. However, the aggregate number of shares issuable pursuant to the Warrant Transactions is subject to a cap equal to 10,777,399 shares of our common stock (the “Initial Cap”), representing approximately 19.99% of our outstanding shares of common stock as of December 4, 2012. The Initial Cap will apply at all times until we have obtained stockholder approval to issue shares in excess of the Initial Cap in accordance with Rule 5635(d) of The NASDAQ Stock Market (“Rule 5635”). After we have obtained stockholder approval in accordance with Rule 5635, if ever, the aggregate number of shares issuable pursuant to the Warrant Transactions will be subject to a cap equal to 28,024,304 shares of our common stock.
Although the Warrants are initially exercisable for 14,012,152 shares of our common stock (subject to adjustments in connection with stock splits or similar changes to our capitalization), the number of shares issuable upon exercise of the Warrants and the effective strike price are subject to potential future adjustment, including adjustments relating to certain merger and tender offer events, stock splits and combinations, certain rights offerings and certain other corporate events that may have a material effect on the value of our common stock or the Warrants, and are subject to potential early termination upon the occurrence of certain merger and tender offer events, hedging disruptions (including a loss of stock borrow) and changes in law, our insolvency, our breach of the agreements relating to the Warrants or a delisting of our common stock or our price per share of common stock exceeding $108.55. Accordingly, taking potential adjustments into consideration, the maximum number of shares of our common stock issuable upon exercise or settlement of the Warrants is 28,024,304, assuming Proposal 4 is approved, or 10,777,399, if Proposal 4 is not approved.
The Convertible Note Hedge Transactions are expected to generally reduce the potential dilution with respect to our common stock upon the conversion of the Notes in the event that the market value per share of our common stock, as measured under the Convertible Note Hedge Transactions, is greater than the strike price of the Convertible Note Hedge Transactions, which initially corresponds to the initial conversion price of the Notes and is subject to adjustments similar to those applicable to the conversion price of the Notes. Separately, to the extent that the market value per share of our common stock, as measured under the terms of the Warrant Transactions, exceeds the strike price of the Warrant Transactions, the Warrant Transactions could have a dilutive effect with respect to our common stock.
The preceding description is a summary of the principal terms of the Convertible Note Hedge Transactions and the Warrant Transactions. While we believe that the summary above describes the material terms necessary for you to make a voting decision for the purposes of Proposal 4, it may not contain all of the information that is important to you and is qualified in its entirety by reference to the Base Call Option Transaction Confirmations and Additional Call Option Transaction Confirmations, which govern the terms of the Convertible Note Hedge Transactions and are included as exhibits to our Current Reports on Form 8-K filed with the SEC on December 5, 2012 and December 10, 2012, respectively, and the Base Warrant Transaction Confirmations and Additional Warrant Transaction Confirmations, which govern the terms of the Warrant Transactions and are included as exhibits to our Current Reports on Form 8-K filed with the SEC on December 5, 2012 and December 10, 2012, respectively. We encourage you to read these confirmations in their entirety. For more information about accessing this and other information that we file with the SEC, please see the section titled “Documents Incorporated by Reference” below.
Reasons for Proposal 4
We are seeking to obtain the requisite stockholder approval to authorize the potential issuance of up to 28,024,304 shares of our common stock upon the exercise of the Warrants. Our common stock is listed on The NASDAQ Global Select Market and we are subject to the NASDAQ rules and regulations. Rule 5635 requires stockholder approval prior to the issuance of securities in connection with a transaction (other than a public offering) involving the sale, issuance or potential issuance by us of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of our common stock or 20% or more of our voting power outstanding before the issuance for less than the greater of book or market value of the stock. Because the issuance by us of an aggregate of up to 28,024,304 shares of our common stock upon the potential exercise of the Warrants may result in the issuance of shares of our common stock equal to or greater than 20% of the shares of our common stock outstanding prior to the issuance at a price that is less than the market value of the shares, we are seeking stockholder approval pursuant to Rule 5635.
Potential Consequences if Proposal 4 is Not Approved
The issuance of shares of our common stock upon the exercise of the Warrants in excess of the Initial Cap is subject to stockholder approval of Proposal 4. If Proposal 4 is not approved by stockholders:

•	the Warrants will remain subject to the Initial Cap, such that the maximum aggregate number of shares of our common stock issuable upon exercise of the Warrants will be 10,777,399;

•
to the extent that we would otherwise have been required to deliver to the Option Counterparties shares of common stock in excess of the Initial Cap pursuant to the terms of the Warrant Transactions, we may be required to satisfy such obligation to the Option Counterparties in cash;

•
the Option Counterparties shall have the right to terminate the Warrant Transactions at any time the price per share of our common stock on The NASDAQ Global Select Market is at or above $108.55 (subject to adjustment); and

•
To the extent we have any obligation to settle the Warrant Transactions in cash, we would need to account for the Warrant Transactions as a derivative, which could materially impact our financial statements and results of operations.

In addition, if we fail to obtain stockholder approval of Proposal 4 at the 2013 annual meeting of stockholders, we intend to continue to seek to obtain stockholder approval at each subsequent annual meeting of our stockholders until such approval has been obtained and we will incur the costs associated therewith.

THE BOARD OF DIRECTORS UNANIMOUSLY
RECOMMENDS A VOTE “FOR” PROPOSAL 4.

PROPOSAL 5
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has selected KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2013, and the Board of Directors has directed management to submit the selection of KPMG LLP as our independent registered public accounting firm for ratification by the stockholders at the 2013 annual meeting of stockholders. Representatives of KPMG LLP are expected to be present at the 2013 annual meeting of stockholders. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm. However, the Board of Directors, on behalf of the Audit Committee, is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.
ON BEHALF OF THE AUDIT COMMITTEE, THE BOARD OF DIRECTORS
UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 5.
Independent Auditor Fee Information
The following table sets forth the aggregate fees charged to the Company for fiscal years 2012 and 2011 by KPMG LLP, our independent registered public accounting firm for such years, for audit services rendered in connection with our audited consolidated financial statements and reports, convertible notes offering-related fees, acquisition-related fees and for other services rendered, as well as all out-of-pocket costs incurred in connection with these services to us and our subsidiaries:

	2012	2011
Audit fees	$1,269,400	$858,200
Audit-related fees	—	—
Tax fees	405,200	26,450
All other fees	1,650	1,650
Total	$1,676,250	$886,300
Audit Fees. Fiscal 2012 and 2011 audit fees consist of fees billed by KPMG LLP for professional services rendered for the integrated audit of our consolidated financial statements and our internal control over financial reporting, review of the interim condensed consolidated financial statements included in our quarterly reports on Form 10-Q, SEC and other regulatory filings, and accounting consultations.
Tax Fees. Fiscal 2012 and 2011 tax fees consist of fees for professional services rendered by KPMG LLP for tax compliance, international tax planning and tax advice.
All other Fees. Fiscal 2012 and 2011 other fees are related to subscription of KPMG Accounting Research Tool.
All fees described above were pre-approved by the Audit Committee or the Audit Committee chairperson pursuant to the authority described below.
Pre-Approval Policies and Procedures
Our Audit Committee, or the Audit Committee chairperson, pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Prior to engaging an independent registered public accounting firm to render an audit or permissible non-audit service, the Audit Committee, or the Audit Committee chairperson, specifically approves the engagement of the independent registered public accounting firm to render that service. The Audit Committee chairperson can pre-approve any services, provided, however, that the Audit Committee is advised immediately and, at its next scheduled meeting, the Audit Committee ratifies any services pre-approved by the Audit Committee chairperson. Accordingly, the Company does not engage an independent registered public accounting firm to render audit or permissible non-audit services unless the engagement to provide such services has been approved by our Audit Committee, or the Audit Committee chairperson, in advance. Our Audit Committee has determined that the rendering of certain services other than audit services by our independent registered public accounting firm is compatible with maintaining such firm's independence in accordance with PCAOB 3524.

PROPOSAL 6
ADVISORY VOTE ON EXECUTIVE COMPENSATION
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, the Company's stockholders are entitled to vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs as disclosed pursuant to the SEC's compensation disclosure rules, which disclosure includes the CD&A, the related compensation tables and the narrative disclosure to those tables. At the 2011 annual meeting, our stockholders indicated their preference that the Company solicits a non-binding advisory vote on the compensation of our NEOs every year. The Board of Directors has adopted a policy that is consistent with that preference and, accordingly, this year, the Company is again asking the stockholders to approve, on an advisory basis, the compensation of our NEOs, as disclosed in this proxy statement.
The Board of Directors, which is responsible for designing and administering the Company's executive compensation program, has designed our executive compensation program to provide a competitive and internally equitable compensation and benefits package that reflects company performance, job complexity and strategic value of the position while ensuring long-term retention and motivation and alignment with the long-term interests of our stockholders. We encourage you to carefully review the section entitled “Compensation Discussion and Analysis” beginning on page 41 of this proxy statement for additional details on our executive compensation, including our compensation philosophy and objectives, as well as the reasons and processes concerning how our Board of Directors determined the structure and amounts of the 2012 compensation of our NEOs.
The Board of Directors is asking our stockholders to indicate their support for our named executive officer compensation, as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the 2013 annual meeting of stockholders:
“RESOLVED, that Volcano's stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Volcano's Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the related compensation tables and the narrative disclosure to those tables.”
The results of this advisory vote are not binding upon the Company. However, the Board of Directors values the opinions expressed by stockholders in their vote and will consider the outcome of the vote when making future compensation decisions for NEOs.

THE BOARD OF DIRECTORS UNANIMOUSLY
RECOMMENDS A VOTE “FOR” PROPOSAL 6.

EXECUTIVE OFFICERS
The names and business experience of our executive officers who are not also a member of our Board of Directors are set forth below, as of March 31, 2012:

Name	Age	Position
John T. Dahldorf	56	Chief Financial Officer
Dale C. Flanders, Ph.D.	61	President, Axsun Division
Darin M. Lippoldt	47	Executive Vice President, General Counsel, Secretary and Chief Compliance Officer
Michele Perrino	42	President, EMEAI
Jorge J. Quinoy	59	President, U.S. & APLAC Commercial Sales
David M. Sheehan	50	Chief Operating Officer
John T. Dahldorf
John T. Dahldorf has served as our Chief Financial Officer since July 2003. From March 2002 to December 2002, Mr. Dahldorf served as Co-Chief Executive Officer of Digirad Corporation, a medical imaging company, where he also served as the Chief Financial Officer from November 2001 to December 2002. From March 1999 to November 2001, Mr. Dahldorf served as the Finance Director of Arrow Electronics, Inc., a distributor of electronic components and computer products. Mr. Dahldorf holds a B.B. in Finance and an M.B.A. from Western Illinois University.
Dale C. Flanders, Ph.D.
Dale C. Flanders has served as the President of our Axsun Division since December 2008. Prior to that, Dr. Flanders founded Axsun Technologies, Inc. in 1998 and served as its Chief Executive Officer and Chief Technology Officer until it was acquired by us in 2008. Prior to founding Axsun, Dr. Flanders served as the Vice President of Engineering and Chief Technology Officer for Lasertron, Inc., a pioneer in developing and manufacturing laser and non-laser light sources, from 1994 to 1998. Dr. Flanders holds a B.S., an M.S. and a Ph.D. in Electrical Engineering from Massachusetts Institute of Technology and is listed as the inventor on more than 75 patents.
Darin M. Lippoldt
Darin M. Lippoldt has served as our Executive Vice President and General Counsel since January 2013. Prior to that time, he served as our Senior Vice President and General Counsel since August 2010. Mr. Lippoldt has also served as Secretary since July 2011 and Chief Compliance Officer since October 2011. From November 2003 until he joined the Company, Mr. Lippoldt served as Associate General Counsel at Amylin Pharmaceuticals, a pharmaceutical company. He previously practiced corporate and securities law with the law firms of Fulbright & Jaworski LLP and Matthews and Branscomb, P.C. Mr. Lippoldt holds a B.B.A. in Finance, an M.A. in International Relations and a J.D. from St. Mary's University.
Michele Perrino
Michele Perrino has served as President of Europe, Middle East, Africa, and India (EMEAI) operations since October 2012. Prior to that time Mr. Perrino served as Vice President and General Manager for our EMEAI Operations, Vice President Sales & Marketing EMEAI from 2010 to 2012 and Sales Director EMEAI from 2008. Before joining Volcano, he held various management positions in Ethicon Endo-Surgery and Cordis, franchises of Johnson & Johnson Inc. Since May 2012 Mr. Perrino has served as Chairman of the Cardiovascular Group of the Medical Technology Industry Association (Eucomed). He holds a Master's degree in Economics and a Postgraduate degree in Finance from the University of Bari (Italy).
Jorge J. Quinoy
Jorge J. Quinoy has served as our President, US and APLAC Commercial Sales since October 1, 2012. Prior to that time, Mr. Quinoy served as Executive Vice President, Global Sales, since December 2008. From July 2003 to December 2008, Mr. Quinoy served as our Vice President of Global Sales. From August 2001 to July 2003, Mr. Quinoy served as the Vice President of Sales for Jomed, Inc., a medical technology company. From January 2001 to August 2001, Mr. Quinoy served as the Vice President of Sales for Altiva Corporation, a medical technology company. From 1999 to 2000, Mr. Quinoy served as Vice President of Sales for Medtronic AVE, Inc. Mr. Quinoy holds a B.S. in Public Relations and Marketing from the University of Florida.
David M. Sheehan
David M. Sheehan has served as our Chief Operating Officer since February 2012. Prior to that, Mr. Sheehan was our

President of the IVUS & FM Business Units since March 2010. From June 2008 to March 2010, Mr. Sheehan served as our Executive Vice President. Prior to joining the Company, from April 2005 to May 2008, he was a consultant and Chief Executive Officer for various start-up companies including Petritech, Inc., a materials company, and VOZ Sports, Inc., a communications company. From March 2002 to April 2005 he served as the President and Chief Executive Officer of Digirad Corporation, a maker of cardiac imaging equipment and from September 2000 to March 2005, the President of Digirad Imaging Solutions, Inc., a wholly owned subsidiary of Digirad Corporation. From May 1999 to September 2000, Mr. Sheehan served as the President and Chief Executive Officer of Rapidcare.com, an e-healthcare company. From May 1997 to May 1999, Mr. Sheehan served as Vice President of Sales & Marketing for a division of Baxter Healthcare Corporation which provided cardiopulmonary services to hospitals. From July 1991 to May 1997, Mr. Sheehan worked at Haemonetics Corporation, a supplier of blood processing services and equipment, in various sales, marketing and business development positions. Mr. Sheehan received a B.S. in mechanical engineering from Worcester Polytechnic Institute and an M.B.A. from the Tuck School of Business at Dartmouth College.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to beneficial ownership of our common stock, as of February 28, 2013, except as noted, by (i) each beneficial owner known by us to be the beneficial owner of 5% or more of the outstanding shares of our common stock, (ii) each of our named executive officers, (iii) each of our directors and (iv) all of our executive officers and directors as a group. Dr. Kadia was not a director on February 28, 2013 and is not included in the table.
This table is based upon information provided to us by our executive officers and directors and upon information about principal stockholders known to us based on Schedules 13G filed with the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of February 28, 2013 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name. Except as otherwise indicated, the address of each person listed in the table below is care of Volcano Corporation, 3661 Valley Centre Drive, Suite 200, San Diego, CA 92130.
Each stockholder's percentage ownership is based on 54,187,650 shares of our common stock outstanding as of February 28, 2013, adjusted as required by rules promulgated by the SEC.

	Beneficial Ownership
	Shares	Percent of Total
5% Stockholders:
BlackRock Inc.(1) 40 East 52nd Street New York, NY 10022	2,945,588	5.4%
FMR LLC (2) 82 Devonshire Street Boston, Massachusetts 02109	3,057,400	5.6%
The Goldman Sachs Group, Inc. (3) 200 West Street New York, NY 10282	2,802,593	5.2%
Janus Capital Management LLC (4) 151 Detroit Street Denver, CO 80206	3,272,138	6.0%
Manning & Napier Advisors, LLC (5) 290 Woodcliff Drive Fairport, NY 14450	4,187,175	7.7%
The Vanguard Group (6) 100 Vanguard Blvd. Malvern, PA 19355	2,946,151	5.4%
Entities affiliated with Waddell & Reed Financial, Inc.(7) 6300 Lamar Avenue Overland Park, KS 66202	4,390,044	8.1%
Wells Fargo and Company (8) 420 Montgomery Street San Francisco, CA 94104	2,861,318	5.3%
Directors and Executive Officers:
Kieran T. Gallahue(9)	66,239	*
Lesley H. Howe(10)	68,214	*
Alexis V. Lukianov(11)	59,738	*
Ronald A. Matricaria(12)	148,112	*
Leslie V. Norwalk (13)	16,167	*
John Onopchenko(14)	44,770	*
Roy T. Tanaka(15)	55,541	*
Eric J. Topol, M.D.(16)	16,167	*
R. Scott Huennekens(17)	453,818	*
John T. Dahldorf(18)	159,189	*
Michel E. Lussier(19)	108,952	*
Jorge J. Quinoy(20)	218,537	*
David M. Sheehan(21)	233,807	*
All directors and executive officers as a group (16 persons)(22)	1,887,016	3.5%

*	Indicates ownership of less than 1% of the outstanding shares of our common stock.

(1)
Based solely upon a Schedule 13G filed with the SEC on February 11, 2013 by BlackRock, Inc. (“BlackRock”) reporting beneficial ownership as of December 31, 2012. According to the Schedule 13G, BlackRock has sole voting and dispositive power over 2,945,588 shares of our common stock. The Schedule 13G notes that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of shares of our common stock. The Schedule 13G provides information only as of December 31, 2012 and, consequently, the beneficial ownership of the above-mentioned reporting person may have changed between December 31, 2012 and February 28, 2013.

(2)
Based solely on a Schedule 13G filed February 14, 2013, by FMR LLC, on behalf of itself and Edward C. Johnson 3d reporting beneficial ownership as of December 31, 2012. According to the Schedule 13G, Mr. Johnson and FMR LLC have sole dispositive power over 3,057,400 shares of our common stock. Fidelity Management & Research Company

(“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 3,057,400 shares of our common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Mr. Johnson and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 3,057,400 shares owned by the Funds. Members of the family of Mr. Johnson, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B stockholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the stockholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees. The Schedule 13G provides information only as of December 31, 2012 and, consequently, the beneficial ownership of the above-mentioned reporting person may have changed between December 31, 2012 and February 28, 2013.

(3)
Based solely upon a Schedule 13G filed with the SEC on February 13, 2013 by The Goldman Sachs Group, Inc. (“Goldman Sachs”), on behalf of itself and Goldman, Sachs & Co (“GS & Co”), a direct and indirect wholly-owned subsidiary of Goldman Sachs, reporting beneficial ownership as of December 31, 2012. According to the Schedule 13G, Goldman Sachs has shared voting power over 2,795,588 shares of our common stock and shared dispositive power over 2,802,593 shares of our common stock and GS & Co has shared voting power over 2,795,588 shares of our common stock and shared dispositive power over 2,802,593 shares of our common stock. The Schedule 13G notes that clients of Goldman Sachs and GS & Co have or may have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, securities held in their accounts. The Schedule 13G provides information only as of December 31, 2012 and, consequently, the beneficial ownership of the above-mentioned reporting person may have changed between December 31, 2012 and February 28, 2013.

(4)
Based solely upon a Schedule 13G filed with the SEC on February 14, 2013 by Janus Capital Management LLC (“Janus Capital”) reporting beneficial ownership as of December 31, 2012. According to the Schedule 13G, Janus Capital has sole voting power over 3,272,138 shares of our common stock and sole dispositive power over 3,272,138 shares of our common stock. Janus Capital has a direct 95.67% ownership stake in INTECH Investment Management ("INTECH") and a direct 77.8% ownership stake in Perkins Investment Management LLC ("Perkins"). Holdings for Janus Capital, Perkins and INTECH are aggregated for purposes of the Schedule 13G. Janus Capital, Perkins and INTECH are registered investment advisers, each furnishing investment advice to various investment companies registered under Section 8 of the Investment Company Act of 1940 and to individual and institutional clients (collectively referred to herein as "Managed Portfolios"). As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Janus Capital may be deemed to be the beneficial owner of shares of our common stock held by such Managed Portfolios. However, Janus Capital does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights. The Schedule 13G provides information only as of December 31, 2012 and, consequently, the beneficial ownership of the above-mentioned reporting person may have changed between December 31, 2012 and February 28, 2013.

(5)
Based solely upon a Schedule 13G filed with the SEC on January 23, 2013 by Manning & Napier Advisors, LLC (“MNA”) reporting beneficial ownership as of December 31, 2012. According to the Schedule 13G, MNA has sole voting power over 3,194,425 shares of our common stock and sole dispositive power over 4,187,175 shares of our common stock. The Schedule 13G provides information only as of December 31, 2012 and, consequently, the beneficial ownership of the above-mentioned reporting person may have changed between December 31, 2012 and February 28, 2013.

(6)
Based solely upon a Schedule 13G filed with the SEC on February 12, 2013 by The Vanguard Group (“Vanguard”) reporting beneficial ownership as of December 31, 2012. According to the Schedule 13G, Vanguard has sole voting power over 75,948 shares of our common stock, sole dispositive power over 2,872,403 shares of our common stock and shared dispositive power over 73,748 shares of our common stock. The Schedule 13G provides information only as of December 31, 2012 and, consequently, the beneficial ownership of the above-mentioned reporting person may have changed between December 31, 2012 and February 28, 2013.

(7)
Based solely upon a Schedule 13G filed with the SEC on February 7, 2013 by Waddell & Reed Financial, Inc., (“WDR”) on behalf of itself, Ivy Investment Management Company (“IICO”); Waddell & Reed Investment Management Company (“WRIMCO”); Waddell & Reed, Inc. (“WRI”); and Waddell & Reed Financial Services, Inc. (“WRFSI”) reporting beneficial ownership as of December 31, 2012. According to the Schedule 13G, IICO has sole voting and dispositive power over 91,294,350 shares of our common stock, WRIMCO has sole voting and dispositive power over 3,095,694 shares of our common stock, WRI has sole voting and dispositive power over 3,095,694 shares of our common stock, WRFSI has sole voting and dispositive power over 3,095,694 shares of our common stock and WDR has sole voting and dispositive power over 4,390,044 shares of our common stock. IICO is an investment advisory subsidiary of WDR. WRIMCO is an investment advisory subsidiary of WRI, which is a broker-dealer and underwriting subsidiary of WRFSI, which is a parent holding company and subsidiary of WDR, a publicly traded company. The clients of IICO and WRIMCO, including investment companies registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive dividends from, as well as the proceeds from the sale of, such securities. The Schedule 13G notes that investment advisory contracts grant IICO and WRIMCO all investment and/or voting power over securities owned by such advisory clients, and investment sub-advisory contracts grant IICO and WRIMCO investment power over securities owned by such sub-advisory clients and, in most cases, voting power, but that any investment restriction of a sub-advisory contract does not restrict investment discretion or power in a material manner. Accordingly, IICO and/or WRIMCO may be deemed the beneficial owner of such securities. The Schedule 13G provides information only as of December 31, 2012 and, consequently, the beneficial ownership of the above-mentioned reporting person may have changed between December 31, 2012 and February 28, 2013.

(8)
Based solely upon a Schedule 13G filed with the SEC on February 13, 2013 by Wells Fargo and Company (“Wells Fargo”), on behalf of itself, Wells Capital Management Incorporated, Wells Fargo Funds Management, LLC Wells Fargo Advisors, LLC, Wells Fargo Bank, National Association, Wells Fargo Securities, LLC, Wells Fargo Investment Group, Inc. and Wells Fargo Advisors Financial Network, LLC, reporting beneficial ownership as of December 31, 2012. According to the Schedule 13G, Wells Fargo has sole voting power over 21,034 shares of our common stock, shared voting power over 2,626,540 shares of our common stock, sole dispositive power over 21,034 shares of our common stock and has shared dispositive power over 4,908,113 shares of our common stock. The Schedule 13G provides information only as of December 31, 2011 and, consequently, the beneficial ownership of the above-mentioned reporting person may have changed between December 31, 2011 and February 28, 2013.

(9)	Includes 62,405 shares of our common stock that Mr. Gallahue has the right to acquire pursuant to options exercisable within 60 days of February 28, 2013.

(10)	Includes 43,072 shares of our common stock that Mr. Howe has the right to acquire pursuant to options exercisable within 60 days of February 28, 2013.

(11)	Includes 59,738 shares of our common stock that Mr. Lukianov has the right to acquire pursuant to options exercisable within 60 days of February 28, 2013.

(12)	Includes 49,931 shares of our common stock that Mr. Matricaria has the right to acquire pursuant to options exercisable within 60 days of February 28, 2013.

(13)	Includes 13,542 shares of our common stock that Ms. Norwalk has the right to acquire pursuant to options exercisable within 60 days of February 28, 2013.

(14)
Includes 43,072 shares of our common stock that Mr. Onopchenko has the right to acquire pursuant to options exercisable within 60 days of February 28, 2013. Mr. Onopchenko resigned from our board of directors on March 29, 2013.

(15)	Includes 48,405 shares of our common stock that Mr. Tanaka has the right to acquire pursuant to options exercisable within 60 days of February 28, 2013.

(16)	Includes 13,542 shares of our common stock that Dr. Topol has the right to acquire pursuant to options exercisable within 60 days of February 28, 2013.

(17)
Includes 46,338 shares held in a grantor retained annuity trust for which Mr. Huennekens does not have investment power, 312,848 shares of our common stock that Mr. Huennekens has the right to acquire pursuant to options exercisable within 60 days of February 28, 2013 and 19,250 shares of common stock that Mr. Huennekens has the right to acquire pursuant to restricted stock units which vest within 60 days of February 28, 2013. Mr. Huennekens disclaims beneficial ownership of the shares held in the grantor annuity trust except to the extent of his pecuniary interest in such shares.

(18)
Includes 106,581 shares of our common stock that Mr. Dahldorf has the right to acquire pursuant to options exercisable within 60 days of February 28, 2013 and 5,750 shares of common stock that Mr. Dahldorf has the right to acquire pursuant to restricted stock units which vest within 60 days of February 28, 2013.

(19)
Includes 89,820 shares of our common stock that Mr. Lussier has the right to acquire pursuant to options exercisable within 60 days of February 28, 2013 and 5,000 shares of common stock that Mr. Lussier has the right to acquire pursuant to restricted stock units which vest within 60 days of February 28, 2013.

(20)	Includes 107,020 shares of our common stock that Mr. Quinoy has the right to acquire pursuant to options exercisable within 60 days of February 28, 2013.

(21)
Includes 201,604 shares of our common stock that Mr. Sheehan has the right to acquire pursuant to options exercisable within 60 days of February 28, 2013 and 5,000 shares of common stock that Mr. Sheehan has the right to acquire pursuant to restricted stock units which vest within 60 days of February 28, 2013.

(22)
Includes shares of capital stock referred to in footnotes (9), (10), (11), (12), (13), (14), (15), (16), (17), (18), (19), (20) and (21). Also includes 198,470 shares of our common stock that Dr. Flanders beneficially owns including 185,078 shares which he has the right to acquire pursuant to options exercisable within 60 days of February 28, 2013, 26,572 shares of our common stock that Mr. Lippoldt beneficially owns including 23,345 shares which he has the right to acquire pursuant to options exercisable within 60 days of February 28, 2013 and 12,723 shares of common stock that Mr. Perrino beneficially owns including 8,579 shares which he has the right to acquire pursuant to options exercisable within 60 days of February 28, 2013.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than ten percent of a registered class of our equity securities to file reports with the SEC regarding their ownership and changes in ownership of our stock. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2012, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

This Compensation Discussion and Analysis explains our compensation philosophy, policies and practices during fiscal year 2012 and the first quarter of fiscal year 2013 for the following executives, who we refer to in this discussion as our named executive officers, or NEOs:

•	R. Scott Huennekens, our President and Chief Executive Officer;

•	John T. Dahldorf, our Chief Financial Officer;

•	Michel E. Lussier, our President, Clinical & Scientific Affairs;

•	Jorge J. Quinoy, our President, U.S. & APLAC Commercial Sales; and

•	David Sheehan, our Chief Operating Officer.

Executive Summary

Overview. Our compensation program is designed to attract, reward and retain a talented, innovative and entrepreneurial team of executives. We provide our NEOs with fixed and variable compensation intended to reward their contributions to the Company annually and over the longer term. A significant portion of our NEOs' compensation is tied to their achievement of specified performance goals, both at the individual and Company level.

Consideration of Stockholder Advisory Votes. Our say-on-pay vote held at our 2012 annual meeting of stockholders was supported by approximately 93.7% of the votes affirmatively cast. Accordingly, it was determined to not make any significant changes in our compensation philosophy in setting 2012 or 2013 compensation levels for our executives. When determining how often to hold an advisory vote on executive compensation, the Board recommended and our stockholders agreed upon, an annual vote. In addition to holding an annual advisory vote on executive compensation, we are committed to ongoing engagement with our stockholders on executive compensation and corporate governance issues.

Commitment to Good Compensation Governance

•
Independent Compensation Consultant and Analytical Process. In making compensation decisions we use a rigorous process that includes evaluating market and peer group practices, as well as reviewing the advice and recommendations of our independent compensation consultant, Towers Watson, which reports to our Compensation Committee and does not provide any other services to management or the Company.

•
Stock Ownership Guidelines. To align the interests of our executives with those of our stockholders and discourage inappropriate risk taking, our executives are required to own shares of our common stock in accordance with our stock ownership guidelines. Under these guidelines, our President and Chief Executive Officer is required to own shares of our common stock with a value equal to three times his annual base salary and our other executive officers are required to own shares of our stock with a value equal to one and one-half times their annual base salary. As of December 2012, each of our NEOs met our stock ownership guidelines. In addition, our insider trading policy prohibits speculative trading or the pledging of our stock as security by our insiders.

•
Internal Pay Equity. Our Chief Executive Officer's target pay ratio is consistent with our peer company ratios and within the guidelines put forward by shareholder advisory services for internal pay equity among executives.

Pay-For-Performance Features of our Executive Compensation Program. We believe that our executive compensation program has many important features designed to reward performance. These features are described below.

•
No Automatic Salary Increase or Annual Incentive Guarantees. Our compensation program is designed to reward performance and therefore we do not provide any of our NEOs with guaranteed annual salary increases or guaranteed bonuses.

•
High Portion of Chief Executive Officer Compensation is Variable and Tied to Performance. In early 2012, Towers Watson analyzed our corporate performance and our Chief Executive Officer's realizable pay based on the most recent one- and three- year periods for us and our peer group of companies. Towers Watson determined that our one-year corporate performance was at the 89th percentile of our peer group, and our Chief Executive Officer's realizable total direct one-year compensation was at the 82nd percentile of our peer group. Towers Watson also determined that our three-year corporate performance was at the 91st percentile of our peer group, and our Chief Executive Officer's realizable total direct three-year compensation was at the 77th percentile of our peer group.

•
High Portion of Executive Pay Tied to Long Term Incentives. In early 2012, Towers Watson analyzed our pay mix and determined that our pay mix is generally more leveraged toward long term incentives than our peer group.

•
Corporate Performance Incentives. Although the initial vesting of any equity awards granted under our Long Term Incentive Plan and payout of any awards under our Short Term Incentive Plan is conditioned upon the achievement of non-GAAP revenue targets approved by the Board, the extent of the vesting of any equity awards under our Long Term Incentive Plan and the size of any payout is dependent upon the achievement of corporate and individual performance goals.

Summary of Key Fiscal Year 2012 Compensation Decisions

•
Base Salaries. Our Compensation Committee increased the base salaries of each of our NEOs after considering the recommendations of the Chief Executive Officer, our desired target positioning as compared to the peer company data, our general budget for salary increases, the increased levels of responsibilities of certain of our NEOs as compared with those in our peer group as well as each individual NEO's performance.

•
Long Term Incentives. Our Compensation Committee granted performance based restricted stock unit awards under our 2012 Long Term Incentive Plan to each of our NEOs in order to further align the interests of our executives with those of our stockholders by incentivizing the attainment of specific corporate performance goals. During 2012 our Compensation Committee also approved the grant of stock options and stock unit awards to our NEOs that vest over a period of their continued service.

•
Short Term Incentives. The Compensation Committee decided to generally maintain existing target bonus levels for each of the Company's NEOs who participate in the 2012 Short Term Incentive Plan without increasing those levels, except with respect to Mr. Sheehan whose target bonus level was increased from 40% to 50% of his base salary in connection with his promotion to Chief Operating Officer and his increased responsibilities in that role.

Compensation Philosophy and Objectives

We design our executive compensation programs to:

•	Attract executives with the skills and expertise to execute our business plan and achieve our team goals;

•	Reward executives fairly over time; and

•	Retain executives who consistently and continually perform at or above our expectations.

To achieve these objectives, we typically provide our executive officers with a total compensation package that is comprised of the following elements: annual base salary, annual cash incentives, long term equity incentive awards, and broad-based employee benefits (with limited perquisites) and, in certain circumstances, severance and change in control benefits.

In determining the amount and form of these compensation elements in 2012, we considered a number of factors, including:

•	compensation levels paid to similarly situated executives by companies in our peer group, to attract and retain key executives in a competitive market for talent;

•
individual and corporate performance, including achievement of corporate financial objectives and our 2012 operational objectives, which we refer to in this discussion as our 2012 Key Factors for Success;

•	internal pay equity of the compensation paid to one executive as compared to another;

•	scope of responsibilities and resulting ability to impact overall company performance;

•	the recommendations of our Chief Executive Officer with respect to the compensation of our other NEOs;

•	broader economic conditions, to ensure that our pay strategies account for the impact of the domestic and global economy on our business;

•	the potential dilutive effect of equity awards on our stockholders;

•	the experiences and knowledge of our Board members regarding compensation programs at other companies; and

•	individual negotiations with our executives.

Our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long term and short term compensation, cash and non-cash compensation, or among different forms of cash or non-cash compensation. Although the Compensation Committee does review total cash and equity compensation, it does not believe that increases or decreases in the value of equity awards that were previously granted should significantly impact the determination of current levels of cash or equity-based compensation. Instead, given the small size of our executive team, our Compensation Committee tailors its recommendations with respect to each executive's compensation package to meet our compensation objectives and ensure that the interests of our executive officers remain aligned with those of our stockholders.

Compensation Decision Making Process

Role of the Compensation Committee and the Board. Our Compensation Committee, in consultation with our other independent members of our Board of Directors, approves the annual compensation changes for our NEOs, as well as the performance goals for our incentive plans after considering the recommendations and input it receives from our other Board members, the independent compensation consultant, and our Chief Executive Officer. Our Chairman solicits from the other Board members their evaluations of the performance and contributions of our Chief Executive Officer for the prior year. The Chairman reviews these evaluations and discusses our Chief Executive Officer's performance with the Board.

Role of the Section 162(m) Committee. In 2011, our Board established a separate committee of the Board consisting of the outside, independent and non-employee members of the Board, which we call our Section 162(m) Committee. The Board of Director eliminated the Section 162(m) Committee in February 2013, and its responsibilities were then assumed by our Compensation Committee. Prior to its elimination, our Section 162(m) Committee was responsible for approving the compensation decisions recommended by the Compensation Committee for our employees and our Board members whose compensation is (or is reasonably likely to become) subject to either the limits on deductibility of compensation imposed under Section 162(m) of the Internal Revenue Code, the “short swing” profit rules of the Exchange Act and/or the board independence standards of Nasdaq and the SEC. However, the Compensation Committee and the Section 162(m) Committee reserve the right to structure compensation in a manner that may not meet the requirements to be exempt from the limits on deductibility of compensation imposed under Section 162(m) of the Internal Revenue Code.

Role of our Executive Officers. Our Chief Executive Officer works with our Human Resources, Finance and Legal departments to design and develop new executive compensation programs for our Compensation Committee's consideration, to recommend changes to existing compensation programs, to recommend performance targets to be achieved under those programs, to prepare peer data comparisons and other briefing materials, and ultimately to implement the decisions of the Board. These individuals also provide information to our independent compensation consultant, so that it can perform its duties for the Compensation Committee.

At the start of each year, our Chief Executive Officer provides recommendations to the Compensation Committee on the compensation levels of each NEO other than himself, as well as his review of each other NEO's performance and contributions in the prior year. In addition, when appropriate, our Chief Executive Officer, Chief Financial Officer, Executive Vice-President of Human Resources, and General Counsel attend portions of the Compensation Committee meetings to provide information and answer questions. No NEO was present or voted in the final determinations regarding the structure or amount of any component of such NEO's compensation package for 2012.

Role of our Independent Compensation Consultant. In July 2011 the Compensation Committee engaged DolmatConnell & Partners to provide recommendations on adjustments to our peer group composition for use in the analysis for setting 2012 compensation levels. In October 2011 the Compensation Committee conducted an assessment of DolmatConnell & Partners and also considered the expertise and services of several other compensation consultants, including Towers Watson, to determine whether to engage a new compensation consultant for 2012. The Compensation Committee determined to engage Towers Watson as its independent compensation consultant for 2012 because of its expertise with the market practices, including best practices, of our industry and our peers. Towers Watson provided the Compensation Committee with the following services in setting 2012 compensation levels:

•	provided recommendations on adjustments to our peer group composition for use in 2012;

•	prepared an analysis of our executive compensation levels, including providing compensation data drawn from proxy filings of our peer group and broader surveys;

•	provided an assessment of the proposed executive compensation plans for 2012;

•	provided an overview of the current executive compensation landscape, including:

•	reporting on the recent legislative and regulatory changes impacting executive compensation; and

•	updating the Compensation Committee on emerging compensation trends and best practices;

•	prepared an analysis of our share reserve use under our equity incentive plan;

•	performed an analysis of our historical pay for performance as it relates to our Chief Executive Officer;

•	performed an analysis of the risks associated with our compensation programs generally; and

•	attended portions of Compensation Committee meetings, as requested.

Although the Company paid for the cost of these services, the Compensation Committee retains the authority to direct, terminate or continue the services of Towers Watson. In February 2013 the Compensation Committee conducted a performance and independence assessment of Towers Watson to determine whether it would continue to serve as the Compensation Committee's independent advisor. The Compensation Committee determined that Towers Watson has consistently provided valuable advice and services to the Compensation Committee. The Compensation Committee also considered that Towers Watson provides no other services to the Company, that the individual representatives of Towers Watson who works directly with the Compensation Committee has no other business relationships with the Board, management or the Company, Towers Watson's own policies on ethics, stock ownership and conflicts of interest, and the total revenue that Towers Watson received from the Company in 2012 as a percentage of Towers Watson's 2012 total gross revenues. As a result, the Compensation Committee concluded that there were no material conflicts of interest with respect to Towers Watson providing services to the Compensation Committee during 2012. Based on these factors, the Compensation Committee concluded that it would continue to retain Towers Watson as its independent compensation consultant for 2013.

Use of Peer Group Company and Survey Data

The Compensation Committee reviews compensation data for other companies in order to balance our need to attract and retain highly qualified executive officers with our need to maintain a reasonable and responsible cost structure. In February 2012, our Compensation Committee engaged Towers Watson to review the pay levels and compensation program for our NEOs. Towers Watson's review included an evaluation of competitive pay levels, internal pay ratios between the Chief Executive Officer and other NEOs, the mix of pay, executive equity holdings, short term and long term incentive structures, share usage assessment and stock ownership guidelines. The pay assessment conducted by Towers Watson referenced pay data from companies within our peer group as well as published survey data.

The Compensation Committee compared the compensation levels of our NEOs against the compensation levels at our peer group companies only to the extent there was, in the Compensation Committee's determination, a solid and reliable match for our officer's position, based on the officer's role and similarity of job content. As a result, the peer group data was primarily used for setting the compensation levels of our Chief Executive Officer and Chief Financial Officer, Messrs. Huennekens and Dahldorf. The Compensation Committee believed that the roles of our other NEOs, Messrs. Lussier, Quinoy and Sheehan, did not as reliably map to the peer group company positions. Therefore, for these NEOs, our Compensation Committee relied on published survey data provided to us by Towers Watson to supplement peer group data, which included the 2011 Radford Global Technology Survey. The published survey data covers a broad group of companies in the medical devices, equipment and supplies industries and a broad range of executive positions. References in this Compensation Discussion and Analysis to the peer group company data are also intended to also refer to this survey data, as applicable.

Peer Group

Our Compensation Committee reviews and updates our peer group of companies annually to reflect changes in the industry and to ensure that our comparisons to peer group data are meaningful to the Compensation Committee's process and review. In July 2011 DolmatConnell & Partners identified a peer group which we approximate the median of in terms of revenue and market cap. In February 2012, Towers Watson concluded that this peer group continued to be appropriate, except that one entity previously included in such peer group should be excluded because it had since been taken private. Therefore, our peer group for setting 2012 compensation levels consisted of the following companies:

Abaxis, Inc.	Haemonetics Corp.	Natus Medical Incorporated
Accuray Incorporated	ICU Medical, Inc.	NuVasive, Inc.
Align Technology, Inc.	Masimo Corporation	NxStage Medical
ArthroCare Corp.	Merit Medical Systems, Inc.	Thoratec Corporation
Cyberonics Inc.	Myriad Genetics	Zoll Medical, Inc.
Gen-Probe Incorporated

These companies are all U.S.-headquartered medical device and medical equipment/supplies public companies with revenues of approximately $100 million to $500 million and market capitalization of approximately $400 million to $3.5 billion at the time of their inclusion on the peer group list. Given our large market capitalization to revenue multiple (as determined over the then-most recent four quarters' revenue) only a few companies fit within a standard 1/2 to 2x range around market capitalization, and so DolmatConnell recommended, and the Compensation Committee approved, a 1/3 to 3x range around our then-current market capitalization of $1.55 billion.

In February 2013, Towers Watson reassessed our peer group of companies and determined that five companies should be removed and four new companies should be added to our peer group. Therefore, our peer group for making compensation decisions in February 2013 consisted of the following companies:

Accuray Incorporated	Haemonetics Corp.	NuVasive, Inc.
ArthroCare Corp.	ICU Medical, Inc.	NxStage Medical
Cepheid	Integra Lifesciences Holdings Corp.	Orthofix International
Conmed Corp.	Masimo Corporation	Thoratec Corporation
Cyberonics Inc.	Merit Medical Systems, Inc.
Gen-Probe Incorporated	Myriad Genetics
Other than Orthofix International, each of these companies is headquartered in the U.S. and all of them are medical device and medical equipment/supplies public companies with median revenues of approximately $473 million.

Compensation Positioning and Compensation Allocations

Our Compensation Committee generally targets total direct compensation-that is, target total cash compensation plus target long term equity compensation-at or around the 75th percentile of compensation paid to similarly situated executives employed by the peer group companies for target level performance. Compensation above this level is possible for exceptional performance.

To achieve this positioning, our Compensation Committee generally targets the various compensation elements as follows:

•	total target cash compensation (base salaries and cash bonus) between the 50th and 75th percentiles; and

•	long term equity compensation at or around the 75th percentile.

Our Compensation Committee believes that targeting total direct compensation at or around the 75th percentile is necessary to achieve the objectives of our executive compensation program in light of the Company's rapid growth and high performance over many years. However, while peer company data provides a useful reference point, it is not the only factor the Compensation Committee considers in setting compensation for our executive officers. Our Compensation Committee also considered the factors described above under the heading “Compensation Philosophies and Objectives” in determining the compensation offered to any executive in any given year. Over time, the Compensation Committee intends to continue to evaluate the compensation philosophy and target competitive positioning and may make changes from time to time as warranted based on the Company's business strategy, compensation philosophy, and performance as well as market practices.

Reasons for Providing, and Manner of Structuring, the Key Compensation Elements in 2012

Our 2012 executive compensation program consisted of three principal components:

•	annual base salary;

•	short term incentive compensation (annual cash bonuses); and

•	long term equity incentive compensation (including, time-based vesting stock options and time-based and performance-based vesting RSUs).

Base Salary

We provide a base salary as a fixed source of compensation for our executives for the services they provide to us during the year and to balance the impact of having a significant portion of their compensation “at risk” in the form of annual cash incentive bonuses and equity-based incentive compensation. Our Compensation Committee recognizes the importance of a competitive base salary as an element of compensation that helps attract and retain our executive officers.

In February 2012, our Compensation Committee recommended, and our 162(m) Committee approved, the increases to the base salaries of our NEOs as set forth below. In making its recommendations, our Compensation Committee considered the recommendations of the Chief Executive Officer and our Chairman, and the desired target positioning as compared to the peer company data, and the general budget for salary increases. The Section 162(m) Committee set the 2012 base salaries for Messrs. Lussier and Quinoy to a level above the 75th percentile based on their historical salary levels, which were also higher than the 75th percentile in 2011 as a result of past negotiations and adjustments made for retention purposes, and because the Compensation Committee believed that the comparable executives from the peer group did not accurately match the greater project demands and level of responsibilities placed on Messrs. Lussier and Quinoy. Additionally, the Compensation Committee considered the increased responsibilities of Mr. Sheehan in taking on the role of our Chief Operating Officer in approving his 2012 salary increase.

Named Executive Officer	2011 Base Salary	2012 Base Salary	% Increase	Market Position (percentile)
R. Scott Huennekens	$550,000	$585,750	7%	≤ 50th
John T. Dahldorf	$318,270	$349,800	10%	50-75th
Michel E. Lussier(1)	$380,282	$451,511	19%	>75th
Jorge J. Quinoy	$326,922	$336,730	3%	>75th
David M. Sheehan	$318,270	$350,097	10%	50-75th

(1)	Mr. Lussier's base salary for 2011 was set all or partially in Euros. These dollar amounts were converted using an average historical exchange rate for 2011.

In February 2013 our Compensation Committee approved the increases to the base salaries of our NEOs as set forth below. In making its decisions, our Compensation Committee considered the recommendations of the Chief Executive Officer and the desired target positioning as compared to the peer company data, and the general budget for salary increases. The Compensation Committee approved a 9% increase to the 2013 base salary for Mr. Huennekens in order to bring his base salary closer to the desired targeted market positioning. The Compensation Committee approved a 9% increase to the 2013 base salary for Mr. Dahldorf, and a 3% increase in the base salary of Mr. Sheehan in order to maintain their base salary levels within the targeted market positioning of our peers. No increases to the base salary levels for Messrs. Lussier or Quinoy were approved for 2013 because it was determined that their existing base salary levels continued to be appropriate for 2013.

Named Executive Officer	2013 Base Salary	% Increase	Market Position (percentile)
R. Scott Huennekens	638,468	9%	≤ 50th
John T. Dahldorf	381,282	9%	50-75th
Michel E. Lussier	451,511	—%	>75th
Jorge J. Quinoy	336,730	—%	>75th
David M. Sheehan	360,600	3%	50-75th

Short Term Incentive Compensation

We have structured our annual cash incentive compensation program to align our executives' pay with our overall financial performance and to reward our executives' achievement of, and contributions to, specifically identified corporate objectives that we believe are most important to creating value for our stockholders.

2012 STI Plan Overview. In February 2012, our Compensation Committee recommended, and our 162(m) Committee approved, our 2012 Short Term Incentive Plan, or 2012 STI Plan, for all of our eligible employees. Mr. Quinoy and other members of our field sales force who participate in sales incentive plans are not eligible to participate in the 2012 STI Plan. The purposes of our 2012 STI Plan were to incentivize our executives to (1) drive our revenue growth and operating income, (2) drive achievement of annual operational and financial objectives, and (3) reward our executives upon the attainment of our objectives. Our 2012 STI Plan is designed to accomplish such purposes by requiring the attainment of objective corporate performance goals as a condition to awarding any bonuses under the plan. Additionally, regardless of our corporate performance, individual bonuses are not guaranteed under the plan and are determined by factoring in the individual contributions of our executives toward attainment of our performance goals.

2012 STI Plan Target Bonus Amounts. Our Compensation Committee recommended, and our Section 162(m) Committee approved the target bonus amounts under the 2012 STI Plan for each NEO other than Mr. Quinoy so that their target total cash compensation would generally fall between the 50th and 75th percentiles of the target total cash compensation of executives at our peer group companies holding comparable positions, and so that a significant portion of each NEO's total target cash compensation would be performance-based. In addition, the Compensation Committee believes that as the executive's level of responsibility and ability to directly impact Company performance increases, the portion of an executive officer's total target cash compensation awarded in the form of cash incentives should also increase. As a result, the cash incentive opportunity for our Chief Executive Officer was set at a level greater than the cash incentive opportunity for our other NEOs.

Our Compensation Committee recommended, and our Section 162(m) Committee approved generally maintaining target bonus levels under our 2012 STI Plan for each of our NEOs at the 2011 levels because it determined that these levels continued to provide the desired level of performance incentives to these executives. Our Compensation Committee recommended and our Section 162(m) Committee approved that the target bonus level for Mr. Sheehan for 2012 should be increased from 40% to 50% of his base salary in light of his promotion to the position of Chief Operating Officer and increased responsibilities in that role. Mr. Lussier's target bonus level was maintained at 40% of his base salary based in part on his historical bonus positioning above the 75th percentile, the terms of his employment agreement, and the general budget for bonuses. The target bonus levels expressed as a percentage of 2012 base salary for each of our NEOs under the 2012 STI Plan are set forth below.

Named Executive Officer	2012 Target Bonus		Market Position (percentile)(1)
R. Scott Huennekens	100%		50th to 75th
John T. Dahldorf	50%		50th
Michel E. Lussier	40%		>75th
Jorge J. Quinoy	—	(2)	50th
David M. Sheehan	50%		50th to 75th

(1)	Market position constitutes the market position of total cash compensation, which includes base salary and target cash bonus compensation.

(2)
Mr. Quinoy did not participate in the 2012 STI Plan and instead participates in a 2012 commission plan. The target incentive opportunity under Mr. Quinoy's sales commission plan is expressed in terms of his total target cash compensation opportunity being $456,000. The terms of his 2012 commission plan are described in greater detail below.

Calculation of 2012 STI Plan Awards. Amounts awarded, if any, under the 2012 STI Plan are determined as follows. Awards are made under our 2012 STI Plan only if the Company achieves a minimum threshold of at least 90% of our budgeted non-GAAP revenue target approved by the Board under our 2012 annual operating plan, which is referred to in this discussion as the Threshold Goal. The Company-wide target bonus pool under the 2012 STI Plan was equal to the aggregate target bonuses for all eligible employees, as adjusted for accounting purposes based on the probable performance level, or $5.2 million. The maximum funding level is capped at 200%. If the Company achieved revenue and operating income at an aggregate rate of less than 80% of the target goals, the pool would not be funded. If the Company achieved revenue and operating income at an aggregate rate of 80%, the pool would be funded at 50%. For achievement between 80% and 100%, the pool would be funded at 50%-100% using straight line interpolation. For achievement between 100% and 120%, the pool would be funded at 100%‑200% using straight line interpolation. If the Company achieved revenue and operating income at or above 120% of the target goals, the pool funding is capped at 200% of the aggregate target bonuses, or $10.4 million.

Financial Corporate Goal: Percentage Achievement of Revenue and Operating Income Targets	Multiplier
< 80%	—%
80%	50%
> 80% and ≤ 100%	Ratio of 50% to 100%
100%	100%
> 100% and ≤ 120%	Ratio of 100% to 200%
> 120%	200%

Funding Rate of 2012 STI Plan Bonus Pool. In the first quarter of 2013 our Compensation Committee determined that the Threshold Goal was achieved, so that the Company-wide target bonus pool under the 2012 STI Plan, as adjusted for accounting purposes based on achievement of 98% of revenue and operating income targets, resulted in the maximum potential aggregate 2012 STI bonus pool being funded at a rate of 95% of the aggregate target level. After determining the maximum funding rate of the 2012 bonus pool, our Compensation Committee considered the actual payouts for each NEO. While the maximum funding rate is an important factor in the Compensation Committee's determination of payouts, as described above, the Compensation Committee also undertakes a review of each executive's individual performance and contribution toward attainment of our corporate goals and factors such determination into the decision to award bonuses. As a result, our NEOs are not guaranteed a bonus payout based solely on the rate at which the bonus pool is funded. Therefore, the actual bonus awarded under the 2012 STI Plan is determined by using the following formula:

Actual Payout = Target Award X Financial Corporate Goal X Individual Performance

2012 STI Plan Bonuses Awarded. The Compensation Committee reviewed each NEO's individual contributions for 2012, the recommendations of our Chief Executive Officer based on his evaluation of the individual performance of the NEOs (other than himself) and, solely as a touchstone, the total cash compensation peer data provided by Towers Watson. The Compensation Committee used this information in February 2013 (and in March 2013, when adjustments were made due to a clerical error in what was approved in February with respect to the actual bonus payouts for our Chief Executive Officer and Chief Financial Officer) to approve the actual bonus payout for each NEO under the 2012 STI Plan as follows:

•
R. Scott Huennekens: A cash bonus to Mr. Huennekens of $553,369 representing approximately 95% of his target bonus opportunity. The Compensation Committee considered the following significant contributions by Mr. Huennekens in making its determination: his leadership, his role in implementing our business strategy and our superior operational performance for 2012, his organizational and development initiatives and his impact on our positive internal and external relations.

•
John T. Dahldorf: A cash bonus to Mr. Dahldorf of $168,549, representing approximately 95% of his target bonus opportunity. The Compensation Committee considered the following significant contributions by Mr. Dahldorf in making its determination: timely financial reporting and efficient audit processes and procedures on a global basis, his execution of our initiatives to reduce financial operating costs and increase financial operating efficiency, his contributions toward our positive investor relations, his support of our sales and marketing strategies, his implementation of infrastructure, business systems, and human resources initiatives and the importance of those efforts to our success in 2012.

•
Michel E. Lussier: No bonus was approved due to Mr. Lussier's decreased responsibilities during 2012 in switching to his role solely as our President, Clinical and Scientific Affairs and to reflect that he no longer has responsibilities overseas or for out OCT business unit.

•
David M. Sheehan: A cash bonus to Mr. Sheehan of $175,049, representing approximately 100% of his target bonus opportunity. The Compensation Committee considered the following significant contributions by Mr. Sheehan in making its determination: his leadership of the Intravascular Imaging and Japan business units, his leadership in establishing our manufacturing operations in Costa Rica, his leadership of the operations, manufacturing, marketing, and research and development functions, and the importance of those efforts to our success in 2012.

2012 Sales Incentive Plan for Mr. Quinoy. Given Mr. Quinoy's role as President, Commercial U.S. & APLAC Sales, our Compensation Committee determined that 100% of Mr. Quinoy's annual incentive opportunity should be earned based on our sales performance. As a result, our Compensation Committee approved a sales commission program for Mr. Quinoy for 2012 in lieu of his participation in the 2012 STI Plan. To earn 100% of his target annual incentive compensation of $150,000, the Company was required to achieve a target sales level for total GAAP revenues generated from product sales in the U.S., Asia Pacific, Latin America and Canada regions. If the Company achieved less than 80% of this target, Mr. Quinoy would earn no incentive compensation. Achievement between 80% and 109% of the target level would result in his earning that percentage of his target incentive compensation level. Achievement of 110% or greater of the target sales level would result in his earning incentive compensation equal to his target bonus amount multiplied by the actual percentage achieved, plus an additional 10% of his target bonus amount. In 2012, the Company achieved approximately 102% of the applicable target level, resulting in an actual bonus award of $152,734 to Mr. Quinoy.

2013 STI Plan Target Bonus Amounts. In February 2013 our Compensation Committee approved the 2013 Short Term Incentive Plan, or 2013 STI Plan, which operates substantially in the same manner as the 2012 STI Plan except that the minimum threshold goal for the 2013 STI Plan is calculated by reference to 90% of our budgeted non-GAAP revenue target under our 2013 annual operating plan. Our Compensation Committee approved maintaining target bonus levels under our 2013 STI Plan for each of our NEOs at the 2012 levels because it determined that these levels continued to provide a desirable level of performance incentives to these executives and were within the targeted marketing position levels. Accordingly, the target bonus levels for 2013, expressed as a percentage of 2013 base salary, for each of our NEOs under the 2013 STI Plan are set forth below.

Named Executive Officer	2013 Target Bonus		Market Position (percentile)(1)
R. Scott Huennekens	100%		50th to 75th
John T. Dahldorf	50%		50th
Michel E. Lussier	40%		>75th
Jorge J. Quinoy	—%	(2)	50th
David M. Sheehan	50%		50th to 75th

(1)	Market position constitutes the market position of total cash compensation, which includes base salary and target cash bonus compensation.

(2)
Mr. Quinoy did not participate in the 2013 STI Plan and instead participates in a 2013 commission plan. The target incentive opportunity under Mr. Quinoy's sales commission plan is $150,000 as described in greater detail below.

2013 Sales Incentive Plan for Mr. Quinoy. For 2013 our Compensation Committee approved a sales commission program for Mr. Quinoy for 2013 in lieu of his participation in the 2013 STI Plan. To earn 100% of his target annual incentive compensation of $150,000, the Company is required to achieve a target sales level for total GAAP revenues generated from product sales as specified in the 2013 commission plan.
Long-Term Incentive Compensation
Overview. We believe that if our officers own shares of our stock in amounts that are significant to them, they will have an incentive to act to maximize long term stockholder value instead of short term gain. Further, we believe that equity awards are a key motivator in attracting and retaining talented executives. Accordingly, in 2012, our Compensation Committee recommended, and our Section 162(m) Committee approved, the grant to our NEOs of a combination of performance-based restricted stock units, or RSUs, service-based RSUs and service-based stock options.

General Terms of Equity Awards. Stock options are granted with an exercise price equal to the fair market value of our common stock on the grant date, and generally vest based on continued service over a four-year period. Stock options provide a return to the executive only if the executive remains employed by us and only if the market price of our common stock appreciates over the period during which the option vests. Each RSU represents the right to receive one share of our common stock upon vesting. Service-based RSUs generally vest based on continued service over a four-year period. In early 2012, the Compensation Committee, together with our Section 162(m) Committee, reviewed our annual equity grant program with the goal of adding additional performance-based features. As a result of this review, the Section 162(m) Committee approved the grant of performance-based RSUs as 25% of the target equity mix for the Chief Executive Officer and other NEOs. These performance-based RSU awards are subject to our 2012 Long Term Incentive Plan (described below). As further described below, the number of shares that would vest under these performance-based RSU awards depended on the degree to which the Company achieved key performance metrics during fiscal 2012, as well as continued service through annual vesting dates through the end of fiscal 2014.

Equity Awards Granted in 2012. In February 2012, based on the recommendation of the Compensation Committee, the Section 162(m) Committee granted the NEOs service-based vesting options and RSUs. Our Compensation Committee did not benchmark the equity awards for our NEOs in 2012, but instead based its decisions on internal pay equity as well as recommendations from our Chief Executive Officer (for executives other than himself) and our compensation consultant, Towers Watson. In determining the number of shares to grant under each award, the Compensation Committee used our “equity value transfer” model, under which each executive was assigned a target dollar value to be awarded in equity compensation. The applicable target dollar value to be awarded to each NEO was generally determined based upon the value required to bring our NEOs total compensation to approximate the targeted percentile of our peers. The Section 162(m) Committee approved a target dollar value for Mr. Quinoy at level above the 75th percentile based on his historical long term incentive bonus levels, which were also higher than the 75th percentile in 2011 as a result of past negotiations and adjustments made for retention purposes, and because the Compensation Committee believed that the comparable executives from the peer group do not accurately match the greater project demands and level of responsibilities placed on Mr. Quinoy. The applicable target dollar value allocated to each of the NEOs was approved as follows:

Named Executive Officer	Target Dollar Value	Market Position (percentile) (1)
R. Scott Huennekens	2,650,000	50th to 75th
John T. Dahldorf	750,000	50th to 75th
Michel E. Lussier	402,500	50th to 75th
Jorge J. Quinoy	460,000	>75th
David M. Sheehan	805,000	50th to 75th
(1) Market position constitutes the market position of total compensation.

The equity grants to our NEOs for 2012 were allocated so that 25% of the value was in stock options (with the number of shares determined based upon the Black-Scholes value) and 50% was in service-based RSUs (with the number of shares determined based upon the trading price of our stock). The remaining 25% of the value was granted in the form of the maximum number of performance-based RSUs eligible to be earned under the 2012 LTIP as described below. The Compensation Committee determined that this mix of equity awards was appropriate because our peer group companies tend to grant a mix of stock options and RSUs, and there has been an increase in the use of RSUs and performance-based equity awards.
Allocation of Stock Option and Service-Based RSU and Performance-Based RSU Equity Grants to NEOs in 2012

Named Executive Officer	Options	Service-based RSUs	Maximum Number of Performance RSUs
R. Scott Huennekens	62,677	46,119	23,059
John T. Dahldorf	17,738	13,052	6,526
Michel E. Lussier	9,519	7,004	3,502
Jorge J. Quinoy	10,879	8,005	4,002
David M. Sheehan	19,039	14,009	7,004
2012 Long Term Incentive Program Equity Awards. In February 2012, the Section 162(m) Committee adopted the 2012 Long Term Incentive Plan, referred to in this discussion as the 2012 LTIP, which provides for the grant of RSUs that are subject to both performance-based and service-based vesting criteria, which we refer to in this discussion as Performance RSUs. The Section 162(m) Committee established the 2012 LTIP to provide additional incentives to our NEOs to focus on long term corporate performance, to retain our executive officers and to further align the interests of our executive officers with those of our stockholders.
2012 LTIP Performance Goals and Award Formula. Under the 2012 LTIP, the Company must have achieved the Threshold Goal of at least 90% of our budgeted non-GAAP revenue target approved by the Board under our 2012 annual operating plan. Failure to meet the Threshold Goal would result in the NEO forfeiting their entire Performance RSUs awarded for 2012. If the Threshold Goal is achieved, the NEO may be awarded up to 150% of the target number of Performance RSUs. The actual number of Performance RSUs awarded is subject to reduction based on the level of achievement of our 2012 Key Factors for Success, each of which was equally weighted at 20%. The 2012 Key Factors for Success were selected and weighted accordingly because the Compensation Committee believed that they would be the best indicators of the achievement of the execution of our 2012 operating plan. The total number of Performance RSUs to be awarded for 2012 would be determined in accordance with the formula below.

Allocation of Performance RSUs to each 2012 Key Factor for Success	=	20%	X	Number of Target Performance RSUs	X	Percentage Achievement of each 2012 Key Factor for Success (not to exceed 150%)
If each 2012 Key Factor for Success is achieved at 150% of the target level of performance, the actual award of Performance RSUs will equal the executive's maximum award, which is 150% of the target number of Performance RSUs. Any Performance RSUs that are awarded are then subject to service based vesting conditions, with 1/3 of the Performance RSUs vesting on the date the Section 162(m) Committee certifies achievement of the performance criteria described above, 1/3 vesting on December 31, 2013, and the final 1/3 vesting on December 31, 2014, in each case, subject to the requirement that the executive officer remains employed through the applicable vesting date.
Because we achieved the Threshold Goal, each executive officer was eligible to earn up to a maximum of 150% of the target number of Performance RSUs granted, subject to reduction based on the percentage of attainment of each of the five Key Factors for Success. In February 2013, the Compensation Committee reviewed our corporate performance and determined that we had attained our 2012 Key Factors for Success goals at a 95% level. Based on its review and determination, the Compensation Committee determined to award the following number of Performance RSUs to our NEOs.

Named Executive Officer	Total Number of Performance RSUs Award	Performance RSUs that vested on 2/19/13	Performance RSUs Eligible to Vest on 12/31/13	Performance RSUs Eligible to Vest on 12/31/2014
R. Scott Huennekens	21,906	7,302	7,302	7,302
John T. Dahldorf	6,199	2,066	2,066	2,067
Michel E. Lussier	3,326	1,108	1,109	1,109
Jorge J. Quinoy	3,801	1,267	1,267	1,267
David M. Sheehan	6,653	2,217	2,218	2,218
Equity Awards Granted in 2013. In February 2013 and March 2013 the Compensation Committee granted the NEOs service-based vesting options and RSU based upon the recommendations from our Chief Executive Officer (for executives other than himself) and our compensation consultant, Towers Watson. In determining the number of shares to grant under each award, the Compensation Committee used our “equity value transfer” model, under which each executive is assigned a target dollar value to be awarded in equity compensation. The applicable target dollar value to be awarded to each NEO was determined based upon the value required to bring our NEOs total compensation to approximate the targeted percentile of our peers, and was allocated to each of the NEOs as follows:

Named Executive Officer	Target Dollar Value	Market Position (percentile)(1)
R. Scott Huennekens	$3,654,163	50th to 75th
John T. Dahldorf	1,110,169	50th to 75th
Michel E. Lussier	300,000	50th to 75th
Jorge J. Quinoy	350,000	≤ 50th
David M. Sheehan	772,500	50th to 75th
(1) Market position constitutes the market position of total compensation.
The equity grants to our NEOs for 2013 were allocated among options, RSUs and performance RSUs in the same manner as the 2012 equity grants because the Compensation Committee determined that this mix of equity awards continued to be appropriate because our peer group companies tend to grant a mix of stock options and RSUs, and there has been an increase in the use of RSUs and performance-based equity awards.
In February 2013, due to a clerical error, Messrs. Huennekens and Dahldorf were granted undervalued levels of 2013 equity awards, and received a corresponding overpayment of 2012 STI plan bonus amounts, not accurately reflecting the Compensation Committee's intention with respect to their cash and equity compensation levels. In March 2013, in order to correct these errors and restore Messrs. Huennekens' and Dahldorf's compensation to the levels intended, the Compensation Committee approved additional equity awards for Messrs. Huennekens and Daldorf and the overpaid 2012 STI Plan Bonus amounts were required to be remitted back to us pursuant to an offset to Messrs. Huennekens' and Dahldorf's 2013 base salary payment at the end of March.
Allocation of Stock Option and Service-Based RSU Equity Grants to NEOs in February 2013 and March 2013

Named Executive Officer	Options	Service-based RSUs	Maximum Number of Performance RSUs
R. Scott Huennekens	119,514	71,931	35,965
John T. Dahldorf	36,309	21,853	10,926
Michel E. Lussier	9,812	5,905	2,952
Jorge J. Quinoy	11,447	6,889	3,444
David M. Sheehan	25,265	15,206	7,603
2013 Long Term Incentive Program Equity Awards. In February 2013, the Compensation Committee adopted the 2013 Long Term Incentive Plan, referred to in this discussion as the 2013 LTIP, which provides for the grant of RSUs that are subject to both performance-based and service-based vesting criteria, which we refer to in this discussion as 2013 Performance RSUs.
2013 LTIP Performance Goals and Award Formula. Under the 2013 LTIP, the Company must have achieved at least 90% of our budgeted non-GAAP revenue target approved by the Board under our 2013 annual operating plan, which is referred to in this discussion as the 2013 Threshold Goal. Failure to meet the 2013 Threshold Goal would result in the NEO forfeiting their entire 2013 Performance RSUs awarded for 2013. If the 2013 Threshold Goal is achieved, the NEO may be awarded up to 150% of the target number of 2013 Performance RSUs. The actual number of 2013 Performance RSUs awarded is subject to reduction based on the level of achievement of our six sets of our 2013 Key Factors for Success, with two sets weighted 20% each and the other four sets weighted at 15% each, which we refer to as our 2013 Corporate Performance Goals. The 2013 Corporate Performance Goals were selected and weighted accordingly because the Compensation Committee believed that they are the best indicators of the achievement of the execution of our 2013 operating plan. For each set of 2013 Corporate Performance Goals, the calculation is determined in accordance with the formula below.

Allocation of 2013 Performance RSUs to 2013 Corporate Performance Goal	=	Weight of 2013 Corporate Performance Goal	X	Number of Target 2013 Performance RSUs	X	Percentage Achievement of each 2013 Corporate Performance Goal (not to exceed 150%)
If each 2013 Corporate Performance Goal is achieved at 150% of the target level of performance, the actual award of 2013 Performance RSUs will equal the executive's maximum award, which is 150% of the target number of Performance RSUs. Any 2013 Performance RSUs that are awarded are then subject to service based vesting conditions, with 1/3 of the 2013 Performance RSUs vesting on the date the Compensation Committee certifies achievement of the performance criteria described above, 1/3 vesting on December 31, 2014, and the final 1/3 vesting on December 31, 2015, in each case, subject to the requirement that the executive officer remains employed through the applicable vesting date.

Equity Compensation Policies
Our policy is to generally make annual, new-hire and promotion equity grants on pre-determined dates as follows:

•
annual equity grants to our NEOs are generally recommended by the Compensation Committee and approved by the Section 162(m) Committee on the first regularly scheduled meeting of the Section 162(m) Committee during the first quarter of each year; and

•
new hire and promotion grants are generally approved by our stock option committee, which is currently composed of our Chief Executive Officer and Chief Financial Officer, and has been granted authority to grant stock options and other equity awards to non-executive employees of the Company, on the first business day of each fiscal quarter.

Any stock options that are granted are granted with an exercise price that is not less than the closing price of our common stock on The Nasdaq Global Select Market on the grant date. It is our policy not to purposely accelerate or delay the public release of material information in consideration of a pending equity grant to allow the grantee to benefit from a more favorable stock price. We recognize that a release of information by the Company in close proximity to an equity grant may appear to be an effort to time the announcement to a grantee's benefit (even if no such benefit was intended). Accordingly, it is our policy that our management team makes a good faith effort to advise the Compensation Committee or the Section 162(m) Committee whenever it is aware that material non-public information is planned to be released to the public in close proximity to the grant of equity awards.

Stock Ownership Guidelines
In 2011 our Board adopted stock ownership guidelines for our executive officers and directors. These guidelines are designed to better align our executive officers' and directors' interests with our stockholders' interests by promoting share ownership. The ownership guidelines are based on a multiple of base salary or base retainer. Under the guidelines, our Chief Executive Officer is required to own shares of our common stock with a value equal to three times his annual base salary. Each of our other executive officers is required to own shares of our common stock with a value equal to one and one-half times such executive's annual base salary. Each non-employee director is required to own shares of our common stock with a value equal to three times his or her annual base cash retainer for Board service (not including amounts received for service on Board committees). For purposes of determining ownership under these guidelines we include vested and unvested restricted shares of our common stock, shares of our common stock obtained upon exercise of stock options, shares of our common stock purchased under our 2007 Employee Stock Purchase Plan or any successor to the plan, and shares of our common stock purchased on the open-market. Directors and officers are required to meet these guidelines within five years of becoming subject to them. All of our NEOs met our stock ownership guidelines as of December 31, 2012.

Employment Arrangements; Severance and Change in Control Benefits
Employment Agreements; Offer Letters. We have entered into employment agreements, offer letters or comparable agreements with each of our NEOs. Under these agreements, the employment of each of our NEOs is at will (to the greatest extent permitted by applicable law), meaning that either we or the officer may terminate the officer's employment at any time. The terms of these agreements are described in more detail below in “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table--Employment Agreements, Change in Control Arrangements, and Other NEO Compensatory Agreements."

Severance Benefits. Messrs. Huennekens, Dahldorf, and Quinoy are eligible, under the terms of their respective employment agreements and contingent upon the execution of a release of claims against the Company, to receive severance benefits upon the termination of their employment either by us without cause, by them for good reason, or due to their disability or death. The amounts and terms and conditions of these severance rights reflect the negotiations between Messrs. Huennekens, Dahldorf and Quinoy and the Company at the time these agreements were entered into and the benefits provided by our peer companies to similarly situated executives at the time they were negotiated. We believe that these existing arrangements are consistent with market practices and are critical to attracting and retaining high quality executives. We also believe these severance benefits allow our executive officers to focus on normal business operations rather than worrying about how business decisions that may be in the Company's best interest will impact their own financial security.
Under the terms of his managing director agreement with Volcano Europe, and in accordance with local market practice in Belgium, Mr. Lussier is entitled to severance payments in the amount of three months' of his compensation under that agreement if that agreement is terminated by us with less than three months' notice. He has no other rights to severance benefits from the Company.
Mr. Sheehan has an offer letter, but does not have a written employment or other agreement with the Company providing him with severance benefits.
Change in Control Benefits. Our equity plans generally provide that if a change in control occurs, unless otherwise determined by the Board of Directors prior to or in connection with such transaction, immediately prior to the effective time of the change in control, all outstanding stock awards will automatically accelerate and become fully vested and exercisable, as applicable. In addition, with respect to stock awards granted prior to the date of our annual stockholder meeting in 2009, each of which is referred to in this discussion as a Pre-2009 Award, in the event of a change in control where we are not the surviving corporation or survive as a subsidiary of another corporation, holders of Pre-2009 Awards will have the right to elect whether to have such awards assumed or substituted for comparable awards of the surviving corporation (or parent) or canceled in exchange for cash or common stock equal to the fair market value of the shares of common stock underlying such Pre-2009 Award, less any exercise price, as applicable. It is the Board of Directors' belief that providing equity related change of control benefits should eliminate, or at least reduce, the reluctance of the Company's executive officers to diligently consider and pursue potential change of control transactions that may be in the best interests of the Company's stockholders.
Tax Gross Up Benefits. Pursuant to their employment agreements Messrs. Huennekens, Quinoy and Dahldorf are entitled to a gross up payment for any excise taxes imposed on any excess parachute payments imposed under Section 4999 of the Internal Revenue Code. These benefits were provided as a result of negotiations with these executive officers in 2008. It is the Board of Directors' belief that providing these tax gross up benefits should eliminate, or at least reduce, the reluctance of the Company's executive officers to diligently consider and pursue potential change of control transactions that may be in the best interests of the Company's stockholders, although such transactions may trigger adverse tax consequences to the executives.

Other Benefits and Perquisites
We provide our regular full-time U.S. employees, including our NEOs based in the United States, with the opportunity to participate in broad based retirement, health, life insurance and disability plans. These benefits are available to our executives on the same terms and conditions as our other employees. We believe that these benefits are reasonable and consistent with, or less than, what our peer group offers its executive officers and helps us to attract and retain high quality executives. Our foreign-based employees receive benefits that are mandatory for their home countries, such as required contributions to social security funds. We do not sponsor any defined benefit pension plans or nonqualified deferred compensation plans for our NEOs based in the United States.
We offer only limited perquisites to our executive officers. In considering potential perquisites, the Compensation Committee compares the cost to us to the value of providing these benefits. Under the terms of his employment agreement, Mr. Quinoy is provided with a monthly auto allowance. These benefits are provided as a result of negotiations with Mr. Quinoy. Under the terms of his managing director agreement, Mr. Lussier receives a monthly cash car allowance and a stipend to cover miscellaneous expenses. Mr. Lussier also receives a pension plan and health insurance contribution. These benefits are provided as a result of negotiations with Mr. Lussier and are customary for executives in Belgium. These limited perquisites helped the Company to recruit Mr. Lussier, and now help us retain his services, at a minimal cost. The aggregate cost of these fringe benefits provided to Messrs. Quinoy and Lussier for 2012 was approximately $59,000.

Tax Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code limits the amount that a public company may deduct from federal income taxes for remuneration paid to the chief executive officer and the three other most highly paid executive officers (other than the chief financial officer) to $1 million per year per covered executive officer. Section 162(m) provides an exception from this deduction limitation for certain forms of “performance-based compensation,” including the gain recognized by executive officers upon the exercise of certain compensatory stock options and other compensation based on performance criteria that are approved in advance by stockholders. We are mindful of the benefit to the Company and its stockholders of the full deductibility of compensation and are working toward structuring more of our target total compensation package for executive officers as performance-based compensation. For example, in fiscal 2012, our Section 162(m) Committee approved our 2012 Long Term Incentive Plan, granting performance-based RSUs as 25% of the target equity mix for the Chief Executive Officer and other selected senior executives. However, we believe that there may be times when we need to retain flexibility in compensating our executive officers in a manner that we believe will best promote our corporate objectives even though the compensation may not be fully deductible under Section 162(m). Therefore, we have not adopted a policy that requires that all compensation be deductible.

Accounting Considerations
The accounting impact of our equity compensation program is one of many factors that the Compensation Committee may consider in determining the size and structure of our program.

Compensation Recovery Policy
We do not have a policy to attempt to recover cash bonus payments paid to our executive officers if the performance objectives that led to the determination of such payments were to be restated, or found not to have been met to the extent the Compensation Committee originally believed. However, as a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our chief executive officer and chief financial officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive. In addition, we will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and will adopt a compensation recovery policy once the SEC adopts final regulations on the subject.

Risk Analysis of Our Compensation Program
Our Compensation Committee has reviewed our compensation plans and policies as generally applicable to our employees and believes that our plans and policies do not encourage excessive or inappropriate risk taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company. As part of its assessment, the Board has considered, among other factors, the allocation of compensation among base salary and short- and long term compensation, our approach to establishing Company-wide and individual financial, operational and other performance targets, our bonus structure of payouts at multiple levels of performance (including maximum payout caps and payments for performance below target levels), our executive stock ownership requirements, and the nature of our key performance metrics.
Summary Compensation Table
The following table sets forth certain summary information for the year indicated with respect to the compensation of our principal executive officer, principal financial officer and certain of our other executive officers for the year ended December 31, 2012. The officers listed in the table below are referred to in this proxy statement as the “named executive officers.”

SUMMARY COMPENSATION TABLE FOR 2012, 2011 AND 2010

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)		Total ($)
R. Scott Huennekens	2012	585,750		607,532	1,987,484	672,919	—	22,945	(5), (9)	3,876,630
President and Chief Executive Officer	2011	550,000		712,760	1,947,330	—	—	3,356	(6)	3,213,446
	2010	500,000		636,000	953,500	788,810	—	66,776	(7),(18)	2,945,086
John T. Dahldorf	2012	349,800		183,718	562,476	190,440	—	551	(5)	1,286,985
Chief Financial Officer	2011	318,270		269,000	581,670	—	—	41,371	(6),(14)	1,210,311
	2010	309,000		200,000	273,464	198,449	—	8,175	(7),(8)	989,088
Michel E. Lussier	2012	451,511	(12)	—	301,837	102,199	—	58,890	(13)	914,437
Group President, Clinical Affairs and EMEAI	2011	380,282	(17)	—	505,800	—	—	168,586	(15)	1,054,668
	2010	377,749	(10)	91,972	273,464	198,449	—	154,789	(11)	1,096,423
Jorge J. Quinoy	2012	336,730		—	344,961	116,800	152,734	14,017	(5), (9)	965,242
Executive Vice President, Global Sales	2011	326,922		—	343,375	264,065	150,135	1,104	(6)	1,085,601
	2010	306,000		—	190,700	157,762	154,923	15,075	(7),(16)	824,460
David Sheehan	2012	350,097		175,049	603,703	204,808	—	11,742	(5), (9)	1,345,399
Chief Operating Officer	2011	318,270		200,000	638,150	—	—	3,856	(6)	1,160,276
	2010	309,000		185,400	273,464	592,854	—	3,675	(7)	1,364,393

(1)
The amounts for 2012, 2011, and 2010 represent cash bonuses that were awarded for services performed in the fiscal years ended December 31, 2012, 2011 and 2010, respectively. Annual bonuses earned during a fiscal year are paid in the first quarter of the subsequent fiscal year.

(2)
The amounts reported represent the grant date fair value of the RSU and PRSU awards granted to our named executive officers. For the PRSU awards, the grant date fair value reported was calculated based on the probable outcome of the performance conditions and maximun number of awards, determined at the grant date. The amounts reported exclude the effect of estimated forfeitures.
Assumptions used in computing grant date fair value in accordance with ASC 718 are set forth in Note 5 “Stockholders' Equity” to our audited financial statements included in our Annual Report on Form 10-K which was filed with the SEC on February 28, 2013.

(3)
Represents the grant date fair value in accordance with ASC 718. These amounts have been calculated in accordance with ASC 718 using the Black-Scholes-Merton option-pricing model, or Black-Scholes, on the respective grant dates. Assumptions used in computing grant date fair value in accordance with ASC 718 are set forth in Note 5 “Stockholders' Equity” to our audited financial statements included in our Annual Report on Form 10-K which was filed with the SEC on February 28, 2013.

(4)	Represents sales commissions earned in the fiscal years ended December 31, 2012, 2011 and 2010 pursuant to Mr. Quinoy's sales commission plan and employment agreement.

(5)
Includes matching contributions made by the Company to a 401(k) defined contribution benefit plan for the following named executive officers: Mr. Huennekens, $317; Mr. Dahldorf, $551; Mr. Sheehan, $551; and Mr. Quinoy, $566.

(6)
Includes matching contributions made by the Company to a 401(k) defined contribution benefit plan for the following named executive officers: Mr. Huennekens, $3,356; Mr. Dahldorf, $975; Mr. Sheehan, $3,856; and Mr. Quinoy, $1,104.

(7)
Includes matching contributions made by the Company of $3,675 to a 401(k) defined contribution benefit plan for the following named executive officers: Mr. Huennekens; Mr. Dahldorf, Mr. Sheehan and Mr. Quinoy.

(8)	Includes a payment of $4,500 made to Mr. Dahldorf to reimburse him for temporary housing in connection to his relocation to San Diego in 2009.

(9)	Represents a travel stipend payment made to, or on behalf of the following named executive officers: Mr. Huennekens, $22,628; Mr. Sheehan, $13,451; and Mr. Quinoy, $11,191.

(10)	Mr. Lussier's salary reflects the conversion of his salary from euros based on the average exchange rate during 2010 which was approximately 1.328 U.S. dollars to one euro.

(11)
Represents payments made to Mr. Lussier, or on his behalf, for 2010: $4,008 for disability insurance; $86,220 for health insurance and retirement plan premiums and insurance tax; $23,019 for an auto allowance; $20,665 for a foreign travel stipend, $16,893 for life insurance; and $3,984 for a stipend intended to cover miscellaneous expenses, which payments were made in euros and converted to dollars based on the average exchange rate during 2010 which was approximately 1.328 U.S. dollars to one euro.

(12)
Part of Mr. Lussier's salary was paid in euros and reflects the conversion of his salary from euros based on the average exchange rate during 2012, which was approximately 1.29 U.S. dollars to one euro.

(13)
Represents payments made to Mr. Lussier, or on his behalf, for 2012: $23,395 for an auto allowance; $14,226 for a foreign travel stipend, $15,468 for life insurance; $1,934 for additional health insurance and $3,867 for a stipend intended to cover miscellaneous expenses, which payments were made in euros and converted to dollars based on the average exchange rate during 2012 which was approximately 1.29 U.S. dollars to one euro.

(14)	Includes $40,396 paid to Mr. Dahldorf in exchange for the reduction in his accrued paid time off balance.

(15)
Represents payments made to Mr. Lussier, or on his behalf, for 2011, as follows: $4,739 for disability insurance, $109,262 for health and life insurance and retirement plan premiums and insurance tax, $33,255 for an auto allowance, $17,147 for a foreign travel stipend, and $4,183 for a stipend intended to cover miscellaneous expenses, which payments were made in euros and converted to dollars based on the average exchange rate during 2011, which was approximately 1.39 U.S. dollars to one euro.

(16)	Includes an auto allowance paid to Mr. Quinoy.

(17)
Part of Mr. Lussier's salary was paid in euros and reflects the conversion of his salary from euros based on the average exchange rate during 2011, which was approximately 1.39 U.S. dollars to one euro.

(18)	Represents $63,101 paid to Mr. Huennekens in exchange for the reduction in his accrued paid time off balance.

GRANTS OF PLAN-BASED AWARDS TABLE-FISCAL 2012
The following table summarizes grants of plan-based awards made to our NEOs in 2012.
GRANTS OF PLAN-BASED AWARDS TABLE-FISCAL 2012

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Restricted Stock Units (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($ per share)	Grant Date Fair Value of Option Awards ($)(2)(3)
		Target ($)		Maximum ($)
R. Scott Huennekens	2/27/2012	585,750		1,171,500	69,178	1,987,484	62,677	28.73	672,919
John T. Dahldorf	2/27/2012	159,135		318,270	19,578	562,476	17,738	28.73	190,440
Michel E. Lussier	2/27/2012	180,604		361,209	10,506	301,837	9,519	28.73	102,199
Jorge J. Quinoy	2/27/2012	152,206	(5)	N/A	12,007	344,961	10,879	28.73	116,800
David Sheehan	2/27/2012	127,308		254,616	21,013	603,703	19,039	28.73	204,408

(1)
The dollar amounts in these columns represent the target and maximum amounts of each NEO's annual cash bonus award for the year ended December 31, 2012 pursuant to the STI Plan. The actual cash bonus award earned for the year ended December 31, 2012 for each named executive officer is set forth in the Summary Compensation Table above. The STI Plan requires that we achieve at least 80% of the 2012 Objectives in order for any bonus award payouts to occur. Target amounts represent 20% of base salary for Messrs. Lussier and Sheehan. Maximum amounts represent 40% of the 2011 base salary for Messrs. Lussier and Sheehan. For a description of our STI Plan, see “Compensation Discussion and Analysis-Executive Compensation Program-Annual Cash Bonuses.”

(2)
The restricted stock unit awards were granted by our Compensation Committee pursuant to our 2005 Equity Compensation Plan and vest as to 1/4th of the shares annually over four years commencing on the grant date. For more information on the terms of the restricted stock units granted to our NEOs in fiscal 2012, please see “Executive Compensation-Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table-Restricted Stock Awards and Restricted Stock Unit Awards” below.

(3)
Represents the grant date fair value of each award determined in accordance with ASC 718. Assumptions used in computing grant date fair value in accordance with ASC 718 are set forth in Note 5 “Stockholders' Equity” to our audited financial statements included in our Annual Report on Form 10-K that was filed with the SEC on February 28, 2013.

(4)
These stock options were granted by our Compensation Committee pursuant to our 2005 Equity Compensation Plan and vest as to 1/48th of the shares subject to the stock option monthly over four years commencing on the grant date. For more information on the terms of the stock options granted to our NEOs in fiscal 2012, please see “Executive Compensation-Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table-Stock Options” below.

(5)
Represents Mr. Quinoy's target incentive compensation upon achievement of 100% of his performance objectives, and is pro-rated for other achievement levels, as provided under Mr. Quinoy's employment agreement. The actual amount earned by Mr. Quinoy for the fiscal year ended December 31, 2012 was $152,734, and is in the form of sales commissions based on the total revenues generated by us from sales of IVUS and FM systems and disposable products in the U.S., Japan and Asia Pacific, Latin America and Canada sales regions.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements, Change in Control Arrangements, and Other NEO Compensatory Agreements.
We have entered into formal employment agreements with each of Messrs. Huennekens, Dahldorf, Lussier, and Quinoy. Volcano Europe has also entered into a managing director agreement with Mr. Lussier. Mr. Sheehan does not have a written employment agreement with us. For all executives, employment is “at-will,” which means that either we or they may terminate their employment at any time and for any reason.
Messrs. Huennekens and Dahldorf. The employment agreements for each of Messrs. Huennekens and Dahldorf set forth the executive's annual base salary and target bonus opportunity as of the date of the agreement, as well as the right to severance upon certain qualifying terminations of employment. If Messrs. Huennekens or Dahldorf is terminated by us without cause or resigns for good reason, Messrs. Huennekens and Dahldorf will receive severance payments in installments over two years in an amount equal to two times then-current base salary, a pro-rated bonus for the year in which the termination occurs, two years of premiums for the cost of continuing health care coverage and two years of premiums for the cost of continuing non-health insurance premiums, all of which is subject to execution of a general mutual release. If this involuntary termination occurs immediately prior to or within 12 months following a change in control, these severance benefits will generally be paid in a lump sum. In addition, we may be required to pay an additional “gross-up” amount to Messrs. Huennekens and Dahldorf to the extent payments or benefits that they are entitled to receive constitute excess parachute payments as defined in Section 280G of the Internal Revenue Code.
The Company generally will have “cause” upon events such as the executive's conviction of any felony or crime involving moral turpitude; knowing failure or refusal to follow reasonable instructions of the Board or reasonable policies of the Company; failure or refusal to faithfully and diligently perform the executive's duties; unprofessional, unethical immoral or fraudulent conduct; conduct that materially discredits or is materially detrimental to the Company; or breach of the executive's confidentiality and information inventions agreement. An executive generally will have “good reason” upon events such as a material change in duties or responsibilities, a material reduction in base salary, a material adverse relocation of the executive's primary work location, the failure of the Company to renew the term of the employment agreement, the material failure of the Company or any successor entity to perform its obligations under his employment agreement or the executive's resignation for any reason during the 60-day period following the date that is six months after a change in control of the Company.
Upon a termination of employment due to disability, subject to the execution of a release of claims, Messrs. Huennekens and Dahldorf will receive cash severance, payable in installments over one year, in an amount equal to then-current base salary, a pro-rated bonus for the year in which the termination occurs, one year of premiums for the cost of continuing health care coverage and one year of premiums for the cost of continuing non-health insurance premiums. In the event that either Mr. Huennekens or Mr. Dahldorf die while employed by us, their heirs will receive a lump sum severance payment in an amount equal to then-current base salary, a pro-rated bonus for the year in which the termination occurs, one year of premiums for the cost of continuing health care coverage and one year of premiums for the cost of continuing non-health insurance premiums, subject to the execution of a release of claims by their heirs.

Mr. Quinoy. Mr. Quinoy's employment agreement sets forth his annual base salary and target bonus opportunity as of the date of the agreement, as well as the right to severance upon certain qualifying terminations of employment. In the event of his termination without cause (as defined above), his resignation for good reason (as defined above), or his termination due to disability, he will receive severance payments in an amount equal to his then-current base salary, a pro-rated bonus for the year in which the termination occurs, one year of premiums for the cost of continuing health care coverage and one year of premiums for the cost of continuing non-health insurance premiums, subject to execution of a release of claims. Absent a change of control, these payments are paid over time. If this involuntary termination occurs immediately prior to or within 12 months following a change in control, these severance benefits will generally be paid in a lump sum. In addition, we may be required to pay an additional “gross-up” amount to Mr. Quinoy to the extent payments or benefits that he is entitled to constitute excess parachute payments as defined in Section 280G of the Internal Revenue Code. Upon a termination due to executive's death, his heirs, subject to their execution of a release of claims, will receive up to one year of premiums for the cost of continued health coverage under COBRA
Mr. Lussier. Our wholly-owned subsidiary, Volcano Europe, entered into a managing director agreement in March 2006 with Mr. Lussier, appointing him Managing Director of Volcano Europe. In February 2011, we entered into an employment agreement with Mr. Lussier, appointing him as Group President, Advanced Imaging Systems, Clinical & Scientific Affairs, and Europe, Africa, and Middle East Operations, and as a result of that, Volcano Europe entered into an addendum to the managing director agreement. Under these two agreements, Mr. Lussier is eligible to earn a cash bonus in an amount equal to 0%-80% of his aggregate annual compensation from the Company and its affiliates with a target bonus percentage of 40%, based on his performance and achievement of corporate objectives and other terms and conditions as determined by the Board of Directors. In addition, Mr. Lussier is entitled to certain benefits that are mandatory or customary for executives in his home country of Belgium and the European Union. The managing director agreement, as amended in February 2011, provides that either Mr. Lussier or Volcano Europe can terminate the agreement with three months' notice, or earlier with the payment of an early termination fee of up to three months' of his salary from Volcano Europe.
Under our stock award agreements, including those agreements with each of our NEOs, if a change in control occurs, and unless otherwise determined by the Board of Directors prior to or in connection with such transaction, immediately prior to the effective time of the change in control, all such outstanding stock awards will automatically accelerate and become fully vested and exercisable, and any repurchase rights will immediately fully lapse. In addition, with respect to Pre-2009 Awards if, upon a change in control, the Company is not the surviving corporation or survives only as a subsidiary of another corporation, holders of Pre-2009 Awards will have the right to elect whether to have such awards assumed or substituted for comparable awards of the surviving corporation (or parent) or canceled in exchange for cash or common stock equal to the fair market value of the shares of common stock underlying such Pre-2009 Award, less any exercise price, as applicable. However, to the extent the Board determines that it is commercially unreasonable to provide for such an election with respect to one or more individuals, and such individual has not exercised his or her Pre-2009 Award prior to the effective time of the change in control, such individual will receive a cash payment for such award.
Annual Cash Incentive Awards
For 2012, Messrs. Huennekens, Dahldorf, Lussier and Sheehan were eligible to receive an annual cash incentive bonus pursuant to the STI Plan as determined by the Compensation Committee. Mr. Quinoy is eligible to receive sales commissions and is not eligible to receive cash incentives pursuant to the STI Plan. For more information regarding our annual cash incentive awards, please see the “Compensation Discussion and Analysis” above.
Equity Compensation Arrangements
We may grant stock options, RSUs and other stock-based awards to our NEOs through the equity plans set forth below.
Awards granted since the original approval of our Amended and Restated 2005 Equity Compensation Plan have been made under the Amended and Restated 2005 Equity Compensation Plan. The material terms of that plan are described above under “Proposal 3”. Our executives may also participate in our 2007 Employee Stock Purchase Plan, which is described below.
2007 Employee Stock Purchase Plan
Long-term equity incentives are provided through our 2007 Employee Stock Purchase Plan, or the ESPP, in which all regular U.S. employees, including executive officers, employed by us or by any of our affiliates may participate and may contribute, normally through payroll deductions, up to 15% of their earnings for the purchase of our common stock under the ESPP. An aggregate of 1,100,000 shares have been reserved under the ESPP as of January 1, 2013. Such number of shares will increase on January 1 of each year from 2010 to 2017 by an amount equal to the lesser of (a) 1.5% of the total number of our shares outstanding on December 31st of the preceding calendar year, or (b) 600,000 shares, unless otherwise determined by our Board of Directors. The ESPP is implemented through a series of offerings of purchase rights to eligible employees. In October 2012, our Board of Directors voted not to increase the reserved number of shares under the ESPP for 2013 pursuant to the automatic increase provision. Under the ESPP, we may specify offerings with a duration of not more than 27 months, and may specify shorter purchase periods within each offering.

Each offering will have one or more purchase dates on which shares of our common stock will be purchased for employees participating in the offering. Unless otherwise determined by our Board of Directors, common stock is purchased for accounts of employees participating in the ESPP at a price per share equal to the lower of (a) 85% of the fair market value of a share of our common stock on the first date of an offering or (b) 85% of the fair market value of a share of our common stock on the date of purchase.
Outstanding Equity Awards at 2012 Fiscal Year-End
The Compensation Committee approved awards under our 2000 Long Term Incentive Plan and our 2005 Equity Compensation Plan to certain of our NEOs. Set forth below is information regarding stock options outstanding to our NEOs as of December 31, 2012.

2012 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested ($)
R. Scott Huennekens	160,000	(3)	—	19.11	1/24/2014	—		—
	50,491	(5)	—	13.69	2/3/2016	—		—
	70,833	(6)	29,167	19.07	2/5/2017	—		—
	13,057	(2)	49,620	28.73	2/27/2019	—		—
	—		—	—	—	11,250	(8)	265,613
	—		—	—	—	25,000	(9)	590,250
	—		—	—	—	57,750	(12)	1,363,478
	—		—	—	—	46,119	(7)	1,088,870
	—		—	—	—	23,059	(14)	544,423
John T. Dahldorf	37,500	(4)	—	12.96	2/27/2015	—		—
	42,500	(5)	—	13.69	2/3/2016	—		—
	17,820	(6)	7,338	19.07	2/5/2017	—		—
	3,695	(2)	14,043	28.73	2/27/2019
	—		—	—	—	6,125	(8)	144,611
	—		—	—	—	7,170	(9)	169,284
	—		—	—	—	17,250	(12)	407,273
	—		—	—	—	13,052	(7)	308,158
	—		—	—	—	6,526	(14)	154,079
Michel E. Lussier	40,000	(3)	—	19.11	1/24/2014	—		—
	6,563	(4)	—	12.96	2/27/2015	—		—
	20,157	(5)	—	13.69	2/3/2016	—		—
	17,820	(6)	7,338	19.07	2/5/2017	—		—
	1,983	(2)	7,536	28.73	2/27/2019	—		—
	—		—	—	—	5,625	(8)	132,806
	—		—	—	—	7,170	(9)	169,284
	—		—	—	—	15,000	(12)	354,150
	—		—	—	—	7,004	(7)	165,364
	—		—	—	—	3,502	(14)	82,682
Jorge J. Quinoy	45,000	(3)	—	19.11	1/24/2014	—		—
	30,000	(5)	—	13.69	2/3/2016	—		—
	14,166	(6)	5,834	19.07	2/5/2017	—		—
	10,609	(10)	12,539	27.47	2/15/2018	—		—

	2,266	(2)	8,613	28.73	2/27/2019	—		—
	—		—	—	—	20,000	(8)	472,200
	—		—	—	—	5,000	(9)	118,050
	—		—	—	—	9,375	(15)	221,344
	—		—	—	—	8,005	(7)	188,998
	—		—	—	—	4,002	(14)	94,487
David Sheehan	118,000	(11)	—	12.25	7/1/2015	—		—
	17,500	(5)	—	13.69	2/3/2016	—		—
	17,820	(6)	7,338	19.07	2/5/2017	—		—
	35,416	(6)	14,584	19.07	2/5/2017	—		—
	3,966	(2)	15,073	28.73	2/27/2019	—		—
	—		—	—	—	3,750	(8)	88,538
	—		—	—	—	7,170	(9)	169,284
	—		—	—	—	15,000	(12)	354,150
	—		—	—	—	3,750	(13)	88,538
	—		—	—	—	14,009	(7)	330,752
	—		—	—	—	7,004	(14)	165,364

(1)
Stock options granted prior to 2010 may be exercised prior to vesting, or early exercised, subject to repurchase rights in favor of the Company that expire over the vesting periods indicated in the footnotes below. Accordingly, all stock options granted to the NEOs prior to 2010 that were outstanding as of December 31, 2012 were exercisable in full and are included in the table above.

(2)	The stock option vested as to 1/48th of the shares subject to the stock option on each month commencing on March 27, 2012.

(3)	The stock option vested as to 1/48th of the shares subject to the stock option on each month commencing on February 25, 2007.

(4)	The stock option vested as to 1/48th of the shares subject to the stock option on each month commencing on March 27, 2008.

(5)	The stock option vests as to 1/48th of the shares subject to the stock option on each month commencing on March 3, 2009.

(6)	The stock option vests as to 1/48th of the shares subject to the stock option on each month commencing on March 5, 2010.

(7)	The restricted stock units vest as to 1/4th of the shares of common stock subject to the restricted stock unit each year commencing on February 27, 2013.

(8)	The restricted stock units vest as to 1/4th of the shares of common stock subject to the restricted stock unit each year commencing on February 3, 2010.

(9)	The restricted stock units vest as to 1/4th of the shares of common stock subject to the restricted stock unit each year commencing on February 5, 2011.

(10)	The stock option vested as to 1/48th of the shares subject to the stock option on each month commencing on March 15, 2011.

(11)	The stock option vested as to 1/4th of the shares of common stock subject to the stock option on July 1, 2009, and vests as to 1/36 of the shares subject to the stock option each month thereafter.

(12)	The restricted stock units vest as to 1/4th of the shares of common stock subject to the restricted stock unit each year commencing on April 14, 2012.

(13)	The restricted stock units vest as to 1/4th of the shares of common stock subject to the restricted stock unit each year commencing on May 3, 2012.

(14)
The performance restricted stock units vest as to 1/3rd of the shares of common stock subject to the restricted award upon certification by the Section 162(m) Committee of achievement of the performance criteria, 1/3rd vest on December 31, 2013 and the final 1/3rd vest on December 31, 2014.

(15)	The restricted stock units vest as to 1/4th of the shares of common stock subject to the restricted stock unit each year commencing on February 15, 2012.
Option Exercises and Stock Vested During 2012
Set forth below is information regarding stock option exercises and stock vested for each of our named executive officers during the year ended December 31, 2012.
2011 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Named Executive Officers	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
R. Scott Huennekens	53,525	569,689	55,500	1,544,895
John T. Dahldorf	70,000	598,161	20,147	564,028
Michel E. Lussier	—	—	17,022	476,184
David Sheehan	122,878	2,941,872	29,843	856,114
Jorge J. Quinoy	40,000	661,479	13,585	378,308
Other Compensatory Arrangements
For a description of the other elements of our executive compensation program, see “Compensation Discussion and Analysis” above.
Potential Payments Upon Termination or Change in Control
See “Employment Agreements, Change in Control Arrangements, and Other NEO Compensatory Agreements” above for a description of the compensation and benefits payable to each of our NEOs in certain termination situations. The amount of compensation and benefits payable to each named executive officer in various termination situations has been estimated in the tables below. The tables below do not include amounts in which the named executive officer had already vested as of December 31, 2012. Such vested amounts would include vested stock options and accrued wages and vacation. The actual amount of compensation and benefits payable in any termination event can only be determined at the time of the termination of the named executive officer's employment with us.
R. Scott Huennekens
The following table describes the potential payments and benefits for Mr. Huennekens upon employment termination or a change in control as if his employment had terminated or such change in control had occurred, as applicable, as of December 31, 2012, the last day of our last fiscal year:

Compensation and Benefits	Termination Without Cause or for Good Reason Not In Connection with Change in Control	Termination Without Cause or for Good Reason In Connection with Change in Control		Vesting Acceleration Upon Change in Control Not Dependent on Termination		Termination Due to Disability	Termination Due to Death
Base Salary Payment(1)	$1,171,500	$1,171,500		$—		$585,750	$585,750
Pro-Rated Bonus	607,532	607,532		—		607,532	607,532
Stock Option Vesting Acceleration(2)	—	165,491	(3)	165,491	(3)	—	—
Restricted Stock Units Vesting Acceleration(2)	—	3,852,633	(4)	3,852,633	(4)	—	—
280G Tax Gross Up	—	—		—		—	—
Insurance Payments and COBRA Premiums(5)	56,658	56,658		—		28,329	28,329
Total	$1,835,690	$5,853,814		$4,018,124		$1,221,611	$1,221,611

(1)
If termination of employment occurs immediately prior to, or within twelve months after, a change in control, the base salary payments shall be equal to twice Mr. Huennekens' then-current annual salary in the form of a lump sum payment. If termination of employment does not occur immediately prior to, on or within twelve months after a change in control, the base salary payments shall be in the form of equal monthly cash payments paid over a period of eighteen or twenty-four months, as set forth in his employment agreement. In the event termination of employment occurs in connection with his disability or death, base salary payments shall be equal to his annual salary as set forth in his employment agreement.

(2)	Such benefit occurs automatically upon the consummation of a change in control and is not dependent on termination without cause or for good reason in connection with a change in control.

(3)
The value of vesting acceleration is based on the $23.61 closing price of our common stock on December 31, 2012, with respect to in-the-money unvested option shares minus the exercise price of the unvested option shares.

(4)	The value of vesting acceleration is based on the $23.61 closing price of our common stock on December 31, 2012, with respect to unvested restricted stock units.

(5)
The portion comprised of non-health insurance premiums represents the expected average monthly cost of non-voluntary, non-health insurance benefits to Mr. Huennekens, multiplied by twenty-four months, in the case of termination without cause or for good reason, or twelve months, in the case of termination due to disability or death.

John T. Dahldorf
The following table describes the potential payments and benefits for Mr. Dahldorf upon employment termination or a change in control as if his employment had terminated or such change in control had occurred, as applicable, as of December 31, 2012, the last day of our last fiscal year:

Compensation and Benefits	Termination Without Cause or for Good Reason Not In Connection with Change in Control	Termination Without Cause or for Good Reason In Connection with Change in Control		Vesting Acceleration Upon Change in Control Not Dependent on Termination		Termination Due to Disability	Termination Due to Death
Base Salary Payment(1)	$699,600	$699,600		$—		$349,800	$349,800
Pro-Rated Bonus	183,718	183,718		—		183,718	183,718
Stock Option Vesting Acceleration(2)	—	50,883	(3)	50,883	(3)	—	—
Restricted Stock Units Vesting Acceleration(2)	—	1,183,404	(4)	1,183,404	(4)	—	—
280G Tax Gross Up	—	—		—		—	—
Insurance Payments and COBRA Premiums(5)	67,651	67,651		—		33,826	33,826
Total	$950,969	$2,185,256		$1,234,287		$567,344	$567,344

(1)
If termination of employment occurs immediately prior to, or within twelve months after, a change in control, the base salary payments shall be equal to twice Mr. Dahldorf's then-current annual salary in the form of a lump sum payment. If termination of employment does not occur immediately prior to, on or within twelve months after a change in control, the base salary payments shall be in the form of equal monthly cash payments paid over a period of eighteen or twenty-four months, as set forth in his employment agreement. In the event termination of employment occurs in connection with his disability or death, base salary payments shall be equal to his annual salary as set forth in his employment agreement.

(2)	Such benefit occurs automatically upon the consummation of a change in control and is not dependent on termination without cause or for good reason in connection with a change in control.

(3)
The value of vesting acceleration is based on the $23.61 closing price of our common stock on December 31, 2012, with respect to in-the-money unvested option shares minus the exercise price of the unvested option shares.

(4)	The value of vesting acceleration is based on the $23.61 closing price of our common stock on December 31, 2012, with respect to unvested restricted stock units.

(5)
The portion comprised of non-health insurance premiums represents the expected average monthly cost of non-voluntary, non-health insurance benefits to Mr. Dahldorf, multiplied by twenty-four months, in the case of termination without cause or for good reason, or twelve months, in the case of termination due to disability or death.

Michel E. Lussier
The following table describes the potential payments and benefits for Mr. Lussier upon employment termination or a change in control as if his employment had terminated or such change in control had occurred, as applicable, as of December 31, 2012, the last day of our last fiscal year:

Compensation and Benefits	Termination by Volcano Europe Without Three- Month Notice Period(1)		Termination In Connection With Non- Competition Undertaking(2)	Vesting Acceleration Upon Change in Control Not Dependent on Termination
Lump Sum Payment(3)	$112,878	112,878	$225,756	$—
Stock Option Vesting Acceleration(4)	—	—	—	47,788	(5)
Restricted Stock Units Vesting Acceleration(4)	—	-	—	904,287	(6)
Total	$112,878		$225,756	$952,075

(1)
The amount set forth in this column assumes that the Managing Director Agreement with Mr. Lussier is terminated as of December 31, 2012 by Volcano Europe, without a three-month notice period or any portion thereof. In the event that Volcano Europe provides Mr. Lussier with notice of termination for a portion of three-months, the amount payable will be pro-rated for such partial notice period.

(2)
The amount set forth in this column assumes that the Managing Director Agreement with Mr. Lussier is terminated as of December 31, 2012 and that Volcano Europe does not release Mr. Lussier from the non-competition undertaking set forth in such agreement in connection with such termination.

(3)	Amounts in this row would be paid in euros and are reflected in dollars based on the exchange rate on December 31, 2012, which was approximately 1.29 U.S. dollars to one Euro.

(4)	Such benefit occurs automatically upon the consummation of a change in control and is not dependent on termination without cause or for good reason in connection with a change in control.

(5)
The value of vesting acceleration is based on the $23.61 closing price of our common stock on December 31, 2012, with respect to in-the-money unvested option shares minus the exercise price of the unvested option shares.

(6)	The value of vesting acceleration is based on the $23.61 closing price of our common stock on December 31, 2012, with respect to unvested restricted stock units.
Jorge J. Quinoy
The following table describes the potential payments and benefits for Mr. Quinoy upon employment termination or a change in control as if his employment had terminated or such change in control had occurred, as applicable, as of December 31, 2012, the last day of our last fiscal year:

Compensation and Benefits	Termination Without Cause or for Good Reason Not In Connection with Change in Control	Termination Without Cause or for Good Reason In Connection with Change in Control		Vesting Acceleration Upon Change in Control Not Dependent on Termination		Termination Due to Disability	Termination Due to Death
Base Salary Payment(1)	$336,730	$336,730		$—		$336,730	$336,730
Pro-Rated Bonus	—	—		—		—	—
Stock Option Vesting Acceleration(2)	—	38,886	(3)	38,886	(3)	—	—
Restricted Stock Units Vesting Acceleration(2)	—	1,095,079	(4)	1,095,079	(4)	—	—
280 G Tax Gross Up	—	—		—		—	—
Insurance Payments and COBRA Premiums(5)	31,031	31,031		—		31,031	31,031
Total	$367,761	$406,647		$1,133,965		$367,761	$367,761

(1)
If termination of employment occurs immediately prior to, or within twelve months after, a change in control, the base salary payments shall be equal to Mr. Quinoy's then-current annual salary in the form of a lump sum payment. If termination of employment does not occur immediately prior to, on or within twelve months after a change in control, the base salary payments shall be payable over time.

(2)	Such benefit occurs automatically upon the consummation of a change in control and is not dependent on termination without cause or for good reason in connection with a change in control.

(3)
The value of vesting acceleration is based on the $23.61 closing price of our common stock on December 31, 2012, with respect to in-the-money unvested option shares minus the exercise price of the unvested option shares.

(4)	The value of vesting acceleration is based on the $23.61 closing price of our common stock on December 31, 2012, with respect to unvested restricted stock units.

(5)
The portion comprised of non-health insurance premiums represents the average monthly cost of non-voluntary, non-health insurance benefits to Mr. Quinoy paid in 2012, multiplied by twelve months, in the case of termination without cause or for good reason, or twelve months, in the case of termination due to disability or death.

David Sheehan
The following table describes the potential payments and benefits for Mr. Sheehan upon a change in control as if such change in control had occurred as of December 31, 2012, the last day of our last fiscal year:

Compensation and Benefits	Vesting Acceleration Upon Change in Control Not Dependent on Termination
Stock Option Vesting Acceleration(1)	$106,767
Restricted Stock Units Vesting Acceleration(2)	1,196,626
Total	$1,303,393

(1)
The value of vesting acceleration is based on the $23.61 closing price of our common stock on December 31, 2012, with respect to in-the-money unvested option shares minus the exercise price of the unvested option shares.

(2)	The value of vesting acceleration is based on the $23.61 closing price of our common stock on December 31, 2012, with respect to unvested restricted stock units.

COMPENSATION OF DIRECTORS
In May 2012, our Board of Directors amended our Director Compensation Policy. Under the amended policy, upon their election to our Board of Directors, non-employee directors would be granted pursuant to the terms of the 2005 Plan: (i) an initial option to purchase up to the number of shares of our common stock having a Black-Scholes value, determined as of the grant date, equal to $87,500; and (ii) a restricted stock unit covering the number of shares of common stock having a fair market value, determined as of the grant date, equal to $87,500. In addition, if a non-employee director is elected or appointed to the Board of Directors for the first time on a date other than the date of an annual meeting of stockholders, such director would be granted an additional (i) option to purchase up to the number of shares of our common stock having a Black-Scholes value, determined as of the grant date, equal to the product of (a) $62,500 and (b) the fraction, the numerator of which is (1) twelve less (2) the number of whole months that have elapsed from the date of the last annual meeting of stockholders until the date of such election or appointment, and the denominator of which is twelve (the “Applicable Fraction”); and (ii) restricted stock unit to purchase common stock covering the number of shares having a fair market value, determined as of the grant date, equal to the product of (i) 62,500 and (ii) the Applicable Fraction. The Director Compensation Policy also provides that on the date of each annual meeting of stockholders, each non-employee director would be granted pursuant to the terms of the 2005 Plan: (i) an option to purchase up to the number of shares of our common stock having a Black-Scholes value, determined as of the grant date, equal to $62,500; and (ii) a restricted stock unit covering the number of shares of our common stock having a fair market value, determined as of the date of grant, equal to $62,500 (each an “Annual RSU Award”).
Our Board of Directors has approved the addition of a deferral option to be available to all non-employee directors in connection with their Annual RSU Award for 2013. This option allows such directors to elect to defer receipt of all of the shares that may vest under the Annual RSU Award until the earliest to occur of the following events: (1) January 1 of a calendar year to be designated by the director at the time of election (for 2013 awards, such calendar year must have been no earlier than 2015); (2) the fourth business day after the director's “Separation from Service” as a director (as defined under Treasury Regulation Section 1.409A-1(h)) for any reason, including by reason of death, disability or retirement; provided that, if the director is a “Specified Employee” (as defined under Treasury Regulation Section 1.409A-1(i)) as of the date of the director's Separation from Service, then the vested shares will be issued on the fourth business day after the earlier of (i) the date of the director's death and (ii) the date that is six months after the director's Separation from Service; and (3) a Change in Control (as defined in the 2005 Amended Plan) of the Company that constitutes a “change in the ownership or effective control of the corporation”, or a “change in the ownership of a substantial portion of the assets of the corporation”, under Treasury Regulation Section 1.409A-3(i)(5). Any amounts deferred by a director are credited to a bookkeeping account.
During the year ended December 31, 2012, each of our non-employee directors who were on the Board of Directors immediately following the 2012 annual meeting of stockholders was paid $50,000 and was reimbursed for reasonable out-of-pocket travel expenses incurred in connection with in-person attendance at and participation in Board of Directors meetings. The chairperson of the Audit Committee received an annual retainer fee of $25,000, the chairperson of the Compensation Committee received an annual retainer fee of $20,000, and the chairperson of the Corporate Governance and Compliance Committee received an annual retainer fee of $10,000 for serving on their respective committees. Members, other than the chairpersons, of the Audit Committee, Compensation Committee and Corporate Governance and Compliance Committee received annual retainer fees of $15,000, $10,000 and $7,000, respectively, for serving on such committees. Mr. Matricaria received an additional $30,000 for the year beginning January 1, 2012 for his service as chairman of the Board.
Set forth below is the compensation paid to each of our non-employee directors during the year ended December 31, 2012. Mr. Huennekens, our President and Chief Executive Officer, did not receive any additional compensation for serving on our Board of Directors or its committees during the year ended December 31, 2012. Dr. Kadia was not a member of our Board of Directors during the year ended December 31, 2012 and is not included in the table below.
2012 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Restricted Stock Units ($)(1)(3)		Total ($)
Michael J. Coyle (5)	37,919	62,494	62,479	(4)	162,892
Kieran T. Gallahue	59,000	62,494	62,479		183,973
Lesley H. Howe	75,000	62,494	62,479	(4)	199,973
Alexis V. Lukianov	60,000	62,494	62,479	(4)	184,973
Ronald A. Matricaria	100,000	62,494	62,479	(4)	224,973
Leslie Norwalk	57,000	62,494	62,479	(4)	181,973
John Onopchenko (6)	83,254	62,494	62,479	(4)	208,227
Roy T. Tanaka	73,332	62,494	62,479	(4)	198,305
Eric Topol	60,000	62,494	62,479		184,973

(1)
Represents the grant date fair value in accordance with ASC 718. These amounts have been calculated in accordance with ASC 718, using the Black-Scholes values of Option Awards on the respective grant dates. Assumptions used in computing the aggregate grant date fair value in accordance with ASC 718 are set forth in Note 5 “Stockholders' Equity” to our audited financial statements included in our Annual Report on Form 10-K that was filed with the SEC on February 28, 2012.

(2)
The aggregate number of shares subject to outstanding stock options held by each of the directors listed in the table above as of December 31, 2012 was as follows: Mr. Coyle, options to purchase 0 shares; Mr. Gallahue, options to purchase 62,880 shares; Mr. Howe, options to purchase 43,547 shares; Mr. Lukianov, options to purchase 60,213 shares; Mr. Matricaria, options to purchase 50,406 shares; Ms. Norwalk, options to purchase 18,561 shares; Mr. Onopchenko, options to purchase 43,547 shares; Mr. Tanaka options to purchase 48,880 shares; and Dr. Topol, options to purchase 18,561 shares.

(3)
The aggregate number of shares subject to outstanding restricted stock units held by each of the directors listed in the table above as of December 31, 2012 was as follows: Mr. Coyle, 0 restricted stock units; Mr. Gallahue 2,193 restricted stock units; Mr. Howe, 6,027 restricted stock units; Mr. Lukianov 6,027 restricted stock units; Mr. Matricaria, 7,159 restricted stock units; Ms. Norwalk 4,526 restricted stock units; Mr. Onopchenko, 4,329 restricted stock units; Mr. Tanaka, 3,891 restricted stock units; Mr. Topol, 4,526 restricted stock units.

(4)
Each of Messrs Coyle, Howe, Lukianov, Matricaria, Norwalk, Onopchenko and Tanaka elected to defer distribution of all of the shares subject to the RSUs granted to each such director in 2012. As of the date of grant, the Company credited to a bookkeeping account maintained by the Company for each of such director's benefit the number of RSUs subject to such grant.

(5)	Mr. Coyle resigned from the Board of Directors effective August 1, 2012.

(6)	Mr. Onopchenko resigned from the Board of Directors on March 29, 2013.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policies and Procedures for Review of Related Party Transactions
Pursuant to the requirements set forth in applicable NASDAQ listing standards and as set forth in the charter of our Audit Committee, the Audit Committee, or another independent body of our Board of Directors, is charged with reviewing and approving related party transactions as required by applicable laws and regulations.
Pursuant to our Code of Business Conduct and Ethics, all of our directors, officers, employees and consultants are required to report to the Corporate Compliance Officer under the Code of Business Conduct and Ethics any existing or potential violation of the Code of Business Conduct and Ethics, including any related party transactions. In approving or rejecting a proposed related party transaction, the Audit Committee, or an independent body of our Board of Directors, will consider the relevant facts and circumstances available and deemed relevant to the Audit Committee and the Board of Directors. The Audit Committee, or an independent body of our Board of Directors, will approve only those related party transactions that, in light of known circumstances, are in, or are not inconsistent with, the best interests of the Company as the Audit Committee, or such independent body of our Board of Directors, determines in the good faith exercise of its discretion.

Transactions with Related Persons
For the periods presented, there were no, nor are there any currently proposed, transactions or series of similar transactions to which we were a party or are a party in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.
Executive Employment Agreements
We have entered into employment agreements with certain of our executive officers that, among other things, provide for certain severance and change in control benefits. For a description of these agreements, see “Executive Compensation-Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table-Employment Agreements, Change in Control Arrangements, and Other NEO Compensatory Agreements.”
Director and Officer Indemnification
Our Amended and Restated Certificate of Incorporation contains provisions limiting the liability of our directors. Our Bylaws provide that we must indemnify our directors and officers and may indemnify our other employees and agents to the fullest extent permitted by the Delaware General Corporation Law for judgments, penalties, fines, settlement amounts and expenses arising out of any event or occurrence by reason of the fact that such indemnitee is or was a director, officer, employee or agent, respectively, of the Company. We have entered, and expect to continue to enter, into agreements to indemnify our directors, executive officers and other employees as determined by our Board of Directors. These agreements provide for indemnification for related expenses including attorneys' fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that the amended and restated bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors' and officers' liability insurance.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are Volcano stockholders will be “householding” our proxy materials. A single set of annual meeting materials may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding.” If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of annual meeting materials in the future, you may (1) notify your broker, (2) direct your written request to: Investor Relations, Volcano Corporation, 3661 Valley Centre Drive, Suite 200, San Diego, CA 92130 or (3) contact our Investor Relations department at (800) 228-4728. Stockholders who currently receive multiple sets of annual meeting materials at their address and would like to request “householding” of their communications should contact their broker. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the set of annual meeting materials to a stockholder at a shared address to which a single copy of the documents was delivered.

DOCUMENTS INCORPORATED BY REFERENCE
As permitted by Item 13(b) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are “incorporating by reference” into this proxy statement specific documents that we filed with the SEC, which means that we may disclose important information to you by referring you to those documents that are considered part of this proxy statement. Information that we file subsequently with the SEC will automatically update and supersede this information.
 We incorporate by reference into this proxy statement the following documents filed with the SEC (Commission CIK# 0001354217), and any future documents that we file with the SEC prior to our special meeting, excluding any reports or portions thereof that have been “furnished” but not “filed” for purposes of the Exchange Act):
•Our Annual Report on Form 10-K for the year ended December 31, 2012 (file no. 000-52045); and
•Our Current Reports on Form 8-K filed on September 20, 2010 (file no. 000-52045), December 5, 2012 (file no. 000-52045) and December 10, 2012 (file no. 000-52045);
 This proxy statement or information incorporated by reference herein, contains summaries of certain agreements that we have filed as exhibits to various SEC filings, as well as certain agreements that we entered into in connection with the transactions discussed in this proxy statement. The descriptions of these agreements contained in this proxy statement or information incorporated by reference herein do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.
Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this proxy statement.
We will provide to each person, including any beneficial owner, to whom a proxy statement is delivered, upon written or oral request and without charge, a copy of the documents referred to above that we have incorporated by reference. You can request copies of such documents if you call or write us at the following address or telephone number:
Volcano Corporation
3661 Valley Centre Drive, Suite 200
San Diego, CA 92130
(800) 228-4728

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the 2013 Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors,

Darin M. Lippoldt
Executive Vice President, General Counsel, Chief Compliance Officer and Secretary
Dated: April 13, 2012
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, including the financial statements, schedules and list of exhibits, and any particular exhibit specifically requested, is available without charge upon written request to: Investor Relations, Volcano Corporation, 3661 Valley Centre Drive, Suite 200, San Diego, CA 92130. The Annual Report on Form 10-K is also available at our website at http://www.volcanocorp.com.

Appendix A

Volcano Corporation
Amended and Restated
2005 Equity Compensation Plan
First Approved by the Stockholders: October 27, 2005
Amended and Approved by the Board: April 23, 2007
Amended and Approved by the Board: April 30, 2009
Amended and Approved by the Board: February 4, 2011
Amended and Approved by the Board: March 21, 2011
Amended and Approved by the Board: February 20, 2013

Termination Date: February 20, 2023

1.	General.
(a)Successor to and Continuation of the 2000 Plan. The Plan is intended as the successor to and continuation of the Volcano Corporation 2000 Long Term Incentive Plan (the “2000 Plan”). Following the Effective Date, no additional stock awards shall be granted under the 2000 Plan. Any shares remaining available for issuance pursuant to the exercise of options or settlement of stock awards under the 2000 Plan as of the Effective Date (the “2000 Plan's Available Reserve”) shall become available for issuance pursuant to Stock Awards granted hereunder. From and after the Effective Date, all outstanding stock awards granted under the 2000 Plan shall remain subject to the terms of the 2000 Plan; provided, however, any shares subject to outstanding stock options granted under the 2000 Plan that expire or terminate for any reason prior to exercise (the “Returning Shares”) shall become available for issuance pursuant to Awards granted hereunder. All Awards granted on or after the Effective Date of this Plan shall be subject to the terms of this Plan.
(b)Eligible Award Recipients. The persons eligible to receive Awards are Employees, Directors and Consultants.
(c)Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Stock Appreciation Rights (iv) Restricted Stock Awards, (v) Restricted Stock Unit Awards, (vi) Performance Stock Awards, (vii) Performance Cash Awards, and (viii) Other Stock Awards.
(d)Purpose. The Company, by means of the Plan, seeks to secure and retain the services of the group of persons eligible to receive Awards as set forth in Section 1(b), to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Awards.
2.Administration.
(a)Administration by Board. The Board shall administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).
(b)Powers of Board. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i)To determine from time to time (A) which of the persons eligible under the Plan shall be granted Awards; (B) when and how each Award shall be granted; (C) what type or combination of types of Award shall be granted; (D) the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive cash or Common Stock pursuant to a Stock Award; (E) the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person; and (F) the Fair Market Value applicable to a Stock Award.
(ii)To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement or in the written terms of a Performance Cash Award, in a manner and to the extent it shall deem necessary or expedient to make the Plan or Award fully effective.
(iii)To settle all controversies regarding the Plan and Awards granted under it.

(iv)To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.
(v)To suspend or terminate the Plan at any time. Suspension or termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.
(vi)To amend the Plan in any respect the Board deems necessary or advisable, including, without limitation, by adopting amendments relating to Incentive Stock Options and certain nonqualified deferred compensation under Section 409A of the Code and/or to bring the Plan or Awards granted under the Plan into compliance therewith, subject to the limitations, if any, of applicable law. However, except as provided in Section 9(a) relating to Capitalization Adjustments, to the extent required by applicable law or listing requirements, stockholder approval shall be required for any amendment of the Plan that either (A) materially increases the number of shares of Common Stock available for issuance under the Plan, (B) materially expands the class of individuals eligible to receive Awards under the Plan, (C) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, (D) materially extends the term of the Plan, or (E) expands the types of Awards available for issuance under the Plan. Except as provided above, rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.
(vii)To submit any amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of (A) Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees, (B) Section 422 of the Code regarding “incentive stock options” or (C) Rule 16b-3.
(viii)To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that except with respect to amendments that disqualify or impair the status of an Incentive Stock Option, a Participant's rights under any Award shall not be impaired by any such amendment unless (A) the Company requests the consent of the affected Participant, and (B) such Participant consents in writing. Notwithstanding the foregoing, subject to the limitations of applicable law, if any, the Board may amend the terms of any one or more Awards without the affected Participant's consent if necessary to maintain the qualified status of the Award as an Incentive Stock Option or to bring the Award into compliance with Section 409A of the Code.
(ix)Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.
(x)To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States.
(c)Delegation to Committee.
(i)General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.
(ii)Section 162(m) and Rule 16b-3 Compliance. The Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3.
(d)Effect of Board's Decision. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.
(e)Cancellation and Re-Grant of Stock Awards. Except as otherwise expressly provided in Section 9, neither the Board nor any Committee shall have the authority to: (i) reduce the exercise price of any outstanding Options or Stock Appreciation Rights under the Plan, or (ii) cancel any outstanding Options or Stock Appreciation Rights that have an exercise price or strike price greater than the current Fair Market Value of the Common Stock in exchange for cash or other Stock Awards under the Plan, unless the stockholders of the Company have approved such an action within twelve (12) months prior to such an event.
3.Shares Subject to the Plan.
(a)Share Reserve. Subject to Section 9(a) relating to Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Stock Awards from and after the Effective Date shall not exceed 21,572,558 shares (the “Share Reserve”), which number includes, but is not limited to, (i) the number of shares subject to the 2000 Plan Available Reserve plus (ii) the Returning Shares, if any, as such shares become available from time to time. For clarity, the Share Reserve in this Section 3(a) is a limitation on the number of shares of the Common Stock that may be issued pursuant to the Plan and does not limit the granting of Stock Awards except as provided in Section 7(a). Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, NASDAQ Listing Rule 5635(c) or, if applicable, NYSE Listed Company Manual Section 303A.08, AMEX Company Guide Section 711 or other applicable rule, and such issuance shall not reduce the number of shares available for issuance under the Plan. Furthermore, if a Stock Award or any portion thereof (i) expires or otherwise terminates without all of the shares covered by such Stock Award having been issued or (ii) is settled in cash (i.e., the Participant receives cash rather than stock), such expiration, termination or settlement shall not reduce (or otherwise offset) the number of shares of Common Stock that may be available for issuance under the Plan.
(b)Subject to Section 3(c), the number of shares available for issuance under the Plan shall be reduced by: (i) one (1) share for each share of stock issued pursuant to an Option or a Stock Appreciation Right; (ii) for awards granted prior to the date of the 2009 Annual Meeting, one (1) share for each share of Common Stock issued pursuant to a Restricted Stock Award, Restricted Stock Unit Award, Performance Stock Award or Other Stock Award; (iii) for awards granted on or after the date of the 2009 Annual Meeting and prior to the date of the 2011 Annual Meeting, one and sixty-three hundredths (1.63) shares for each share of Common Stock issued pursuant to a Restricted Stock Award, Restricted Stock Unit Award, Performance Stock Award or Other Stock Award and (iv) for awards granted on or after the date of the 2011 Annual Meeting, two and twelve hundredths (2.12) shares for each share of Common Stock issued pursuant to a Restricted Stock Award, Restricted Stock Unit Award, Performance Stock Award or Other Stock Award.
(c)Reversion of Shares to the Share Reserve.
(i)Shares Available For Subsequent Issuance.  If any (i) shares of Common Stock issued pursuant to a Stock Award are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required to vest such shares in the Participant or (ii) Stock Award is settled in cash, then the shares of Common Stock not issued under such Stock Award, or forfeited to or repurchased by the Company, shall revert to and again become available for issuance under the Plan.  To the extent (A) there is issued a share of Common Stock pursuant to a Stock Award that counted as more than one share against the number of shares available for issuance under the Plan pursuant to Section 3(b)(iii) or (iv);  or (B) there is issued a share of Common Stock pursuant to a Restricted Stock Award, Restricted Stock Unit Award, Performance Stock Award or Other Stock Award under this Plan that counted as one (1) share against the number of shares available for issuance under this Plan pursuant to Section 3(b)(ii), and such shares of Common Stock become available for issuance under the Plan pursuant to Section 3(a) or Section 3(c), then the number of shares of Common Stock available for issuance under the Plan shall increase for each such returning share by two and twelve hundredths (2.12) shares.
(ii)Shares Not Available For Subsequent Issuance.  If any shares subject to a Stock Award are not delivered to a Participant because the Stock Award is exercised or purchased through a reduction of shares subject to the Stock Award (i.e., “net exercised”) or because an appreciation distribution in respect of a Stock Appreciation Right is paid in shares of Common Stock, the number of shares subject to the exercised or purchased portion of the Stock Award that are not delivered to the Participant shall not remain available for issuance under the Plan.  Also, any shares reacquired by the Company pursuant to the tax withholding provisions of Section 8(g) or as consideration for the exercise or purchase of a Stock Award (e.g., tender of previously owned shares) shall not again become available for issuance under the Plan.
(d)Incentive Stock Option Limit. Notwithstanding anything to the contrary in this Section 3 and, subject to the provisions of Section 9(a) relating to Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options shall be 21,572,558 shares of Common Stock.
(e)Source of Shares. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.

4.Eligibility.
(a)Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code). Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants; provided, however, Nonstatutory Stock Options and SARs may not be granted to Employees, Directors, and Consultants who are providing Continuous Services only to any “parent” of the Company, as such term is defined in Rule 405 promulgated under the Securities Act, unless such Stock Awards comply with the distribution requirements of Section 409A of the Code.
(b)Ten Percent Stockholders. A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.
(c)Section 162(m) Limitation on Annual Grants. Subject to the provisions of Section 9(a) relating to Capitalization Adjustments, at such time as the Company may be subject to the applicable provisions of Section 162(m) of the Code, no Participant shall be eligible to be granted during any calendar year Options, Stock Appreciation Rights and Other Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value on the date the Stock Award is granted covering more than 1,000,000 shares of Common Stock.
5.Provisions Relating to Options and Stock Appreciation Rights.
Each Option or SAR shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Common Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, then the Option shall be a Nonstatutory Stock Option. The provisions of separate Options or SARs need not be identical; provided, however, that each Option Agreement or Stock Appreciation Right Agreement shall conform to (through incorporation of provisions hereof by reference in the applicable Award Agreement or otherwise) the substance of each of the following provisions:
(a)Term. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, no Option or SAR shall be exercisable after the expiration of seven (7) years from the date of its grant or such shorter period specified in the Award Agreement.
(b)Exercise Price. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, the exercise price (or strike price) of each Option or SAR shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option or SAR on the date the Option or SAR is granted. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise price (or strike price) lower than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option or SAR if such Option or SAR is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code. Each SAR will be denominated in shares of Common Stock equivalents.
(c)Purchase Price for Options. The purchase price of Common Stock acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The permitted methods of payment are as follows:
(i)by cash, check, bank draft or money order payable to the Company;
(ii)pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;
(iii)by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;
(iv)if the option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, further, that shares of Common Stock will no longer be subject to an Option and will not be exercisable thereafter to the extent that (A) shares issuable upon exercise are reduced to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; or
(v)in any other form of legal consideration that may be acceptable to the Board.
(d)Exercise and Payment of a SAR. To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right. The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the Stock Appreciation Right) of a number of shares of Common Stock equal to the number of Common Stock equivalents in which the Participant is vested under such Stock Appreciation Right, and with respect to which the Participant is exercising the Stock Appreciation Right on such date, over (B) the strike price that will be determined by the Board at the time of grant of the Stock Appreciation Right. The appreciation distribution in respect to a Stock Appreciation Right may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.
(e)Transferability of Options and SARs. The Board may, in its sole discretion, impose such limitations on the transferability of Options and SARs as the Board shall determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options and SARs shall apply:
(i)Restrictions on Transfer. An Option or SAR shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may, in its sole discretion, permit transfer of the Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant's request. Except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration.
(ii)Domestic Relations Orders. Notwithstanding the foregoing, an Option or SAR may be transferred pursuant to a domestic relations order; provided, however, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.
(iii)Beneficiary Designation. Notwithstanding the foregoing, the Participant may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company and any broker designated by the Company to effect Option exercises, designate a third party who, in the event of the death of the Participant, shall thereafter be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise. In the absence of such a designation, the executor or administrator of the Participant's estate shall be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise.
(f)Vesting Generally. The total number of shares of Common Stock subject to an Option or SAR may vest and therefore become exercisable in periodic installments that may or may not be equal. The Option or SAR may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of Performance Goals or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options or SARs may vary. The provisions of this Section 5(f) are subject to any Option or SAR provisions governing the minimum number of shares of Common Stock as to which an Option or SAR may be exercised.
(g)Termination of Continuous Service. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, if a Participant's Continuous Service terminates (other than for Cause or upon the Participant's death or Disability), the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Award as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Participant's Continuous Service (or such longer or shorter period specified in the applicable Award Agreement), or (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR within the time specified herein or in the Award Agreement (as applicable), the Option or SAR shall terminate.
(h)Extension of Termination Date. If the exercise of an Option or SAR following the termination of the Participant's Continuous Service (other than for Cause or upon the Participant's death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option or SAR shall terminate on the earlier of (i) the expiration of a period of three (3) months after the termination of the Participant's Continuous Service during which the exercise of the Option or SAR would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement. In addition, unless otherwise provided in a Participant's Award Agreement, if the sale of any Common Stock received upon exercise of an Option or SAR following the termination of the Participant's Continuous Service (other than for Cause) is not permitted at any time during the applicable post-termination exercise period because such sale would violate the Company's insider trading policy, then the Option or SAR shall terminate on the earlier of (i) the expiration of the thirty (30) day period following the first date on which the sale of the Common Stock received upon exercise of the Option or SAR would not be in violation of the Company's insider trading policy, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement.
(i)Disability of Participant. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, if a Participant's Continuous Service terminates as a result of the Participant's Disability, the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Award Agreement), or (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR within the time specified herein or in the Award Agreement (as applicable), the Option or SAR (as applicable) shall terminate.
(j)Death of Participant. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, if (i) a Participant's Continuous Service terminates as a result of the Participant's death, or (ii) the Participant dies within the period (if any) specified in the Award Agreement after the termination of the Participant's Continuous Service for a reason other than death, then the Option or SAR may be exercised (to the extent the Participant was entitled to exercise such Option or SAR as of the date of death) by the Participant's estate, by a person who acquired the right to exercise the Option or SAR by bequest or inheritance or by a person designated to exercise the Option or SAR upon the Participant's death, but only within the period ending on the earlier of (i) the date twelve (12) months following the date of death (or such longer or shorter period specified in the Award Agreement), or (ii) the expiration of the term of such Option or SAR as set forth in the Award Agreement. If, after the Participant's death, the Option or SAR is not exercised within the time specified herein or in the Award Agreement (as applicable), the Option or SAR shall terminate.
(k)Termination for Cause. Except as explicitly provided otherwise in a Participant's Award Agreement or other individual written agreement between the Company or any Affiliate and the Participant, if a Participant's Continuous Service is terminated for Cause, the Option or SAR shall terminate upon the date on which the event giving rise to the termination occurred, and the Participant shall be prohibited from exercising his or her Option or SAR from and after the time of such termination of Continuous Service.
(l)Non-Exempt Employees. No Option or SAR granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable for any shares of Common Stock until at least six months following the date of grant of the Option or SAR. Notwithstanding the foregoing, consistent with the provisions of the Worker Economic Opportunity Act, (i) in the event of the Participant's death or Disability, (ii) upon a Corporate Transaction in which such Option or SAR is not assumed, continued, or substituted, (iii) upon a Change in Control, or (iv) upon the Participant's retirement (as such term may be defined in the Participant's Award Agreement or in another applicable agreement or in accordance with the Company's then current employment policies and guidelines), any such vested Options and SARs may be exercised earlier than six months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.
6.Provisions of Stock Awards other than Options and SARs.
(a)Restricted Stock Awards. Each Restricted Stock Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. To the extent consistent with the Company's Bylaws, at the Board's election, shares of Common Stock may be (x) held in book entry form subject to the Company's instructions until any restrictions relating to the Restricted Stock Award lapse; or (y) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical; provided, however, that each Restricted Stock Award Agreement shall conform to (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:
(i)Consideration. A Restricted Stock Award may be awarded in consideration for (A) cash, check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of legal consideration (including future services) that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

(ii)Vesting. Shares of Common Stock awarded under the Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.
(iii)Termination of Participant's Continuous Service. If a Participant's Continuous Service terminates, the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant that have not vested as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.
(iv)Transferability. Rights to acquire shares of Common Stock under the Restricted Stock Award Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board shall determine in its sole discretion, so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement.
(v)Dividends. A Restricted Stock Award Agreement may provide that any dividends paid on Restricted Stock will be subject to the same vesting and forfeiture restrictions as apply to the shares subject to the Restricted Stock Award to which they relate.
(b)Restricted Stock Unit Awards. Each Restricted Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical; provided, however, that each Restricted Stock Unit Award Agreement shall conform to (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:
(i)Consideration. At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.
(ii)Vesting. At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions on or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.
(iii)Payment. A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.
(iv)Additional Restrictions. Generally, the delivery of shares of Common Stock (or their cash equivalent) will occur as soon as administratively practicable within the thirty (30) day period following the vesting of the Restricted Stock Unit Award. However, at the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a later time after the vesting of such Restricted Stock Unit Award.
(v)Dividend Equivalents. Dividend equivalents may be credited in respect of shares of Common Stock covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Restricted Stock Unit Award in such manner as determined by the Board. Any additional shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all of the same terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.
(vi)Termination of Participant's Continuous Service. Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant's termination of Continuous Service.
(c)Performance Awards.
(i)Performance Stock Awards. A Performance Stock Award is a Stock Award that may vest or may be exercised contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Stock Award may, but need not, require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee, in its sole discretion. The maximum number of shares covered by an Award that may be granted to any Participant in a calendar year attributable to Stock Awards described in this Section 6(c)(i) (whether the grant, vesting or exercise is contingent upon the attainment during a Performance Period of the

Performance Goals) shall not exceed 1,600,000 shares. The Board may provide for or, subject to such terms and conditions as the Board may specify, may permit a Participant to elect for, the payment of any Performance Stock Award to be deferred to a specified date or event. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that cash may be used in payment of Performance Stock Awards.
(ii)Performance Cash Awards. A Performance Cash Award is a cash award that may be paid contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Cash Award may also require the completion of a specified period of Continuous Service. At the time of grant of a Performance Cash Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee, in its sole discretion. In any calendar year, the Committee may not grant a Performance Cash Award that has a maximum value that may be paid to any Participant in excess of one million dollars ($1,000,000). The Board may provide for or, subject to such terms and conditions as the Board may specify, may permit a Participant to elect for, the payment of any Performance Cash Award to be deferred to a specified date or event. The Committee may specify the form of payment of Performance Cash Awards, which may be cash or other property, or may provide for a Participant to have the option for his or her Performance Cash Award, or such portion thereof as the Board may specify, to be paid in whole or in part in cash or other property.
(iii)Section 162(m) Compliance. Unless otherwise permitted in compliance with the requirements of Section 162(m) of the Code with respect to an Award intended to qualify as “performance-based compensation” thereunder, the Committee shall establish the Performance Goals applicable to, and the formula for calculating the amount payable under, the Award no later than the earlier of (a) the date ninety (90) days after the commencement of the applicable Performance Period, or (b) the date on which twenty-five (25%) of the Performance Period has elapsed, and in any event at a time when the achievement of the applicable Performance Goals remains substantially uncertain. Prior to the payment of any compensation under an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall certify the extent to which any Performance Goals and any other material terms under such Award have been satisfied (other than in cases where such relate solely to the increase in the value of the Common Stock). Notwithstanding satisfaction of any completion of any Performance Goals, to the extent specified at the time of grant of an Award to “covered employees” within the meaning of Section 162(m) of the Code, the number of shares of Common Stock, Options, cash or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Performance Goals may be reduced by the Committee on the basis of such further considerations as the Committee, in its sole discretion, shall determine.
(d)Other Stock Awards. Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than one hundred percent (100%) of the Fair Market Value of the Common Stock at the time of grant) may be granted either alone or in addition to Stock Awards provided for under Section 5 and the preceding provisions of this Section 6. Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards.
7.Covenants of the Company.
(a)Availability of Shares. During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock reasonably required to satisfy such Stock Awards.
(b)Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained. A Participant shall not be eligible for the grant of a Stock Award or the subsequent issuance of Common Stock pursuant to the Stock Award if such grant or issuance would be in violation of any applicable securities law.
(c)No Obligation to Notify or Minimize Taxes. The Company shall have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Stock Award. Furthermore, the Company shall have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of a Stock Award or a possible period in which the Stock Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of a Stock Award to the holder of such Stock Award.

8.Miscellaneous.
(a)Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.
(b)Corporate Action Constituting Grant of Stock Awards. Corporate action constituting a grant by the Company of a Stock Award to any Participant shall be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Stock Award is communicated to, or actually received or accepted by, the Participant.
(c)Stockholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until (i) such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms, if applicable, and (ii) the issuance of the Common Stock subject to such Stock Award has been entered into the books and records of the Company.
(d)No Employment or Other Service Rights. Nothing in the Plan, any Stock Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant's agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.
(e)Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).
(f)Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant's knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant's own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (A) the issuance of the shares upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.
(g)Withholding Obligations. Unless prohibited by the terms of a Stock Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii)  withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lesser amount as may be necessary to avoid classification of the Stock Award as a liability for financial accounting purposes); (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; or (v) by such other method as may be set forth in the Award Agreement.
(h)Electronic Delivery. Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company's intranet.
(i)Deferrals. To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee or otherwise providing services to the Company. The Board is authorized to make deferrals of Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant's termination of Continuous Service, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.
(j)Compliance with Section 409A. To the extent that the Board determines that any Award granted hereunder is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded and a Participant holding an Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount shall be made as a result of a termination of Continuous Service before the date that is six (6) months and one day following the date of such Participant's “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) or, if earlier, the date of the Participant's death.
9.Adjustments Upon Changes in Common Stock; Other Corporate Events.
(a)Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 3(d), (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Sections 4(c) and 6(c)(i) , and (iv) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive.
(b)Dissolution or Liquidation. Except as otherwise provided in the Stock Award Agreement and Section 9(d) below, in the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company's right of repurchase) shall terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company's repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.
(c)Corporate Transaction. The following provisions shall apply to Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Stock Award or any other written agreement between the Company or any Affiliate and the holder of the Stock Award or unless otherwise expressly provided by the Board at the time of grant of a Stock Award. In the event of a Corporate Transaction, then, notwithstanding any other provision of the Plan, the Board shall take one or more of the following actions with respect to Stock Awards, contingent upon the closing or completion of the Corporate Transaction:
(i)arrange for the surviving corporation or acquiring corporation (or the surviving or acquiring corporation's parent company) to assume or continue the Award or to substitute a similar stock award for the Award (including, but not limited to, an award to acquire the same consideration paid to the shareholders of the Company pursuant to the Corporate Transaction);
(ii)arrange for the assignment of any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to the Stock Award to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation's parent company);
(iii)accelerate the vesting of the Award (and, if applicable, the time at which the Stock Award may be exercised) to a date prior to the effective time of such Corporate Transaction as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective date of the Corporate Transaction), with any Stock Award terminating if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction;
(iv)arrange for the lapse of any reacquisition or repurchase rights held by the Company with respect to the Stock Award;
(v)cancel or arrange for the cancellation of the Award, to the extent not vested or not exercised prior to the effective time of the Corporate Transaction, in exchange for such cash consideration, if any, as the Board, in its sole discretion, may consider appropriate; and

(vi)with respect to Stock Awards, make a payment, in such form as may be determined by the Board equal to the excess, if any, of (A) the value of the property the Participant would have received upon the exercise of the Stock Award, over (B) any exercise price payable by such holder in connection with such exercise.
The Board need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants.
(d)Change in Control.
(i)If a Change in Control occurs, and unless otherwise determined by the Board prior to or in connection with such Change in Control: (i) the Company shall provide each Participant holding an outstanding Award with written notice of such Change in Control, and (ii) as of immediately prior to the effective time of the Change in Control, all outstanding Stock Awards shall automatically accelerate and become fully vested (and any repurchase rights thereon shall immediately lapse in full) and exercisable (as applicable).
(ii)In addition, with respect to Stock Awards granted prior to the date of the Company's annual stockholder meeting in 2009 (the “2009 Meeting”), if, upon a Change in Control, the Company is not the surviving corporation or survives only as a subsidiary of another corporation, each Participant holding such an outstanding Stock Award (a “Pre-2009 Award”) will have the right to elect, within thirty (30) days after receiving notice from the Company of the pending Change in Control (or such longer period as necessitated under applicable law), one of the following two methods of treating all of his or her Pre-2009 Awards: (1) all Pre-2009 Awards that are (x) Options or SARs and that are not exercised prior to the closing of the Change in Control will be assumed by, or replaced with comparable options or stock appreciation rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation) in a manner that complies with Code Section 409A, and (y) Restricted Stock Awards and Restricted Stock Units will be converted into comparable full-value stock awards of the surviving corporation (or a parent or subsidiary of the surviving corporation); or (2) each Pre-2009 Award will be surrendered in exchange for a payment by the Company, immediately prior to the effectiveness of the Change in Control, in cash or Common Stock (as elected by the Participant), that is equal to the Fair Market Value of the shares of Common Stock underlying such Pre-2009 Award, less any exercise or strike price therefore. To the extent the Board determines that it is commercially unreasonable (e.g., due to cost or limitations under applicable laws) to provide for such an election with respect to one or more Participants, and such Participant has not exercised his or her Pre-2009 Award prior to the effectiveness of the Change in Control, such Participant will receive a cash payment in the amount calculated pursuant to alternative (2) above at the effective time of the Change in Control as his or her sole entitlement under this paragraph.
10.Termination or Suspension of the Plan.
(a)Plan Term. The Board may suspend or terminate the Plan at any time. Unless terminated sooner by the Board, the Plan shall automatically terminate on February 20, 2023. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.
(b)No Impairment of Rights. Suspension or termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.
11.Effective Date of Plan.
This Plan shall become effective on the Effective Date.

12.	Choice of Law.
The law of the State of California shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state's conflict of laws rules.

13.	Definitions. As used in the Plan, the following definitions shall apply to the capitalized terms indicated below:
(a)“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Securities Act. The Board shall have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
(b)“Award” means a Stock Award or a Performance Cash Award.
(c)“Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award.
(d)“Board” means the Board of Directors of the Company.

(e)“Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in ASC Topic 718 (formerly Statement of Financial Accounting Standards No. 123 (revised)). Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a Capitalization Adjustment..
(f)“Cause” means cause or misconduct as defined in any employment agreement between the Participant and the Company or an affiliate in effect at the time of the Participant's termination of employment to the extent such definition is expressly stated to apply to an Award, or, in the absence of any such applicable definition, any of the following (i) conviction of the Participant by a court of competent jurisdiction of any felony or a crime involving moral turpitude; (ii) the Participant's knowing failure or refusal to follow reasonable instructions of the Board or reasonable policies, standards and regulations of the Company or its affiliate; (iii) the Participant's continued failure or refusal to faithfully and diligently perform the usual, customary duties of his employment with the Company or its affiliate; (iv) the Participant's repeatedly conducting him or herself in an unprofessional, unethical, immoral or fraudulent manner; or (v) the Participant's conduct discredits the Company or any affiliate or its detrimental to the reputation, character and standing of the Company or any affiliate. The determination that a termination of the Participant's Continuous Service is either for Cause or without Cause shall be made by the Company, in its sole discretion. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant shall have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.
(g)“Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i)any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company's securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;
(ii)there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;
(iii)the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur, except for a liquidation into a parent corporation;
(iv)there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or
(v)individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.
Notwithstanding the foregoing or any other provision of this Plan, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, and (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement to the extent expressly provided in such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.
In addition, the foregoing definition shall not apply for Stock Awards granted prior to the date of the 2009 Meeting; instead, the definition of Change in Control set forth in Section 10(a) of this Plan prior to its amendment and restatement at the 2009 Meeting will apply to such awards unless the definition set forth above is expressly agreed to by the Participant in respect of such Stock Awards.
In addition, to the extent required for compliance with Section 409A of the Code, in no event shall a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).
(h)“Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.
(i)“Committee” means a committee of one or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).
(j)“Common Stock” means the common stock of the Company.
(k)“Company” means Volcano Corporation, a Delaware corporation.
(l)“Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company's securities to such person.
(m)“Continuous Service” means that the Participant's service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant's service with the Company or an Affiliate, shall not terminate a Participant's Continuous Service; provided, however, if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, in its sole discretion, such Participant's Continuous Service shall be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party's sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of (i) any leave of absence approved by the Board or Chief Executive Officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company's leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law. In addition, to the extent required for exemption from or compliance with Section 409A of the Code, the determination of whether there has been a termination of Continuous Service shall be made, and such term shall be construed, in a manner that is consistent with the definition of “separation from service” as defined under Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder).
(n)“Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i)the consummation of a sale or other disposition of all or substantially all, as determined by the Board, in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii)the consummation of a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;
(iii)the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or
(iv)the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.
To the extent required for compliance with Section 409A of the Code, in no event shall an event be deemed a Corporate Transaction if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).
(o)“Covered Employee” shall have the meaning provided in Section 162(m)(3) of the Code.
(p)“Director” means a member of the Board.
(q)“Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and shall be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.
(r)“Effective Date” means October 27, 2005, which is the date the Company's stockholders first approved this Plan document.
(s)“Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.
(t)“Entity” means a corporation, partnership, limited liability company or other entity.
(u)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(v)“Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities.
(w)“Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:
(i)If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.
(ii)Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.
(iii)In the absence of such markets for the Common Stock, the Fair Market Value shall be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.
(x)“Good Reason” the existence of one or more of the following conditions which occur on or following a Change of Control without the Participant's express written consent, provided that the Participant has first provided written notice to the

Company's General Counsel of the existence of such condition within 30 days after its initial existence and the Company has not remedied such condition within 30 days after the Participant's written notice is received by the Company and the Participant's resignation from all positions he or she then-holds with the Company is effective not later than 30 days after the Company has failed to reasonably cure the conditions: (i) a material diminution in the Participant's base compensation; (ii) a material diminution in the Participant's authority, duties, or responsibilities; (iii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Participant is required to report, including a requirement that the Participant report to a corporate officer or employee instead of reporting directly to the board of directors of a corporation (or similar governing body with respect to an entity other than a corporation); (iv) a material diminution in the budget over which the Participant retains authority; (v) a material change in the geographic location at which the Participant must perform the services; and (vi) any other action or inaction that constitutes a material breach by the Company of the agreement under which the Participant provide services.
(y)“Incentive Stock Option” means an option granted pursuant to Section 5 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.
(z)“Involuntary Termination” means a Participant's termination from all positions he or she then holds with the Company, which termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h) without regard to any alternative definition thereunder), either (i) by the Company without Cause and other than as a result of death or disability or (ii) by the Participant for Good Reason.
(aa)“Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.
(bb)“Nonstatutory Stock Option” means any option granted pursuant to Section 5 of the Plan that does not qualify as an Incentive Stock Option.
(cc)“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.
(dd)“Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.
(ee)“Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.
(ff)“Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.
(gg)“Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 6(d).
(hh)“Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement shall be subject to the terms and conditions of the Plan.
(ii)“Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation,” and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.
(jj)“Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(kk)“Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.
(ll)“Performance Cash Award” means an award of cash granted pursuant to the terms and conditions of Section 6(c)(ii).
(mm)“Performance Criteria” means the one or more criteria that the Board shall select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that shall be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Board: (i) earnings (including earnings per share and net earnings); (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) total stockholder return; (v) return on equity or average stockholder's equity; (vi) return on assets, investment, or capital employed; (vii) stock price; (viii) margin (including gross margin); (ix) income (before or after taxes); (x) operating income; (xi) operating income after taxes; (xii) pre-tax profit; (xiii) operating cash flow; (xiv) sales or revenue targets; (xv) increases in revenue or product revenue; (xvi) expenses and cost reduction goals; (xvii) improvement in or attainment of working capital levels; (xiii) economic value added (or an equivalent metric); (xix) market share; (xx) cash flow; (xxi) cash flow per share; (xxii) share price performance; (xxiii) debt reduction; (xxiv) implementation or completion of projects or processes; (xxv) customer satisfaction; (xxvi) stockholders' equity; (xxvii) capital expenditures; (xxiii) debt levels; (xxix) operating profit or net operating profit; (xxx) workforce diversity; (xxxi) growth of net income or operating income; (xxxii) billings; (xxxiii) growth in assets or unit volume, (xxxiv) market penetration goals, (xxxv) geographic business expansion goals, and (xxxvi) achievement of specified acquisitions or divestitures, and (xxxvii) to the extent that an Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board.
(nn)“Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board shall appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles; (6) to take into consideration the effects of any acquisitions, licensing transactions, divestitures, or joint ventures; (7) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common shareholders other than regular cash dividends; (8) to exclude the effects of stock based compensation, deferred compensation and/or the award of bonuses; and (9) to exclude the effect of any other unusual, non-recurring gain or loss or other extraordinary item such as litigation expenses and material corporate transactions such as mergers, acquisitions and divestitures that were not incorporated into the Company's annual operating plan. Alternatively, the Board may decide, at the time of grant, to include the effect of any one or more of the foregoing items. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Stock Award Agreement or the written terms of a Performance Cash Award.
(oo)“Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant's right to and the payment of a Stock Award or a Performance Cash Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.
(pp)“Performance Stock Award” means a Stock Award granted under the terms and conditions of Section 6(c)(i).
(qq)“Plan” means this Volcano Corporation Amended and Restated 2005 Equity Compensation Plan.
(rr)“Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(a).
(ss)“Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. Each Restricted Stock Award Agreement shall be subject to the terms and conditions of the Plan.
(tt)“Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(b).

(uu)“Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.
(vv)“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.
(ww)“Securities Act” means the Securities Act of 1933, as amended.
(xx)“Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 5.
(yy)“Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.
(zz)“Stock Award” means any right to receive Common Stock granted under the Plan, including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Stock Appreciation Right, a Performance Stock Award or any Other Stock Award.
(aaa)“Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.
(bbb)“Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).
(ccc)“Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate.

VOLCANO CORPORATION

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 15, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints R. Scott Huennekens and John T. Dahldorf as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all of the shares of Common Stock of Volcano Corporation held of record by the undersigned as of the close of business on March 28, 2013, at the 2013 annual meeting of stockholders to be held at Volcano Corporation headquarters, at 3661 Valley Centre Dr., Suite 200, San Diego, CA 92130, on May 15, 2013, or any adjournment or postponement thereof.
(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF
VOLCANO CORPORATION
May 15, 2013
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING TO BE HELD ON MAY 15, 2013
The Notice and Proxy Statement, Annual Report on Form 10-K and Stockholder Letter
are available at http://ir.volcanocorp.com/annual-proxy.cfm
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
âPlease detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL THE NOMINEES
AND “FOR” PROPOSAL 2, PROPOSAL 3, PROPOSAL 4, PROPOSAL 5 AND PROPOSAL 6.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1	Election of the three directors nominated by the Board of Directors to hold office until the 2016 annual meeting of stockholders:				FOR	AGAINST	ABSTAIN
			2
To ratify, on an advisory (nonbinding) basis, the appointment of Siddhartha Kadia, Ph.D. to our Board of Directors to fill a vacancy in Class II, to hold office until the 2014 annual meeting of stockholders.

					☐	☐	☐
☐	FOR ALL NOMINEES	NOMINEES:
		¡ Kieran T. Gallahue	3	To approve our Amended and Restated 2005 Equity Compensation Plan, as set forth in the accompanying proxy statement.	☐	☐	☐
		¡ Alexis V. Lukianov
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ Eric J. Topol, M.D.	4
To approve, pursuant to NASDAQ Stock Market Rule 5635, the potential issuance of our common stock upon the exercise of warrants issued by us in connection with our recent sale of 1.75% Convertible Senior Notes due 2017.

					☐	☐	☐

☐	FOR ALL EXCEPT (See instructions below)		5	To ratify the selection of KPMG LLP as the independent registered public accounting firm of Volcano Corporation for the fiscal year ending December 31, 2013.	☐	☐	☐
			6
To approve to following resolution:

RESOLVED, that Volcano's stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Volcano's Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the related compensation tables and the narrative disclosure to those tables.

					☐	☐	☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy is solicited on behalf of the Board of Directors of Volcano Corporation. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted “FOR” election of all of the nominees and “FOR” Proposal 2, Proposal 3, Proposal 4, Proposal 5 and Proposal 6.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
		☐

Signature of Stockholder	Date	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.